     As Filed with the Securities and Exchange Commission on September 6, 2000


                                                    Registration No. 333-44476
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                      GREENSTONE ROBERTS ADVERTISING, INC.
             (Exact Name of Registrant as Specified in its Charter)
                               -------------------


              NEW YORK                    7311                  112250305


(State or other Jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
 Incorporation Or Organization)  Classification Code Number) Identification No.)

                      GREENSTONE ROBERTS ADVERTISING, INC.

                              401 BROADHOLLOW ROAD


                            MELVILLE, NEW YORK 11747
                               TEL. (631) 249-2121
    (Address, Including Zip Code, And Telephone Number, Including Area code,
                  Of Registrant's Principal Executive Offices)
                               -------------------

                                RONALD M. GREENSTONE


                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                      GREENSTONE ROBERTS ADVERTISING, INC.
                              401 BROAD HOLLOW ROAD
                            MELVILLE, NEW YORK 11747

     (Name And Address, Including Zip Code, And Telephone Number, Including
                        Area Code, Of Agent For Service)
                               -------------------
                                   COPIES TO:
                             ANTHONY V. CURTO, ESQ.
              FORCHELLI, CURTO, SCHWARTZ, MINEO, CARLINO & COHN, LLP
                              330 OLD COUNTRY ROAD
                     MINEOLA, NEW YORK 11501 (516) 248-1700

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement and the effective time of the merger of Kupper Parker Communications, Incorporated ("KPCI"), a Missouri corporation, with and into Greenstone Roberts Advertising, Inc. ("GRAI"), a New York corporation, pursuant to the Agreement and Plan of Merger dated as of August 23, 2000, as amended, between KPCI and GRAI, described in the enclosed Prospectus/Proxy Statement.

         If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                         CALCULATION OF REGISTRATION FEE

     Title of each                                      Proposed
        class of                 Amount                 maximum            Proposed maximum
     securities to                to be              offering price            aggregate              Amount of
     be registered            registered(1)           per unit (2)          offering price       Registration fee(3)
     -------------            -------------           ------------          --------------       -------------------
Common Stock                    5,073,950              $2.09375                $10,623,582            $2,804
Par value $0.01 per
share

(1) Based on 5,073,950 shares of common stock, $.01 par value, of GRAI, which is the maximum number of shares of GRAI common stock that will be issued in connection with the consummation of the transactions herein. Calculated based on the exchange ratio of 5,450 shares of GRAI common stock for each share of KPCI common stock outstanding (931 shares as of August 11, 2000).

(2) The average of the high and low prices of GRAI common stock on the OTC Electronic Bulletin Board on August 11, 2000 or the previous day if there were no trades on such date.

(3) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, the registration fee previously paid was calculated as 0.000264 multiplied by $2.09375 multiplied by the total number of shares of GRAI common stock expected to be exchanged for the shares of the KPCI common stock hereunder.


                               -------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------

This Prospectus/Proxy Statement is not an offer to sell and is not soliciting offers to buy, securities in any state where the offer or sale is not permitted.


                      GREENSTONE ROBERTS ADVERTISING, INC.

                              401 Broadhollow Road

                            Melville, New York 11747
                                 (631) 249-2121

                           PROSPECTUS/PROXY STATEMENT


                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

September 8, 2000


Dear Stockholder:


         You are cordially invited to attend a special meeting of stockholders of Greenstone Roberts Advertising, Inc. ("GRAI") to be held at the offices of GRAI at 401 Broadhollow Road, Melville, New York on September 29, 2000 at 9:00 a.m., New York time.



         At the meeting, GRAI stockholders will consider and vote upon a proposal to approve the Agreement and Plan of Merger ("Merger Agreement") dated as of August 23, 2000 between Kupper Parker Communications, Incorporated ("KPCI") and GRAI and approve an amendment to the GRAI Certificate of Incorporation to eliminate the minimum size requirement for the Board of Directors. The Merger Agreement provides for KPCI to merge into GRAI and for GRAI to change its name to KPCI.


         If the merger is completed, KPCI stockholders will receive 5,450 shares of GRAI common stock for each share of KPCI common stock that they own. You as a GRAI shareholder shall have the option to have GRAI, the Surviving Entity, repurchase your pro rata share of 300,000 shares at $4.50 per share.

         Stockholders of record at the close of business on August 31, 2000 are entitled to notice of and to vote at the special meeting and any postponement thereof. The proposed merger requires the approval of at least two-thirds of the outstanding shares of GRAI common stock cast at the meeting. The enclosed Prospectus/Proxy Statement provides you with detailed information about the proposed merger. Please read the Prospectus/Proxy Statement carefully. IN PARTICULAR, YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 21 FOR A DESCRIPTION OF VARIOUS RISKS YOU SHOULD CONSIDER IN EVALUATING THE PROPOSED TRANSACTION. It is important that your shares are represented at the meeting, regardless of whether you plan to attend in person. Please complete, execute and date the enclosed proxy and return it in the enclosed postage prepaid envelope, which does not require postage if mailed in the United States. Please do not send in any stock certificates for repurchase until you have received a letter of transmittal, which will be sent to you if the merger is completed.

         Your Board of Directors has determined that approval of the merger is in the best interests of GRAI and its stockholders and has unanimously approved the merger. The Board unanimously recommends that you vote "FOR" approval of the merger.

TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. ANY EXECUTED BUT UNMARKED PROXY CARDS WILL BE VOTED FOR APPROVAL OF THE MERGER. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THIS PROSPECTUS/PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE RETURNED A PROXY.

----------------------------------------------------------------------------

         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROSPECTUS/PROXY STATEMENT OR DETERMINED IF THIS PROSPECTUS/PROXY STATEMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

----------------------------------------------------------------------------


    This Prospectus/Proxy Statement is dated September __, 2000, and is first being mailed to stockholders of GRAI on September 8, 2000.



                                            GREENSTONE ROBERTS ADVERTISING, INC.


                                            Ronald M. Greenstone, Chairman and
                                            Chief Executive Officer

                      GREENSTONE ROBERTS ADVERTISING, INC.

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS



          NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders of GREENSTONE ROBERTS ADVERTISING, INC. ("GRAI") will be held at 401 Broadhollow Road, Melville, New York 11747, on September 29, 2000 at 9:00 a.m., New York time, for the following purposes:



      1. To approve the issuance of 5,073,950 shares of Common Stock to Kupper Parker Communications, Incorporated ("KPCI") in exchange for all of the shares of KPCI and the merger of KPCI into GRAI, with (a) a repurchase by GRAI of 300,000 shares of GRAI from the existing stockholders at $4.50 per share, (b) the amendment of GRAI's stock option plan to increase the number of options that may be granted to 250,000 and to convert the 34 KPCI options to 185,300 GRAI options with exercise prices of $1.00 per 5,450 shares; and (c) to amend the Certificate of Incorporation to eliminate the minimum size requirement for the board of directors.


      2. To consider and act upon any other business as may properly be brought before the meeting, and any adjournments or postponements thereof, in connection with the foregoing or otherwise.

         Stockholders of record at the close of business on August 31, 2000 will be entitled to notice of and to vote at the meeting.

                                             By order of the Board of Directors,


                                             Ronald M. Greenstone, Secretary



Dated:  Melville, New York
        September 8, 2000



         IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING AND WISH YOUR SHARES TO BE VOTED, PLEASE DATE, SIGN AND MAIL THE ACCOMPANYING FORM OF PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE ADDRESSED TO GRAI'S TRANSFER AGENT.

                              AVAILABLE INFORMATION

    This document incorporates important business and financial information about GRAI from documents filed with the SEC that we have not included in or delivered with this document. GRAI will provide you with copies of this information relating to GRAI, without charge, upon written or oral request to:


                          Greenstone Roberts Advertising, Inc.
                          401 Broad Hollow Road
                          Melville, New York  11747
                          Attention: Ronald M. Greenstone
                          Telephone number: (631) 249-2121


    KPCI will provide you with copies of this information relating to KPCI, without charge, upon written or oral request to:

                          Kupper Parker Communications, Inc.
                          8301 Maryland Avenue
                          St. Louis, Missouri  63105
                          Attention: Bruce D. Kupper
                          Telephone number: (314) 290-2000

    IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL STOCKHOLDERS' MEETING, GRAI STOCKHOLDERS SHOULD MAKE A REQUEST NO LATER THAN SEPTEMBER 25, 2000.

    For more information on the matters incorporated by reference in this document, see "Where You Can Find More Information" on page 67.



                     INCORPORATION OF DOCUMENTS BY REFERENCE


The following documents heretofore filed by GRAI with the SEC (file number 000-17468) pursuant to the Securities and Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference:


1.       GRAI's Annual Report on Form 10-KSB for the year ended October 31,
         1999;

2. GRAI's Quarterly Report on Form 10-QSB for the quarter ended January 31, 2000 and Amendment No. 1 thereto on Form 10-QSB/A dated March 30, 2000;

3. GRAI's Quarterly Report on Form 10-QSB for the quarter ended April 30, 2000; and

4.       GRAI's Current Report on Form 8-K dated April 27, 2000.

All documents filed by GRAI pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus/Proxy Statement and prior to the GRAI Special Meeting or the KPCI Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.


                                TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----

LETTER FROM GRAI .................................................       1
NOTICE OF GRAI STOCKHOLDERS MEETING ..............................       3
AVAILABLE INFORMATION .............................................      4
INCORPORATION BY REFERENCE .......................................       4
SUMMARY...........................................................       8
    The Companies.................................................       8
    The Special Stockholders Meeting..............................       9
    The Merger Proposal...........................................       9
    Consideration to be Received in the Merger....................      10
    Risk Factors..................................................      10
    KPCI Reasons for the Merger...................................      10
    GRAI Reasons for the Merger...................................      10
    Joint Reasons for the Merger..................................      11
    Recommendation to GRAI Stockholders...........................      11
    Record Date; Voting Power.....................................      12
    Votes Required................................................      12
    Share Ownership by GRAI Management and the Principal
     Stockholders.................................................      12
    Federal Income Tax Consequences of the Merger.................      12
    The Merger Agreement..........................................      13
    Conditions to the Merger......................................      13
    Termination of the Merger Agreement...........................      13
    Interests of Certain Persons in the Merger....................      14
    The Rights of KPCI Stockholders Will Change...................      14
    Accounting Treatment..........................................      14
    Dissenters' Rights of Appraisal...............................      14
    Comparative Market Data.......................................      14
    Selected Historical Consolidated Financial Data of GRAI.......      17
    Selected Historical Consolidated Financial Data of KPCI.......      18
    Selected Unaudited Pro Forma Consolidated Financial Data......      19
    Comparative Per Share Data of GRAI and KPCI...................      20
RISK FACTORS......................................................      21
    Risks Associated with the Merger..............................      21
    Risks of KPCI Business........................................      22
    Risks of GRAI Business........................................      24
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS.......................................................     26
THE SPECIAL STOCKHOLDERS MEETING...................................     28
    Proposed Time and Place........................................     28
    Record Date; Stock Entitled to Vote; Quorum....................     29
    Voting; Proxies................................................     29
    Revoking Proxies...............................................     30
    Solicitation of Proxies........................................     30

     Votes Required; Share Ownership by Management and
     Principal Stockholders........................................     30
THE MERGER.........................................................     30
    Background of the Merger.......................................     30
    KPCI Reasons for the Merger....................................     31
    GRAI Reasons For The Merger....................................     32
    Recommendation to GRAI Stockholders............................     33
    No Opinion of Financial Advisor................................     33
    Joint Reasons for the Merger...................................     33
    Material Federal Income Tax Consequences.......................     33
    Dissenters' Rights of Appraisal................................     35
    Accounting Treatment...........................................     35
    Federal Securities Laws Consequences; Stock Transfer
     Restrictions..................................................     36
    MATERIAL PROVISIONS OF THE MERGER AGREEMENT....................     36
    General........................................................     36
    Structure of the Merger........................................     36
    Closing; Effective Time........................................     36
    Consideration to be Received in the Merger.....................     37
    Cancellation of Shares.........................................     37
    Procedures for Surrender of KPCI Certificates..................     37
    Procedures for Surrender of GRAI Certificates..................     38
    Representations and Warranties.................................     38
    Conditions to Completion of the Merger.........................     41
    Conduct of Business Pending the Merger.........................     41
    Termination....................................................     42
    Fees and Expenses; Termination Fees............................     43
    Other Covenants and Agreements.................................     44
    Indemnification................................................     44
    Amendment and Waiver...........................................     44
    No Solicitation ...............................................     44
MARKET PRICE AND DIVIDENDS                                              45
    Market Price and Dividend on KPCI Common Stock
      And Related Stockholder Matters .............................     45
    Market Price and Dividend on GRAI Common Stock
      And Related Stockholder Matters .............................     45
THE COMPANIES......................................................     46
    Business of KPCI ..............................................     46
    Revenues ......................................................     46
    Clients .......................................................     47
    Competition ...................................................     47
    Employees......................................................     47
    Regulation ....................................................     47
    Properties ....................................................     48
    Legal Proceedings..............................................     48
    Business of GRAI...............................................     48
    Solicitation of New Business...................................     49
    Revenues ......................................................     50
    Clients .......................................................     50
    Suppliers .....................................................     50
    Seasonality .....................................................   51
    Government Regulation ...........................................   51
    Employees .......................................................   51
    Competition .....................................................   52

      Property .....................................................    52
      Legal Proceedings .............................................   52
KPCI MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATION...............................     53
    Results of Operations..........................................     53
    Liquidity and Capital Resources................................     54
PROPOSED AMENDMENT TO GRAI STOCK OPTION PLAN ......................     56
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF KPCI...............................................     56
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF GRAI...............................................     57
DIRECTORS AND EXECUTIVE OFFICERS OF KPCI and GRAI..................     59
EXECUTIVE COMPENSATION.............................................     61
RELATED PARTY TRANSACTIONS.........................................     64
COMPARISON OF STOCKHOLDER RIGHTS...................................     65
DESCRIPTION OF KPCI CAPITAL STOCK..................................     66
    General........................................................     66
    Common Stock...................................................     66
DESCRIPTION OF GRAI CAPITAL STOCK..................................     67
    General........................................................     67
    Common Stock...................................................     67
WHERE YOU CAN FIND MORE INFORMATION................................     67
EXPERTS............................................................     69
LEGAL MATTERS......................................................     70
INDEPENDENT PUBLIC ACCOUNTANTS.....................................     70

INDEX TO FINANCIAL STATEMENTS......................................     F-1
PRO FORMA FINANCIAL INFORMATION ...................................     F-2
UNAUDITED FINANCIAL STATEMENTS OF KPCI.............................     F-7
AUDITOR'S REPORT...................................................     F-12
FINANCIAL STATEMENTS OF KPCI.......................................     F-13

LIST OF ANNEXES
    ANNEX A Agreement and Plan of Merger (without schedules
          and exhibits)............................................     A-1
    ANNEX B Amendment to Certificate of Incorporation .............     A-40
    ANNEX C Employment Agreements .................................     A-41
    ANNEX D Amendment to Stock Option Plan ........................     A-52
    ANNEX E Section 351.455 of the General and Business
             Corporation Law of Missouri...........................     A-53

                                     SUMMARY


    This summary highlights selected information from this Prospectus/Proxy Statement. This summary is not complete and does not contain all of the information that GRAI stockholders should consider before deciding to vote on the merger proposal. To understand the proposed transactions fully and the consequences to GRAI stockholders, GRAI urges its stockholders to read carefully the entire Prospectus/Proxy Statement and the documents referred to in this document. See "Where You Can Find More Information" on page 67. GRAI has included page references directing its stockholders to a more complete description of each item presented in this summary.

    This document contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include information concerning possible or assumed future results of operations and other statements and information regarding assumptions about earnings per share, capital and other expenditures, financing plans, cash flow, capital structure, pending legal proceedings and claims, future economic performance, operating income, management's plans, goals and objectives for future operations and growth and markets for GRAI stock.

    Forward-looking statements are also identified by words such as "believes," "expects," "anticipates," "intends," "estimates" or similar expressions. GRAI stockholders should understand that these forward looking statements are necessarily estimates based on assumptions believed to be reasonable. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. "See Cautionary Statements Concerning Forward-Looking Statements" on page 26.

THE COMPANIES


Kupper Parker Communications, Incorporated ("KPCI")
8301 Maryland Avenue
St. Louis, Missouri  63105
Attention: Bruce D. Kupper
Telephone number: (314) 290-2000


         KPCI is a regional advertising and marketing communications company. KPCI operates a full service agency which plans and creates advertising campaigns for clients and places advertising with media, and provides marketing consultation, market research, branding, public relations and investor relations, graphic design services, digital interactive design and marketing, branding, direct response and database marketing, sales promotion services, and communications management. KPCI's clients are in a broad range of industries and include business-to-consumer, business-to-business, and business-to-stakeholder clients. In addition, KPCI provides specialized marketing consultation services to television and radio stations.

Greenstone Roberts Advertising, Inc. ("GRAI")
401 Broad Hollow Road
Melville, New York 11747
Attention: Ronald M. Greenstone
Telephone number: (631) 249-2121

         GRAI is a full-service advertising agency located in Melville, Long Island, New York, which analyzes and provides advertising for its clients, and plans and creates advertising for dissemination through various media such as television, radio, newspapers, magazines, the internet and billboards. GRAI has developed expertise in such related areas of marketing, consultation, direct mail advertising, market and product research, design and production of merchandising and sales promotion programs and materials, corporate identification, and public relations.


THE SPECIAL STOCKHOLDERS MEETING (PAGE 28)


         GRAI will hold a special meeting of its stockholders on September 29, 2000 at 9:00 a.m., New York time, at the offices of GRAI, 401 Broadhollow Road, Melville, New York. At the special meeting, GRAI will ask its stockholders to approve the merger proposal, approve an amendment in the GRAI Certificate of Incorporation, and approve an amendment to GRAI's stock option plan.



THE MERGER PROPOSAL (PAGE 30)


         The Board of Directors of GRAI has approved, subject to shareholder approval, the merger of KPCI into GRAI and the change of the name of GRAI to Kupper Parker Communications, Incorporated.


         Promptly after the Closing at the "Effective Time" as defined in the Agreement and Plan of Merger ("Merger Agreement"), KPCI would merge with and into Greenstone. Upon consummation of the Merger, all of the issued and outstanding shares of KPCI would be converted into 5,073,950 of the outstanding shares of GRAI.

         Upon closing, the Surviving Entity (the "Surviving Entity") will purchase 300,000 shares of common stock currently owned by the stockholders of GRAI as of the August 31, 2000 record date for the special meeting of stockholders (the "Share Buybock Program"). The Share Buyback Program will be in an amount equal to $1.35 million ($1,350,000). GRAI shareholders deciding to participate in the Share Buyback program must so indicate on the proxy card for the GRAI special meeting of stockholders, indicating the number of shares to be repurchased, and return the proxy card to GRAI prior to the meeting. If the Share Buyback program is oversubscribed, the offer will be prorated.

ALL EXISTING STOCKHOLDERS OF GRAI ELECTING TO HAVE GRAI PURCHASE THEIR PRO RATA SHARE OF SUCH SHARE BUYBACK PROGRAM SHOULD INDICATE ACCORDINGLY ON THE PROXY CARD. THERE WILL BE NO SEPARATE TENDER FORM.

         GRAI's stock option plan would be amended (see Annex D hereto) to increase the number of options that may be granted thereunder to 250,000 and to convert the 34 KPCI options to 185,300 GRAI options with an exercise price of $1.00 per 5,450 shares.

         The Surviving Entity will be responsible for all of the corporate contracts of both KPCI and GRAI.

         The name of the Surviving Entity will be changed to Kupper Parker Communications, Inc., with its headquarters in St. Louis, Missouri.


CONSIDERATION TO BE RECEIVED IN THE MERGER (PAGE 37)

         If the merger is completed, KPCI stockholders will receive 5,450 shares of GRAI common stock for each share of KPCI common stock that they own. There is no minimum or floor on the market price of GRAI common stock to be received in the merger.

RISK FACTORS (PAGE 21)

         An investment in GRAI common stock involves a high degree of risk. There may be additional risks associated with the business of GRAI and KPCI and with the merger. You should consider the risk factors beginning on page 21 of this Prospectus/Proxy Statement before voting.


KPCI REASONS FOR THE MERGER (PAGE 31)

         KPCI believes that the merger provides many benefits to KPCI and its stockholders, including:


         expected synergies and cost savings including an expected reduction in administrative overhead, marketing and sales costs. In addition, both KPCI and GRAI obtain services from some of the same suppliers. The merger of these two companies is expected to reduce purchasing costs;


         KPCI stockholders will receive GRAI common stock that is listed on the over the counter electronic bulletin board and most stockholders after a certain waiting period provided in the KPCI ESOP documents will be able to freely sell the common stock they receive in the merger provided there is a market;


         although there can be no assurances, the expected treatment of the merger will be as a tax-free exchange of stock;



         the anticipated continuation and expansion of KPCI's business by the combined companies and the expected retention of a significant number of GRAI's operational employees; and



         the reasons expressed in "The Merger -- Joint Reasons for the Merger".



GRAI REASONS FOR THE MERGER (PAGE 32)

         GRAI has identified several potential benefits of the merger that it believes will contribute to the success of the Surviving Entity. These potential benefits include the ability to:


         have existing shareholders obtain $4.50 per share for their pro rata share of 300,000 shares;


         provide solutions to a wider segment of the total marketplace;

         introduce KPCI's customers and prospects to GRAI's complete solutions offerings;

         avoid time consuming and costly internally developed alternatives;

         realize synergies and cost savings; and


         the reasons expressed in "the Merger - - Joint Reasons for the Merger."


         Additionally, GRAI considered the pro forma contribution of KPCI to its net income. Based on the pro forma analyses, GRAI believes the merger will be accretive; however, there can be no assurance that the merger will be accretive in the near future, if ever. GRAI, for the strategic reasons stated above, has determined that the merger is in the best interests of GRAI and its stockholders and GRAI should proceed with the merger.

JOINT REASONS FOR THE MERGER (PAGE 33)

         KPCI and GRAI believe that the merger will provide the Surviving Entity with greater prospects for growth and profitability and the ability to:

         compete effectively in the rapidly changing advertising business;

         offer a comprehensive range of services and creative solutions for its customers;

         cultivate a more diverse customer base with broader geographic coverage; and

         achieve economies of scale that are currently beyond the independent capability of the companies separately.

RECOMMENDATION TO GRAI STOCKHOLDERS (PAGE 33).


ITEM 1: APPROVAL OF ISSUANCE OF 5,073,950 SHARES TO KUPPER PARKER COMMUNICATIONS, INCORPORATED ("KPCI") AND THE MERGER OF KPCI INTO GRAI, WITH (a) THE REPURCHASE BY GRAI OF 300,000 SHARES OF GRAI FROM EXISTING STOCKHOLDERS AT $4.50 PER SHARE, (b) THE AMENDMENT OF THE STOCK OPTION PLAN TO INCREASE THE NUMBER OF OPTIONS THAT MAY BE GRANTED TO 250,000 AND TO CONVERT THE KPCI OPTIONS INTO 185,300 GRAI OPTIONS, AND (c) THE AMENDMENT TO CERTIFICATE OF INCORPORATION TO ELIMINATE THE MINIMUM SIZE REQUIREMENT FOR THE OF BOARD OF DIRECTORS.


ITEM 2: OTHER BUSINESS. As of the date of this Prospectus/Proxy Statement, the only business which GRAI Board of Directors intends to present, and knows that others will present, at the Special Meeting of Stockholders is set forth herein. If any other matter or matters are properly brought before the Special Meeting of Stockholders or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

THE BOARD OF DIRECTORS DEEMS ITEM 1 TO BE IN THE BEST INTEREST OF GRAI AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

         GRAI's board of directors has determined that the merger is fair to and in the best interests of its stockholders, has unanimously approved the merger agreement and the merger, and unanimously recommends that the stockholders vote in favor of the merger proposal and the other proposals set forth herein.

RECORD DATE; VOTING POWER (PAGE 29)

         GRAI stockholders may vote at the special stockholders' meeting only if they owned shares of common stock of record at the close of business on August 31, 2000.


         At the close of business on August 31, 2000, 918,277 shares of GRAI's common stock were outstanding. Each share of GRAI's common stock will have one vote at the special stockholders' meeting on the proposal to approve the merger and the other proposals set forth herein.



VOTES REQUIRED (PAGE 30)

         Approval of the merger proposal requires the favorable vote of at least two-thirds of the outstanding shares of GRAI's common stock cast at the meeting. Stockholders of approximately 62% of the outstanding shares of GRAI's common stock have agreed to vote their shares for approval of the merger proposal. Assuming those shares are voted in favor of the merger proposal at the stockholders' meeting, the merger will likely be approved. The merger does not require the approval of a majority of unaffiliated stockholders. The other proposals set forth herein require the vote of the holders of a majority of the GRAI shares represented at the meeting.


SHARE OWNERSHIP BY GRAI MANAGEMENT AND THE PRINCIPAL STOCKHOLDERS (PAGE 57)

         At the close of business on August 11, 2000, GRAI's directors and executive officers and their affiliates were entitled to vote 545,000 shares of its common stock (excluding options to purchase 58,750 shares). These shares and options represent approximately 58.7% of the outstanding shares of GRAI's common stock.


FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 33)

         The parties intend the merger to be a reorganization for United States federal income tax purposes so that KPCI stockholders generally will not recognize any gain or loss for United States federal income tax purposes on the exchange of their shares for shares of GRAI common stock in the merger.

         Tax matters are very complicated, and the tax consequences of the merger to each KPCI stockholder will depend on the facts of that stockholder's situation. Each stockholder is urged to consult a tax advisor for a full understanding of the tax consequences of the merger.

THE MERGER AGREEMENT (PAGE 36)

         GRAI has attached the Merger Agreement to this Prospectus/Proxy Statement as Annex A. KPCI encourages each stockholder to read the Merger Agreement because it is the legal document that governs the merger.



CONDITIONS TO THE MERGER (PAGE 41)


         KPCI and GRAI can complete the merger only if a number of conditions are satisfied or, as to some conditions, waived including the following:

         holders of 2/3 of GRAI's common stock approve the merger proposal;

         holders of 2/3 of KPCI's common stock approve the merger proposal;

         the representations and warranties of the parties to the Merger Agreement are materially accurate as of closing;




         since the most recent fiscal quarter end, there shall not have been any material adverse change in the in the business, properties, prospects, assets, liabilities, condition (financial or otherwise) or results of operations of KPCI or GRAI, and no event shall have occurred or circumstance exist that could, individually or in the aggregate, reasonably be expected to result in such a material adverse change;

         since the date of this Agreement, there must not have been commenced or threatened against KPCI or GRAI, or against any person affiliated with GRAI, any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with the merger or the transactions contemplated in this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with the merger or the transactions contemplated in this Agreement; and

         each of Ronald M. Greenstone and Gary C. Roberts shall have received Employment Agreements in the forms of Annex C hereto, duly executed by the Surviving Entity.


TERMINATION OF THE MERGER AGREEMENT (PAGE 42)

         KPCI and GRAI can jointly agree to terminate the Merger Agreement at any time without completing the merger. In addition, KPCI or GRAI can terminate the Merger Agreement if any of the following occurs:

         the merger is not completed on or before October 31, 2000 (unless mutually extended)by reason of the failure of a party to satisfy a condition precedent under the Merger Agreement unless such failure results primarily from a breach by that party of a material representation or warranty or covenant in the Merger Agreement;

         GRAI's stockholders fail to approve the merger;


         KPCI's stockholders fail to approve the merger; or


         the other party breaches any material representation, warranty, covenant or agreement in any material respect and the breaching party does not cure the breach within 30 days.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 58)

         When you consider the Merger Agreement and the recommendation of GRAI board of directors that you vote in favor of the merger, you should be aware that some GRAI officers and directors may have interests in the merger that may be different from, or in addition to, yours. In particular, Ronald M. Greenstone and Gary Roberts would have new employment agreements with the Surviving Entity (see Annex C hereto).


THE RIGHTS OF KPCI STOCKHOLDERS WILL CHANGE (PAGE 65)

         The rights of KPCI stockholders are determined by Missouri law and KPCI's Articles of Incorporation and by-laws. When the merger is completed, the stockholders' rights as stockholders of the Surviving Entity will be determined by New York law and by the Surviving Entity's Certificate of Incorporation and by-laws.

ACCOUNTING TREATMENT (PAGE 35)

         The acquisition by GRAI of 100% of the outstanding capital stock of KPCI will be accounted for as a reverse acquisition under the purchase method of accounting. As such, for accounting purposes, KPCI is deemed to be the acquirer. The consideration paid by KPCI is comprised of $1,350,000 in cash and approximately 10.9% of the assets and operations of KPCI which has a value of approximately $806,000. On the date the merger is completed, the assets and liabilities of GRAI will be recorded at fair value and the excess of purchase price over the fair value of the net assets of GRAI will be recorded as goodwill and amortized into income over a twenty-year period.

DISSENTERS' RIGHTS OF APPRAISAL (PAGE 35)

         GRAI - The current shareholders of GRAI will not have dissenters' rights of appraisal upon the merger.

         KPCI - No holder of KPCI common stock will be entitled to any dissenters' rights unless the holder has perfected such rights in accordance with Section 351.455 of the General and Business Corporation Law of Missouri, which is included in this Prospectus/Proxy Statement as Annex E.

COMPARATIVE MARKET DATA (PAGE 20)

         GRAI's common stock is traded on the over-the-counter bulletin board market and is quoted under the symbol GRRI. After the merger, GRAI will obtain a new symbol to reflect its new name.

         The following table sets forth the high and low closing bid quotations for GRAI's common stock, as reported by Standard & Poors Comstock for the periods indicated. These quotations represent bid prices between dealers, do not include retail markups, markdowns or commissions, and do not necessarily represent actual transactions.

                COMMON STOCK CLOSING BID PRICES FOR EACH QUARTER
        FOR THE FISCAL YEARS ENDED OCTOBER 31, 1998 AND OCTOBER 31, 1999
                  AND FOR THE SIX MONTHS ENDING APRIL 30, 2000

                             2000                      1999                      1998
                      ------------------        ------------------        ------------------
                      HIGH          LOW         HIGH          LOW         HIGH          LOW
                      -----        -----        -----        -----        -----        -----
First Quarter         $2.25        $0.88        $1.44        $0.91        $2.88        $1.88

Second Quarter         2.44         1.50         1.00         0.88         2.88         1.75

Third Quarter          --           --           2.75         0.88         2.75         1.25

Fourth Quarter         --           --           2.50         0.88         1.31          .90

         GRAI's common stock was held by approximately 248 stockholders of record as and 462 beneficial stockholders of August 11, 2000.

         GRAI has never paid a cash dividend on its common stock and does not contemplate paying cash dividends on its common stock in the foreseeable future.

         The following table presents trading information for GRAI common stock and KPCI common stock on April 24, 2000 and August 11, 2000. April 24, 2000 was the last full trading day prior to the announcement of the signing of the letter of intent. August 11, 2000 was the last practicable trading day for which information was available prior to the date of this Prospectus/Proxy Statement.

         For GRAI, the market price, historical, represents the high and low bid price of a share of GRAI common stock as reported on the OTC Electronic Bulletin Board as of the dates indicated. For KPCI, as a privately-held company, there has been no public market price, and the equivalent, represents the exchange ratio of 5,450 shares of GRAI common stock multiplied by the closing price of GRAI common stock on the dates indicated. Stockholders should read the information presented below in conjunction with "Comparative Per Share Data" beginning on page 20.

                                                                            KPCI                      KPCI
                                        GRAI                           (HISTORICAL)               (EQUIVALENT)

                        HIGH            LOW          CLOSING        HIGH          LOW          HIGH            LOW
                       -------         -------       --------      -------      -------       -------        -------
April 24, 2000         $1.50           $1.50            --           --           --          $ 8,175        $ 8,175

August 11, 2000        $2.28(1)        $2.28(2)         --           --           --          $12,426        $12,426

-------------------
(1) no trades - ask price
(2) no trades - bid price

   The market prices of shares of GRAI common stock fluctuates. As a result, KPCI stockholders should obtain current market quotations.

SELECTED HISTORICAL FINANCIAL DATA OF KPCI

1        GRAI SELECTED HISTORICAL FINANCIAL DATA

         The following table sets forth selected historical financial data (amounts in thousands except per share data) for GRAI for each of the two years in the period ended October 31, 1999 and for the six-month periods ended April 30, 2000 and 1999. Such data have been derived from, and should be read in conjunction with, the audited Consolidated Financial Statements and other financial information contained in GRAI's Annual Report on Form 10-KSB for the year ended October 31, 1999, and the unaudited consolidated interim financial statements contained in GRAI's Quarterly Report on Form 10-QSB for the six months ended April 30, 2000, including the notes thereto, incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE." The operating results for the six months ending April 30, 2000 are not necessarily indicative of the results that may occur for the full fiscal year or future period.

                                                  Year Ended October 31,        Six Months Ended April 30,
                                                   1999            1998            2000            1999
                                                 -------         -------         -------         -------
Revenues                                         $ 3,878         $ 5,652         $ 1,720         $ 2,170
Net (loss)                                          (494)           (939)           (116)           (143)
Basic and diluted income (loss) per share          (0.61)          (1.26)          (0.13)          (0.19)
Shares used in computation of basic and
diluted income (loss) per share                      813             743             918             743
Dividends per share                                 --              --              --              --

Total assets                                       7,093           6,849           5,219           5,173

Long-term debt (includes current portion)           --              --              --              --
Total liabilities                                  4,929           4,670           3,172           3,157
Stockholders' equity                               2,164           2,159           2,047           2,016
Book value per share                                2.36            2.90            2.23            2.71

KPCI SELECTED HISTORICAL FINANCIAL DATA

         The following table sets forth selected historical financial data (amounts in thousands except per share data) for KPCI for each of the two years in the period ended October 31, 1999 and for the six-month periods ended April 30, 2000 and 1999. Such data have been derived from, and should be read in conjunction with, the audited Financial Statements and the unaudited interim financial statements of KPCI, including the notes thereto, and other financial information of KPCI contained elsewhere herein. See "KPCI FINANCIAL STATEMENTS." The operating results for the six months ending April 30, 2000 are not necessarily indicative of the results that may occur for the full fiscal year or future period.

                                                      Year Ended October 31,         Six Months Ended April 30,
                                                    -------------------------         ------------------------
                                                      1999             1998             2000            1999
                                                    --------         --------         --------        --------
Revenues                                            $ 10,847         $  8,860         $  6,051        $  5,248
Net income (loss)                                        (59)            (100)              11              94
Basic income (loss) per share                         (80.68)         (186.85)           12.62          126.75
Shares used in computation of basic income
(loss) per share                                         734              533              852             745
Diluted income (loss) per share                       (80.68)         (186.85)           12.13          121.22
Shares used in computation of diluted income
(loss) per share                                         734              533              886             779
Dividends per share                                     --               --               --              --

Total assets                                           9,496            6,810            8,149           9,556

Long-term debt (includes current portion)                509              784              364             684
Total liabilities                                      8,682            6,214            6,692           8,834
Stockholders' equity                                     814              596            1,457             722
Book value per share                                  913.45           638.53         1,533.47          810.11

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

         The following table (amounts in thousands except per share data) sets forth certain Selected Unaudited Pro Forma Combined Financial Data giving effect to the merger using the purchase method of accounting. For a description of the purchase method of accounting with respect to the merger, see "THE MERGER -- Accounting Treatment."

         The historical financial statements of GRAI are incorporated by reference into this Prospectus/Proxy Statement. The historical financial statements of KPCI are included elsewhere in this Prospectus/Proxy Statement. This information should be read in conjunction with such financial statements and in conjunction with the Unaudited Pro Forma Combined Financial Information, including the notes thereto, appearing elsewhere in this Prospectus/Proxy Statement. See "INCORPORATION OF DOCUMENTS BY REFERENCE," "KPCI FINANCIAL STATEMENTS" and "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION."

         KPCI expects to achieve operating cost savings post-Merger primarily through reductions in staff and the consolidation of certain corporate administrative and operations functions in both companies. The operating cost savings are expected to be achieved in various amounts at various times during the years subsequent to the consummation of the Merger and not ratably over or at the beginning or end of such periods. No adjustment has been reflected in the Unaudited Pro Forma Combined Statements of Operations for the anticipated cost savings.

         The Selected Unaudited Pro Forma Combined Financial Data included herein are not necessarily indicative of the results of future operations of the combined entity or the actual results that would have been achieved had the Merger been consummated prior to the periods indicated.

                                                                         YEAR ENDED     SIX MONTHS ENDED APRIL
                                                                      OCTOBER 31,1999         30, 2000
                                                                         --------             --------
Revenues                                                                 $ 14,725             $  7,770
Net income (loss)                                                            (520)                (109)
Basic and diluted income (loss) per share                                   (0.09)               (0.02)
Shares used in computation of basic and diluted income (loss)
per share                                                                   5,587                5,692
Dividends per share                                                          --                   --

Total assets                                                               15,388               12,286

Long-term debt (includes current portion                                      509                  364
Total liabilities                                                          13,768               10,022
Stockholders' equity                                                        1,620                2,264
Book value per share                                                         0.28                  .40

COMPARATIVE PER SHARE DATA OF GRAI AND KPCI

         The following table presents selected comparative per share data for GRAI and KPCI on a historical and unaudited pro forma combined and pro forma equivalent basis giving effect to the merger using the purchase method of accounting. For a description of the purchase method of accounting with respect to the merger and the related effects on the historical financial statements of GRAI, see "THE MERGER -- Accounting Treatment." The information is derived from the historical financial statements of GRAI and KPCI and the Unaudited Pro Forma Combined Financial Information. The financial statements of GRAI are incorporated by reference into this Prospectus/Proxy Statement. The financial statements of KPCI and the Unaudited Pro Forma Combined Financial Information appears elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and the related notes thereto. See "AVAILABLE INFORMATION," "INCORPORATION OF DOCUMENTS BY REFERENCE," "KPCI FINANCIAL STATEMENTS" and "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION."

                                                                  GRAI                                        KPCI
                                                     -------------------------------             -------------------------------

                                                                          Pro Forma                                    Pro Forma
                                                                         Combined (1)                                Combined (2)
                                                    Historical           (unaudited)             Historical          (Unaudited)
                                                     ---------             ---------             ---------             ---------
Book Value Per Common Share:
  At October 31, 1999                                $    2.36             $    0.28             $  913.45             $1,526.00
  At April 30, 2000                                       2.23                  0.40              1,533.47              2,180.00
Diluted Net Income (Loss) Per Share:
  Year Ended October 31, 1999                            (0.61)                (0.09)               (80.68)              (490.05)
  Six Months Ended April 30, 2000                        (0.13)                (0.02)                12.13               (109.00)
Cash Dividends Declared Per Common Share:
  Year Ended October 31, 1999                             --                    --                    --                    --
  Six Months Ended April 30, 2000                         --                    --                    --                    --

NOTES TO COMPARATIVE PER SHARE DATA

1. The Pro Forma Combined Book Value per Common Share, Diluted Net Income (Loss) per Common Share, and Cash Dividends Declared per Common Share represent the pro forma combined common stockholders' equity, Net Income From Continuing Operations, and Cash Dividends Declared for GRAI and KPCI divided by total pro forma common shares of the combined entity, assuming an Exchange Ratio of 5,450.

2. The Pro Forma equivalent Book Value per Common Share, Net Income From Continuing Operations per Common Share, and Cash Dividends Declared Per Common Shares of KPCI are computed by multiplying the Pro Forma Combined per share amounts discussed in Note 1 above, by the Exchange Ratio of 5,450.

                                  RISK FACTORS

         The following risk factors, in addition to the other information contained in this Prospectus/Proxy Statement, should be considered carefully by the stockholders of GRAI in determining whether to vote in favor of the merger proposal. KPCI's stockholders should be aware that ownership of GRAI common stock involves risks, including those described below, which could adversely affect the value of their common stock in the Surviving Entity. The risks described below are not the only risks facing GRAI, KPCI or the Surviving Entity.

RISKS ASSOCIATED WITH THE MERGER

VALUE OF GRAI COMMON STOCK TO BE RECEIVED IN THE MERGER MAY DECLINE
SIGNIFICANTLY

         The number of shares of GRAI common stock that KPCI stockholders will receive upon closing of the merger is fixed as of August 23, 2000, the date of the execution of the Merger Agreement. The market price of GRAI common stock may decline significantly during the period between the special stockholders meeting and the actual day the merger occurs. There is no minimum or floor on the market price of GRAI common stock to be received in the merger. There can be no assurances as to the market value of GRAI common stock at the time of the merger, and after the merger.

INTEGRATING THE BUSINESS OF GRAI AND KPCI WILL BE COMPLEX, TIME-CONSUMING AND EXPENSIVE, AND THE SURVIVING ENTITY MAY NOT SUCCESSFULLY INTEGRATE THE BUSINESSES, WHICH WOULD HARM THE OPERATIONS OF THE COMBINED GRAI/KPCI

         Integrating GRAI and KPCI will be a complex, time-consuming and expensive process. Before the merger, GRAI and KPCI each operated independently, each with its own business, culture, clients, employees and systems. After the merger, the companies must operate as a combined organization, utilizing common information and communication systems, operating procedures, financial controls and human resource practices, including benefit, training and professional development programs. There may be substantial difficulties, costs and delays involved in this type of integration. These include:

         diversion of management resources from the business of the Surviving Entity;

         potential incompatibility of business cultures;

         perceived adverse changes in client service standards, business focus, billing practices, or service offerings available to clients;

         perceived uncertainty in career opportunities, benefits and the long-term value of stock options available to employees;

         costs and delays in implementing common systems and procedures;

         potential inefficiencies in delivering services to the clients of the Surviving Entity; and merger related costs to be expensed in the quarter in which the merger is consummated.

         Any one or all of these factors may cause increased operating costs, lower than anticipated financial performance or the loss of customers and employees. Some of these factors are outside the control of the Surviving Entity.

THE ISSUANCE OF SHARES OF GRAI COMMON STOCK IN THE MERGER MAY HAVE A DILUTIVE EFFECT ON THE SURVIVING ENTITY'S RESULTS.


         The issuance of shares of GRAI common stock in this merger may have a dilutive effect on Surviving Entity's earnings per share. The pro forma financial statements reflect that the merger would have caused a "dilution" (reduction) in KPCI's earnings per share. This dilution is reflected in the pro forma financial statements and can be seen in the table under "Comparative Per Share Data" on page 20 by comparing the section captioned "KPCI Historical per Common Share Data" with the section captioned "KPCI Pro Forma Combined per Common Share Data."



RISKS OF KPCI BUSINESS

THERE CAN BE NO ASSURANCE THAT KPCI WILL BE ABLE TO MAINTAIN ITS HISTORICAL RATE OF GROWTH OF REVENUES.

         KPCI does not have long-term contracts with any of its clients. Its clients generally hire KPCI for one assignment at a time. Once an assignment is completed there can be no assurance that a client will engage KPCI for further services. As a result, a client that generates substantial revenue for KPCI in one period may not be a substantial source of revenue in a subsequent period. In addition, its clients generally have the right to terminate their relationships with KPCI without penalty and with relatively short or no notice.

         KPCI's operating results have fluctuated in the past, and may continue to fluctuate in the future, as a result of a variety of factors, many of which are outside of its control, including:

         -        timing of new projects;
         -        reductions, cancellations or completions of major projects;
         -        the loss of significant clients;
         -        the opening or closing of an office;
         -        its relative mix of business;
         -        changes in pricing by KPCI or its competitors;
         -        employee utilization rates;

         -        changes in personnel;
         -        costs related to expansion of its business;
         -        increased competition; and
         -        marketing budget decisions by its clients.

         As a result of these fluctuations, KPCI believes that period-to-period comparisons of its operating results cannot be relied upon as indicators of future performance. In some quarters after the merger its operating results may fall below the expectations of securities analysts and investors due to any of the factors described above. In such event, the trading price of the common stock of the Surviving Entity would likely decline.

         Continued growth of its business will place increased demands on KPCI's systems and resources and may impact its operating results.

         The expansion of KPCI's business and customer base has placed increased demands on its management, operating systems, internal controls and financial and physical resources. Its continued growth, if any, may strain existing management and human resources in particular, affecting its ability to attract and retain talented personnel. Consequently, the Surviving Entity may be required to increase expenditures to hire new employees, open new offices and invest in new equipment or make other capital expenditures. Any failure to expand any of the foregoing areas in an efficient manner could adversely affect its business. There also can be no assurance that the Surviving Entity will be able to sustain the rates of growth that KPCI have experienced in the past.



KPCI DEPENDS ON ITS KEY MANAGEMENT PERSONNEL FOR ITS FUTURE SUCCESS.

         KPCI relies on its key management personnel, including Bruce Kupper, its Chief Executive Officer, and Mary De Hahn, its Chief Operating Officer. KPCI believes that the Surviving Entity's future success will depend upon its ability to attract and retain additional highly skilled personnel. If any of its officers or key employees leaves the Surviving Entity, the relationships that they have with KPCI's clients could be lost. In addition, the Surviving Entity's ability to generate revenues directly relates to its personnel, both in terms of the number and expertise of the personnel the Surviving Entity has available to work on its projects and the mix of full time employees, temporary employees and contract service providers the Surviving Entity utilizes. Much of the Surviving Entity potential growth is likely to be in the area of digital interactive marketing. The competition for employees at all levels in their area is intense and is increasing. As a result, if KPCI fails to retain existing employees or hire new employees when necessary, its business, financial condition and operating results could be materially and adversely affected.

CONFLICTS OF INTEREST AND EXCLUSIVITY ARRANGEMENTS WITH KPCI'S CLIENTS MAY LIMIT ITS ABILITY TO PROVIDE SERVICES TO OTHERS.

         Conflicts of interest between clients and potential clients are inherent in the marketing communications industry. Moreover, as is customary in the marketing communications industry, KPCI has entered into exclusivity arrangements with certain of its clients that restrict its ability to provide services to their competitors. KPCI has in the past been, and may in the future be, unable to take on new clients because such opportunities would require KPCI to provide services to direct competitors of its existing clients. In addition, KPCI risks harming relationships with existing clients when KPCI agrees to provide services to indirect competitors of existing clients. Prospective clients may choose also not to retain KPCI for reasons of actual or perceived conflicts of interest.

CHANGES IN GOVERNMENT REGULATION COULD ADVERSELY AFFECT KPCI's BUSINESS.

         The marketing communications industry is subject to extensive government regulation, both domestic and foreign, with respect to the truth in and fairness of advertising. KPCI must comply with Federal Trade Commission regulations governing the marketing of products and services and similar state regulations. In addition, there has been an increasing tendency in the United States on the part of businesses to resort to the judicial system to challenge comparative advertising of their competitors on the grounds that the advertising is false and deceptive. There can be no assurance that KPCI will not be subject to claims against KPCI or its clients by other companies or governmental agencies or that any such claims, regardless of merit, would not have a material adverse effect on its future operating performance.



KPCI MAY BE LIABLE TO ITS CLIENTS FOR DAMAGES.

         Many of KPCI's engagements involve the development, implementation and maintenance of marketing programs that are critical to its clients' businesses. KPCI's failure or inability to meet a client's expectations in the performance of services could injure its business reputation or result in a claim for substantial damages against KPCI regardless of its responsibility for such failure. In addition, the marketing programs KPCI provides for its clients may include confidential or proprietary client information. Although KPCI has implemented policies to prevent such client information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim against KPCI for substantial damages. Its contractual provisions attempting to limit such damages may not be enforceable in all instances or may otherwise fail to protect KPCI from liability for damages, which could adversely affect its future operating performance.


RISKS OF GRAI BUSINESS

THE SURVIVING ENTITY FACES AGGRESSIVE COMPETITION AND RAPID TECHNOLOGICAL CHANGE IN THE ADVERTISING MARKETPLACE

         GRAI operates in an industry characterized by aggressive competition, and rapid technological change. GRAI competes against many companies that utilize similar technologies some of which are larger and have substantially greater resources and expertise in financial, technical and marketing areas. Failure by the Surviving Entity to respond to changing technologies, customer needs and industry standards could have material adverse consequences to its business and results of operations. Future operating results of the Surviving Entity will depend on its ability to:

         design, develop, introduce, deliver or obtain new and innovative services on a timely and cost-effective basis;

         mitigate the effects of competitive pressures and volatility in the advertising services and its market on revenues, pricing and margins;

         effectively manage the shift of its business mix; and

         attract and retain highly skilled personnel.

FAILURE BY THE SURVIVING ENTITY TO MANAGE GROWTH EFFECTIVELY COULD ADVERSELY AFFECT ITS BUSINESS

         Current expansion plans of the Surviving Entity may place a significant strain on its personnel and management resources and financial and management control systems. Personnel, management resources and the Surviving Entity management and financial control systems may not be adequate to address future expansion of its business and operations. Failure by the Surviving Entity to maintain adequate personnel and management resources or to upgrade its operating, management and financial control systems or any difficulties encountered during such upgrades could adversely affect its business. The success of the Surviving Entity's expansion plans will depend in part on its ability to expand personnel and management resources and to improve its management and financial control systems. The Surviving Entity may not be successful in any of these regards.


THE SURVIVING ENTITY'S ACQUISITION STRATEGY MAY ADVERSELY AFFECT ITS FINANCIAL CONDITION AND PERFORMANCE

         KPCI continues to look for opportunities to acquire businesses. To that end, KPCI has had, and continues to have, discussions with acquisition candidates. The level of this activity will vary from time to time depending on the type of acquisition candidates KPCI identifies.


    Acquiring additional businesses may require additional capital and may have a significant impact on the financial position and results of operations of the Surviving Entity. Acquisitions made with stock of the Surviving Entity could dilute existing stockholders. There can be no assurance that it will be successful in identifying acceptable acquisition candidates or that any acquired operations will be profitable or will be successfully integrated or that any such future acquisitions will not materially and adversely affect its business, financial condition and results of operations.

         The ability of the Surviving Entity to accomplish its strategy will depend upon a number of factors including, among other things, its ability to identify acceptable acquisition candidates, to acquire the necessary funds for such acquisitions, to consummate such acquisitions on terms favorable to it and to promptly and profitably integrate the acquired operations into its operations.

         Opportunities for growth through acquisitions, future operating results and the success of acquisitions may be subject to the effects of, and changes in, United States and foreign trade and monetary policies, laws and regulations, political and economic developments, inflation rates, and the effect of taxes and operating conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

GRAI STOCK PRICE HAS BEEN VOLATILE


         GRAI cannot assure stockholders of the prices at which its common stock will trade. The market prices for securities of companies such as GRAI historically have been highly volatile. From August 12, 1999 to August 11, 2000, the market price of GRAI common stock has ranged from a high of $3.00 per share, to a low of $0.875 per share. The following factors may have a significant impact on the market price of the common stock:


         announcements of new commercial services by GRAI or its competitors:

         client development; and

         economic and other external factors, as well as period-to-period fluctuations in financial results.


           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         This document contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include information concerning possible or assumed future results of operations and other statements and information regarding assumptions about earnings per share, capital and other expenditures, financing plans, cash flow, capital structure, pending legal proceedings and claims, future economic performance, operating income, management's plans, goals and objectives for future operations and growth and markets for GRAI stock and KPCI stock.

         Forward-looking statements are also identified by words such as "believes," "expects," "anticipates," "intends," "estimates" or similar expressions. KPCI stockholders should understand that these forward looking statements are necessarily estimates based on assumptions believed to be reasonable. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.

         GRAI and KPCI stockholders should understand that the risks and uncertainties including, but not limited to, the following important factors, in addition to those discussed above in "Risk Factors" and elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of KPCI and GRAI and the combined companies, and could cause those results or other outcomes to differ materially from those expressed or implied in its forward-looking statements:


ECONOMIC AND INDUSTRY CONDITIONS

         materially adverse changes in economic and industry conditions and customer demand generally or in the markets served by GRAI and KPCI;

         supply and demand for and pricing of services; and

         changes in demographics and consumer preferences and demands for KPCI and GRAI services.

OPERATING FACTORS

         supplier disruptions;

         the timing of and value received in connection with acquisitions or divestitures;

         changes in operating conditions and costs; and

         risks relating to performance of contracts, including dependence on performance of third parties.

TRANSACTION FACTORS

         the risk that the companies may not fully realize the benefits expected to result from the merger.

COMPETITIVE FACTORS

         the actions of competitors;

         new technologies; and

         industry consolidation.

         Accordingly, GRAI and KPCI stockholders should not place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement/prospectus, or, in the case of documents incorporated by reference, the date of those documents. There can be no assurance that any of the forward-looking statements will prove accurate.

         All subsequent written and oral forward-looking statements attributable to KPCI or GRAI or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither KPCI nor GRAI undertakes any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this Prospectus/Proxy Statement or to reflect the occurrence of unanticipated events.

                        THE SPECIAL STOCKHOLDERS MEETING


         The accompanying proxy is solicited by the Board of Directors of GRAI on behalf of GRAI for use at the Special Meeting of Stockholders to be held at 401 Broadhollow Road, Melville, New York 11747, on September 29, 2000 at 9:00 a.m., New York time, and any adjournments or postponements thereof, at which stockholders of record on August 31, 2000 will be entitled to vote. On August 31, 2000, GRAI had outstanding 918,277 shares of Common Stock, par value $.01 per share (the "Common Stock"). The Common Stock is the only outstanding class of voting securities of GRAI. Each shareholder will be entitled to one vote for each share of Common Stock held.


         The costs of soliciting proxies will be borne by GRAI. Such costs will include charges by brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy material to beneficial owners of shares. Solicitation may be made by mail, personally, by telephone or telegraph, by officers, directors and regular employees of GRAI; such persons will not be separately compensated for such solicitation.

         The shares represented by an executed form of the accompanying proxy will be voted as directed with respect to the proposed items or, if no direction is indicated, will be voted in favor of the proposed items. Each proxy executed and returned by a shareholder may be revoked at any time thereafter except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy. Subject to the foregoing, a shareholder may revoke his proxy by executing another proxy at a later date, by notifying the Secretary of GRAI in writing of his revocation or by attending and voting at the Special Meeting.

         With respect to each proposal that comes before the stockholders at the Special Meeting, stockholders may vote For the proposal, vote Against the proposal or Abstain from voting with respect to the proposal. Assuming a quorum is present, (i) the affirmative vote of the stockholders of two-thirds (2/3) of all of the outstanding shares of Common Stock entitled to vote will be required to act with respect to the merger of KPCI into GRAI and (ii) the affirmative vote of a majority of the votes cast by the stockholders of the shares of Common Stock entitled to vote will be required to act on all other proposals that come before the Special Meeting. Abstentions and broker non-votes (when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such nominee does not possess or choose to exercise discretionary authority with respect thereto) will be included in the determination of the number of shares of Common Stock present at the meeting for quorum purposes. However, abstentions and broker non-votes will not be included in the tabulations of votes cast on proposals presented to stockholders.

PROPOSED TIME AND PLACE

         This Prospectus/Proxy Statement is being provided to stockholders of GRAI in connection with the solicitation of proxies by GRAI's Board of Directors for use at GRAI's special meeting of stockholders, and at any adjournment or postponement thereof.

         The special meeting of stockholders of GRAI is to be held at the offices of GRAI, 401 Broadhollow Road, Melville, New York time at 9:00 a.m., on September 29, 2000.


         At the meeting, stockholders of GRAI common stock will be asked to consider and vote upon the proposal to approve the merger and approve an amendment to the certificate of incorporation relating to the number of directors and name change and approve an amendment to GRAI's stock option plan as described herein. GRAI is not aware of any other matters that may come before the special meeting. However, GRAI stockholders may be asked to consider and vote upon any other matters incidental to the business to be conducted at the meeting.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM


         Only stockholders of record of GRAI common stock at the close of business on August 31, 2000, the record date for the special meeting, are entitled to receive notice of and to vote at the meeting. This Prospectus/Proxy Statement is first being mailed to stockholders on September 8, 2000. At the close of business on the record date, August 31, 2000, 918,277 shares of GRAI common stock were issued and outstanding and entitled to vote at the meeting. Each share of common stock is entitled to one vote at the meeting.


         The presence at the meeting in person or by proxy of a majority of the shares of GRAI common stock entitled to vote at the meeting is necessary to constitute a quorum for the purpose of transacting business at the meeting. Abstentions and broker non-votes are considered as present for the purpose of establishing a quorum. If a quorum is not present at the meeting, GRAI expects that the meeting will be adjourned or postponed to solicit additional proxies.


VOTING; PROXIES

         The approval of the merger proposal requires the affirmative vote of at least two-thirds of the outstanding shares of GRAI common stock cast at the meeting and the approval of all other proposals require the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes are not counted in tabulating the number of votes cast with respect to the proposal to approve the merger and the other proposals.

         GRAI stockholders may vote by attending the meeting and voting their shares in person or by completing the enclosed proxy card. Shares represented by properly executed proxies received before the meeting will be voted at the meeting in accordance with the instructions given. If the proxy is properly executed but does not contain voting instructions, the shares represented by that proxy will be voted FOR approval of the merger proposal. It is not expected that any matter other than the proposal to approve the merger and amendment to the certificate of incorporation will be brought before the stockholders at the meeting. If any matters incidental to the merger are properly presented at the meeting for consideration by the stockholders, the persons named in your proxy will have authority to vote on those matters without consulting you.

         If shares are held by a broker or nominee, that is, in street name, unless those brokers or nominees receive instructions from GRAI stockholders as to how to vote their shares, those shares will not be voted at the meeting.

REVOKING PROXIES

         GRAI stockholders may revoke their proxy at any time prior to the time it is voted at the meeting by:


         Delivering by mail, prior to the date of the meeting, to GRAI, 401 Broadhollow Road, Melville, New York 11747, Attention: Ronald M. Greenstone, written notice of revocation bearing a later date than the proxy;


         Delivering to Mr. Greenstone a duly executed proxy bearing a later date than the revoked proxy; or

         Attending the meeting and voting in person in accordance with the voting procedures established for the meeting. Attendance at the meeting will not in and of itself constitute a revocation of a proxy.

SOLICITATION OF PROXIES

         GRAI's Board of Directors is soliciting the enclosed proxy. GRAI will bear the costs of the solicitation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of GRAI common stock held of record by those persons and GRAI will reimburse those custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses. In addition to solicitation by mail, the directors, officers and employees of GRAI may solicit proxies from stockholders by telephone, telegram or in person. They will not receive any additional compensation for their solicitation activities.

VOTES REQUIRED; SHARE OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

         The approval of the merger proposal requires the affirmative vote of at least two-thirds of the outstanding shares of GRAI common stock cast at the meeting. All other proposals require a majority vote of the attending stockholders.

         As of the close of business on August 11, 2000, the directors of GRAI, and the principal stockholders of GRAI owned and were entitled to vote 545,000 shares of GRAI common stock (excluding 58,750 options). These shares represent approximately 58.7% of the outstanding shares of common stock entitled to vote at the special meeting.



                                   THE MERGER

BACKGROUND OF THE MERGER

         In March 2000, a representative of KPCI approached management of GRAI regarding the possibility of pursuing a business combination. Further discussions ensued during the month of March. During this time, members of the GRAI Board Directors were apprised by GRAI management of the discussions concerning a possible business combination. Management of GRAI and KPCI executed a customary nondisclosure agreement on March 24, 2000.


         On April 10, 2000 representatives of GRAI met with KPCI's officers to negotiate further the terms of the proposed transaction, including the form of the Merger Agreement. After extensive negotiation, in return for the acceptance by GRAI of KPCI's requests to modify the terms of the merger a proposal, KPCI agreed to accept an offer of 5,450 shares of GRAI common stock in return for each share of KPCI common stock, with GRAI's repurchase of 300,000 existing GRAI shares at $4.50 per share.


         On April 18, 2000, GRAI's Board of Directors met at its regularly scheduled meeting to consider the possibility of a merger with KPCI, as well as other strategic alternatives. After presentation from management, the Board advised GRAI's Chairman/CEO that he should continue negotiations with KPCI.

         On April 25, 2000 a Letter of Intent was signed by both parties after extensive negotiations. A news release to the general public immediately followed to announce this event.

         KPCI's Board of Directors considered the terms of the proposed merger. Management advised the Board that no other solicitations of interest were pending or expected. KPCI's Board of Directors approved the consideration offered by GRAI for the merger and authorized KPCI's President to continue to negotiate the merger documents. At this time, GRAI common stock was trading on the over the counter electronic bulletin board for approximately $2.125 per share and KPCI's common stock was not publicly traded.

         Negotiations of the proposed merger documents continued. GRAI's Board of Directors approved the merger on June 8, 2000 and the Merger Agreement was executed by the parties as of August 23, 2000.

KPCI REASONS FOR THE MERGER

         The KPCI board of directors has identified several potential benefits of the merger that it believes will contribute to the success of the Surviving Entity. These potential benefits include the following:


         KPCI stockholders receiving GRAI common stock that is listed on the over the counter electronic bulletin board and most stockholders, after a certain waiting period provided in the KPCI ESOP documents, being able to freely sell the common stock they receive in the merger;


         providing solutions to a wider segment of the total marketplace;

         introducing GRAI's customers and prospects to the complete service offerings of KPCI;

         avoiding time consuming and costly internally developed alternatives;
         and

         achieving synergies and cost savings.

         Additionally, the KPCI board considered the pro forma contribution of GRAI to its net income. Based on the pro forma analyses, KPCI believes the merger will be accretive; however, there can be no assurance that the merger will be accretive in the near future.


GRAI REASONS FOR THE MERGER

         GRAI's Board of Directors believes that the merger is fair to, and in the best interests of, GRAI and its stockholders. In reaching this determination, the Board considered a number of factors, including, without limitation:


         expected synergies and cost savings including an expected reduction in administrative overhead, marketing and sales costs. In addition, both KPCI and GRAI obtain services from some of the same suppliers. The merger of these two companies is expected to reduce purchasing costs;



         a review of strategic alternatives;



         the anticipated continuation and expansion of GRAI's business by KPCI and the expected retention of a significant number of GRAI's operational employees; and



         the reasons expressed in "The Merger -- Joint Reasons for the Merger".


         GRAI's Board also considered negative factors relating to the merger, including:

         the possibility of a significant decrease in the market value of GRAI common stock prior to and after the completion of the merger; and

         the risk that the merger would not be completed and the effect of a public announcement of the merger on GRAI's sales and operating results.

         GRAI Board concluded that these negative factors were substantially outweighed by the potential benefits to be gained by the merger.

         In view of the wide variety of factors considered by GRAI Board, the Board did not find it practicable to quantify, rank or otherwise assign relative weights to the specific factors considered. In addition, the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the Board's ultimate determination, but rather the Board conducted an overall analysis of the factors described above. In considering the factors described above, individual members of the Board may have given different weight to different factors.

         After taking into account all of the factors set forth above, GRAI Board unanimously determined that the Merger Agreement and merger were in the best interests of GRAI and its stockholders and that KPCI should proceed with the merger and the transactions contemplated by the Merger Agreement.

         When GRAI stockholders consider the Merger Agreement and the recommendation of GRAI's board to vote in favor of the merger, the stockholders should be aware that a number of GRAI's officers and directors may have interests in the merger that may be different from, or in addition to, its stockholders interests. See "Interests of Certain Persons in the Merger".


RECOMMENDATION TO GRAI STOCKHOLDERS

         GRAI's Board of Directors unanimously recommends that GRAI's stockholders vote FOR the merger proposal.

NO OPINION OF FINANCIAL ADVISOR

         GRAI's Board of Directors did not engage the assistance of a financial advisor to assist in the sale of GRAI or render an opinion as to the fairness, from a financial point of view, of the exchange ratio in the merger. The Board determined that the factors which weighed in favor of the merger, as discussed above, were substantial in relation to the factors which weighed against the merger. The Board also considered the cost of obtaining a fairness opinion as prohibitively expensive in light of GRAI's financial condition.


JOINT REASONS FOR THE MERGER

         KPCI and GRAI believe that the merger will provide two companies on a combined basis with greater prospects for growth and profitability to:

         compete effectively in the rapidly growing and changing advertising business;

         offer a comprehensive range of services for their customers;

         cultivate a more diverse customer base with broader geographic coverage; and

         achieve economies of scale that are currently beyond the independent capability of the companies separately.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES


         The following summary of the material federal income tax consequences of the merger is provided for general information purposes only and does not constitute, and is not intended to constitute, and should not be considered as, legal or tax advice to stockholders. This summary is not a comprehensive description of all of the tax consequences that may be relevant to you. For example, this summary does not describe tax consequences that arise from rules that apply generally to all taxpayers or to some classes of taxpayers. This summary does not discuss tax consequences under the laws of states or local governments or of any other jurisdiction. This summary is based upon the Internal Revenue Code, the regulations of the U.S. Treasury Department, published positions of the Internal Revenue Service, and court and administrative rulings and decisions in effect on the date of this prospectus/proxy statement. These laws may change, possibly retroactively, and any change could affect the continuing validity of this summary. This summary is provided for general information purposes only, and does not constitute, and should not be considered as, legal or tax advice. Each holder of GRAI and KPCI stock is urged to obtain, and should rely only upon, his or her own tax advice.


         KPCI has received a tax opinion from Armstrong Teasdale LLP, tax counsel to KPCI, to the effect that, for federal income tax purposes, the merger will constitute a "reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, and that the federal income tax consequences of the merger to KPCI stockholders, KPCI and GRAI will be as follows:


         No gain or loss will be recognized by KPCI or GRAI as a result of the merger;

         No gain or loss will be recognized by the stockholders of KPCI who exchange their KPCI common stock solely for GRAI common stock;

         The aggregate tax basis of GRAI common stock received by a KPCI stockholder who exchanges all of his or her KPCI common stock for GRAI common stock in the merger will be the same as the aggregate tax basis of his or her KPCI common stock surrendered in the exchange; and

         The holding period of GRAI common stock received by a KPCI stockholder will include the holding period of shares of KPCI common stock surrendered by the KPCI stockholder in the exchange; provided that the shares of KPCI common stock were held as capital asset at the time of the merger.

         The parties are not requesting a ruling from the Internal Revenue Service in connection with the merger. An opinion of counsel only represents counsel's best judgment and neither binds the Internal Revenue Service nor the courts nor precludes the Internal Revenue Service from adopting a contrary position. In addition, the tax opinion is subject to certain assumptions and qualifications and is based upon representations made by GRAI and KPCI and assumes that the representations made by GRAI and KPCI are true, correct and complete and will remain true, correct and complete through and after the effective time of the merger. For example, of particular importance are those assumptions and representations relating to the "continuity of interest" and "continuity of business enterprise" requirements.

         To satisfy the "continuity of interest" requirement, KPCI's stockholders must not, pursuant to a plan or intent existing at or prior to the merger, sell or otherwise transfer to GRAI or a party related to GRAI so much of either their KPCI common stock prior to the merger or their shares of GRAI common stock to be received in the merger, such that the KPCI stockholders, as a group, would no longer have a substantial proprietary interest in the KPCI business being conducted by GRAI after the merger. This includes, among other things, shares sold to GRAI before the merger. KPCI's stockholders will generally be regarded as having retained a substantial proprietary interest as long as the shares of GRAI common stock received in the merger, after reduction for any dispositions described above, in the aggregate, represent at least 50% of the entire consideration received by the KPCI stockholders in the merger and in sales to GRAI in advance of the merger. To satisfy the "continuity of business enterprise" requirement, GRAI must continue the historic business conducted by KPCI or use a significant portion of the historic business assets of KPCI in a business.

         A successful Internal Revenue Service challenge to the "reorganization" status of the merger would result in a KPCI stockholder recognizing gain or loss with respect to each share of KPCI common stock surrendered equal to the difference between the stockholder's basis in the share and the fair market value, as of the effective time of the merger, of the shares of GRAI common stock received in exchange therefor. In that event, a stockholder's aggregate basis in the shares of GRAI common stock received would equal their fair market value and the holding period of those shares would begin the day after the merger.

         This summary also assumes that stockholders hold their shares of KPCI common stock as a capital asset and does not address the tax consequences that may be relevant to a particular stockholder receiving special treatment under some federal income tax laws. Stockholders receiving this special treatment include: banks and other financial institutions; tax-exempt organizations; insurance companies; investment companies and real estate and financial asset securitization investment trusts; dealers in securities or foreign currencies; KPCI stockholders who received their KPCI common stock through the exercise of employee stock options or otherwise as compensation; KPCI stockholders who are not U.S. persons; and KPCI stockholders who hold common stock as part of a hedge, straddle or conversion transaction.

         As to the Surviving Entity's repurchase of 300,000 shares from existing GRAI stockholders, the electing shareholder could have a taxable gain (or loss) representing the difference between such consideration received for such shares and his or her adjusted tax basis in such shares. Such gain (or loss) could be a capital gain or loss or ordinary income (or loss) depending on the holding period of the shares in question.

         TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO KPCI STOCKHOLDERS WILL DEPEND ON EACH PARTICULAR SITUATION. STOCKHOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS.


DISSENTERS' RIGHTS OF APPRAISAL

         GRAI - The current shareholders of GRAI will not have dissenters' rights of appraisal upon the merger.

         KPCI - No holder of KPCI common stock will be entitled to any dissenters' rights unless the holder has perfected such rights in accordance with Section 351.455 of the General and Business Corporation Law of Missouri, which is included in this Prospectus/Proxy Statement as Annex E.

ACCOUNTING TREATMENT

         The acquisition by GRAI of 100% of the outstanding capital stock of KPCI will be accounted for as a reverse acquisition under the purchase method of accounting. As such, for accounting purposes, KPCI is deemed to be the acquirer. The consideration paid by KPCI is comprised of $1,350,000 in cash and approximately 10.9% of the assets and operations of KPCI value of approximately $806,000. On the date the merger is completed, the assets and liabilities of GRAI will be recorded at fair value and the excess of purchase price over the fair value of the net assets of GRAI will be recorded as goodwill and amortized into income over a twenty-year period.


FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTIONS

         This Prospectus/Proxy Statement does not cover any resales of GRAI common stock to be received by KPCI stockholders in the merger, and no person is authorized to make any use of this Prospectus/Proxy Statement in connection with any such resale.


         All shares of GRAI common stock to be received by KPCI stockholders in the merger will be freely transferable, except as noted above in connection with the KPCI ESOP documents and except shares received by those persons deemed to be "affiliates" of KPCI under the Securities Act of 1933 at the time of the special stockholders meeting, who may resell their shares only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be affiliates of KPCI for those purposes generally include directors, officers and other individuals or entities that control, are controlled by, or are under common control with, KPCI, and would not include stockholders who are not officers, directors or principal stockholders of KPCI.



                   MATERIAL PROVISIONS OF THE MERGER AGREEMENT


GENERAL

         The following is a summary of the material provisions of the merger agreement which documents are incorporated by reference and attached to this Prospectus/Proxy Statement as Annex A. This summary is not a complete description of every provision of the Merger Agreement, and is qualified in its entirety by reference to the full and complete text of the Merger Agreement and amendment thereto. We urge each GRAI and KPCI stockholder to read the entire Merger Agreement and the amendment to the Merger Agreement.

STRUCTURE OF THE MERGER


         Under the Merger Agreement, KPCI, will merge with and into GRAI, which will then change its name to Kupper Parker Communications, Incorporated. With the merger all but two of GRAI directors will resign and five KPCI directors will be added to the Board of Directors of the merged entity. Assuming the simultaneous exercise of the option to have 300,000 existing GRAI shares repurchased by GRAI at $4.50 per share at the closing of the merger, KPCI stockholders will own approximately 88% of the outstanding GRAI common stock immediately following the merger.


CLOSING; EFFECTIVE TIME

         KPCI and GRAI will close the merger at 10:00 a.m., New York time, no later than October 31, 2000 (unless mutually extended) after the conditions set forth in the Merger Agreement have been satisfied or waived, unless another date is agreed to in writing.

         On the date of the closing of the merger, GRAI will file a certificate of merger and other appropriate documents with the State of New York in accordance with the relevant provisions of New York law, and KPCI will file corresponding documents with the State of Missouri in accordance with the relevant provisions of Missouri law. The merger will become effective when the certificate of merger is filed with the State of New York and corresponding documents with the State of Missouri, or at such later time as specified in the certificate of merger.

CONSIDERATION TO BE RECEIVED IN THE MERGER

         At the time of the merger, each outstanding share of KPCI common stock will be automatically converted into the right to receive 5,450 shares of GRAI common stock. There is no minimum or floor on the market price of GRAI common stock to be received in the merger.

CANCELLATION OF SHARES

         Any share of KPCI common stock owned by the Surviving Entity, or held by KPCI as treasury stock, will be automatically canceled and retired in the merger and will cease to exist.

PROCEDURES FOR SURRENDER OF KPCI CERTIFICATES

         As soon as reasonably practicable after the effective time of the merger, the exchange agent for the merger will send KPCI stockholders a letter of transmittal. The letter of transmittal will contain instructions with respect to the surrender of KPCI stock certificates. KPCI STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES TO GRAI.

         Commencing immediately after the effective time of the merger, upon surrender by KPCI stockholders of stock certificates representing KPCI shares in accordance with the instructions in the letter of transmittal, KPCI stockholders will be entitled to receive stock certificates representing shares of GRAI common stock into which those KPCI shares have been converted.

         After the merger, each certificate that previously represented shares of KPCI common stock will represent only the right to receive the shares of GRAI common stock into which shares of KPCI common stock were converted in the merger.

         KPCI's transfer books will be closed at the effective time of the merger and no further transfers of shares will be recorded on the transfer books. If a transfer of ownership of KPCI's stock that is not registered in the records of KPCI's transfer agent has occurred, then, so long as the KPCI stock certificates are accompanied by all documents required to evidence and effect the transfer, as set forth in the transmittal letter and accompanying instructions, and by evidence of payment of any applicable stock transfer taxes, a certificate representing the proper number of shares of GRAI common stock will be issued to a person other than the person in whose name the certificate so surrendered is registered.

         If certificates for any shares of KPCI common stock have been lost, stolen or destroyed, the holder will be instructed in the letter of transmittal to submit an affidavit to that effect. The stockholders may also be required to deliver to the exchange agent a bond in an amount reasonably required to indemnify the exchange agent and GRAI against claims with respect to the lost certificates.

         No fractional share of GRAI common stock will be issued upon surrender of certificates previously representing KPCI shares. Instead, the exchange agent will pay KPCI stockholders an amount in cash determined by multiplying the fractional share interest to which KPCI stockholders would otherwise be entitled by the closing price for a share of GRAI common stock on the over the counter electronic bulletin board on the closing date of the merger.

PROCEDURES FOR SURRENDER OF GRAI CERTIFICATES

         Upon closing the Surviving Entity would purchase 300,000 shares of common stock currently owned by the stockholders of GRAI (the "Share Buyback Program"). The Share Buyback Program will be in an amount equal to $1.35 million ($1,350,000). Such repurchase will be made on a pro rata basis of the stockholders electing to have shares repurchased (i.e., (a) the number of shares owned by the shareholder electing divided by (b) the total number of shares owned by stockholders electing multiplied by (c) 300,000).

ALL EXISTING STOCKHOLDERS OF GRAI ELECTING TO HAVE GRAI PURCHASE THEIR PRO RATA SHARE OF SUCH SHARE BUYBACK PROGRAM, SHOULD INDICATE ACCORDINGLY ON THE PROXY FORM. THERE WILL BE NO SEPARATE TENDER FORM.



REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains representations and warranties by KPCI relating to:

         organization, qualification, and corporate power;

         capitalization;

         charter documents and corporate records;

         authorization of transaction;

         noncontravention;

         financial statements;

         events subsequent to most recent fiscal quarter end;

         undisclosed liabilities;

         brokers' fees;

         continuity of business enterprise;

         company receivables; inventories;

         absence of certain changes;

         contracts;

         claims and proceedings;

         taxes;

         benefit plans;

         employees-related matters;

         insurance;

         compliance with laws;

         permits;

         potential conflicts of interest;

         intangible property;

         deferred compensation;

         properties; title;

         tangible personal property;

         customers and suppliers;

         depositaries, powers of attorney, etc.;

         stock ownership;

         consents; and

         disclosure.


         The Merger Agreement contains representations and warranties by GRAI relating to:

         organization, qualification, and corporate power;

         capitalization;

         charter documents and corporate records;

         authorization of transaction;

         noncontravention;

         filings with SEC;

         financial statements;

         events subsequent to most recent fiscal quarter end;

         undisclosed liabilities;

         brokers' fees;

         continuity of business enterprise;

         company receivables; inventories;

         absence of certain changes;

         contracts;

         claims and proceedings;

         taxes;

         benefit plans;

         employees-related matters;

         insurance;

         compliance with laws;

         permits;

         potential conflicts of interest;

         intangible property;

         deferred compensation;

         properties; title;

         tangible personal property;

         customers and suppliers;

         depositaries, powers of attorney, etc.;

         consents; and

         disclosure.

         All of the representations, warranties, and covenants of the parties (other than certain provisions above concerning issuance of GRAI shares, certain provisions concerning insurance and indemnification, and certain provisions above concerning certain requirements for a tax-free reorganization) will survive the Effective Time for a period of six (6) months.


CONDITIONS TO COMPLETION OF THE MERGER

         Each party's obligation to complete the merger is subject to a number of conditions which must be met or, where permitted by law, waived by the closing date. These conditions include:

         holders of 2/3 of GRAI's common stock approve the merger proposal;

         holders of 2/3 of KPCI's common stock approve the merger proposal;

         the representations and warranties of the parties to the Merger Agreement are materially accurate as of closing;

         since the most recent fiscal quarter end, there shall not have been any material adverse change in the in the business, properties, prospects, assets, liabilities, condition (financial or otherwise) or results of operations of KPCI or GRAI, and no event shall have occurred or circumstance exist that could, individually or in the aggregate, reasonably be expected to result in such a material adverse change;


         since the date of this Agreement, there must not have been commenced or threatened against KPCI or GRAI, or against any person affiliated with GRAI, any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with the Merger or the transactions contemplated in this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with the Merger or the transactions contemplated in this Agreement;


         each of Ronald M. Greenstone and Gary C. Roberts shall have received Employment Agreements in the forms of Annex C hereto, duly executed by GRAI as the Surviving Entity;

         the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and the absence of a stop order or any proceedings or threats to suspend its effectiveness; and

         each party's performance of and compliance in all material respects with all of its obligations under the Merger Agreement at or before the closing date.


CONDUCT OF BUSINESS PENDING THE MERGER

         Pursuant to the Merger Agreement, KPCI and GRAI have agreed to take or refrain from taking the actions below from the date of the Merger Agreement until the completion of the merger. Subject to exceptions contained in the Merger Agreement, KPCI has agreed as follows:

         except as contemplated by the Merger Agreement none of KPCI, GRAI or their respective subsidiaries will authorize or effect any change in their respective charters or bylaws;

         none of KPCI, GRAI or their respective subsidiaries will grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding)and except for the grant of options to Ronald M. Greenstone by GRAI and the conversion of KPCI options to GRAI options pursuant to the Merger Agreement;

         none of KPCI, GRAI or their respective subsidiaries will declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

         none of KPCI, GRAI or their respective subsidiaries, without written approval from each other, will issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the ordinary course of business except that KPCI may borrow funds for the Share Buyback Program and pledge the assets of KPCI as collateral in connection therewith;

         except as set forth in above, none of KPCI, GRAI or their respective subsidiaries will impose any security interest upon any of their respective assets outside the ordinary course of business;

         none of KPCI, GRAI or their respective subsidiaries will make any capital investment in, make any loan to, or acquire the securities or assets of any other party outside the ordinary course of business;

         none of KPCI, GRAI or their respective subsidiaries will make any change in employment terms for any of its directors, officers, and employees outside the ordinary course of business; and

         none of KPCI, GRAI or their respective subsidiaries will commit to any of the foregoing.



TERMINATION

         The Merger Agreement may be terminated at any time prior to the effective time by either of the parties with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

         the parties may terminate the Merger Agreement by mutual written consent at any time prior to the Effective Time;

         GRAI may terminate the Merger Agreement by giving written notice to KPCI at any time prior to the Effective Time (A) in the event KPCI has breached any material representation, warranty, or covenant contained in the Merger Agreement in any material respect, GRAI has notified KPCI of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 31, 2000, by reason of the failure of any condition precedent under the Merger Agreement hereof (unless the failure results primarily from GRAI breaching any representation, warranty, or covenant contained in the Merger Agreement);

         KPCI may terminate this Agreement by giving written notice to GRAI at any time prior to the Effective Time (A) in the event GRAI has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, KPCI has notified GRAI of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 31, 2000, by reason of the failure of any condition precedent under the Merger Agreement hereof (unless the failure results primarily from KPCI breaching any representation, warranty, or covenant contained in the Merger Agreement); or

         any party may terminate the Merger Agreement by giving written notice to the other party at any time after the Special GRAI Meeting or the Special KPCI Meeting in the event the Merger Agreement and the merger fail to receive the requisite GRAI stockholder approval or the requisite KPCI stockholder approval, respectively.

         If any party terminates the Merger Agreement pursuant to the above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in therein above shall survive any such termination and further provided that within fifteen (15) days after written demand therefor reimburse GRAI for one half (50%) of all legal and accounting fees incurred by it in connection with the preparation, distribution and filing of any and all documents with the SEC in connection with this transaction provided that GRAI is not in default under the Agreement.



FEES AND EXPENSES; TERMINATION FEES

         All costs and expenses incurred in connection with the Merger Agreement and the merger will be paid by the party incurring the expenses, whether or not the merger is completed

         KPCI and GRAI will bear their own expenses and costs of the transactions contemplated hereby, including, but not limited to, the fees of attorneys and financial advisors. Notwithstanding the foregoing, KPCI has agreed that in the event this merger transaction is abandoned or terminated by either party, it will reimburse GRAI for one half (50%) of the legal and accounting fees in connection with the preparation, distribution and filing of various documents with the SEC in connection with this transaction ("SEC Expenses") incurred by

GRAI, within fifteen (15) days after written demand, provided GRAI is not in default.


OTHER COVENANTS AND AGREEMENTS

         The Merger Agreement contains other covenants of the parties, including covenants relating to:

         public announcements and notification of material changes;

         access to information;

         commercially reasonable efforts and further assurances;

         compliance with legal requirements and cooperation in connection with governmental and regulatory filings and in obtaining consents and approvals; and

         confidential treatment of non-public information.

INDEMNIFICATION

         From and after the Closing, GRAI, as the Surviving Entity in the Merger, will (i) observe and continue to observe any indemnification provisions now existing (or as same may be hereafter expanded to the full extent of the law) in the certificates of incorporation or bylaws of either GRAI or KPCI or the Merger Agreement; and (ii) shall provide director and officer liability insurance which shall provide continuous and uninterrupted coverage for the full statute of limitations for any potential claims in amounts and extent of coverage equal to or better than that which is presently offered by GRAI, which indemnification benefits and which insurance coverage shall be for the benefit of any individual who served as a director or officer of GRAI or KPCI at any time at or prior to the Effective Time.

         GRAI, as the Surviving Entity, will indemnify each individual who served as a director or officer of GRAI or KPCI at any time at or prior to the Effective Time from and against any and all actions, suits, Proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including all court costs and attorneys' fees and expenses, resulting from, arising out of, relating to, in the nature of, or caused by the Merger Agreement or any of the transactions contemplated herein.


AMENDMENT AND WAIVER

         The provisions of the Merger Agreement may be waived or amended in writing signed by all parties to the agreement. Some provisions, including the requirement that KPCI and GRAI stockholders approve the merger, may not be waived.

NO SOLICITATION

         The parties have agreed in the Merger Agreement that, from the date of execution of the Merger Agreement until its termination, GRAI will not initiate, solicit or encourage any proposal or offer relating to the acquisition of all or substantially all of the capital stock or assets of such party that lead to a merger, consolidation or other business combination involving GRAI other than the transactions contemplated by the Merger Agreement.




                          MARKET PRICES AND DIVIDENDS


Market Price and Dividends on KPCI Common Stock and Related Stockholder Matter

         At August 11, 2000, there were issued and outstanding 931.0805 shares of KPCI Common Stock, the only class of KPCI equity securities, held by approximately 26 owners of record, one of which was the KPCI Employee Stock Option Plan that had 54 participating employees. There is no established public trading market for KPCI Common Stock.

         KPCI has not paid a cash dividend on the KPCI Common Stock within the past two years.


Market Price and Dividends on GRAI Common Stock and Related Stockholder Matter

         GRAI's common stock was delisted from the NASDAQ SmallCap market effective with the close of business July 28, 1998, because the price of GRAI's common stock had fallen below the requirements for continued listing. Effective July 29, 1998 the GRAI's common stock is traded on the over-the-counter bulletin board market and continues to be quoted under the symbol GRRI.

         The following table sets forth the high and low closing bid quotations for GRAI's common stock, as reported by Standard & Poors Comstock for the periods indicated. These quotations represent bid prices between dealers, do not include retail markups, markdowns or commissions, and do not necessarily represent actual transactions.

                COMMON STOCK CLOSING BID PRICES FOR EACH QUARTER
        FOR THE FISCAL YEARS ENDED OCTOBER 31, 1998 AND OCTOBER 31, 1999
                  AND FOR THE SIX MONTHS ENDING APRIL 30, 2000

                          2000                  1999                  1998

                    HIGH        LOW       HIGH        LOW       HIGH        LOW
                    ----        ---       ----        ---       ----        ---
First Quarter       $2.25      $0.88      $1.44      $0.91      $2.88      $1.88

Second Quarter       2.44       1.50       1.00       0.88       2.88       1.75

Third Quarter          --         --       2.75       0.88       2.75       1.25

Fourth Quarter         --         --       2.50       0.88       1.31        .90

         GRAI's common stock was held by approximately 248 stockholders of record as and 462 beneficial stockholders of August 11, 2000.

         GRAI has never paid a cash dividend on its common stock and does not contemplate paying cash dividends on its common stock in the foreseeable future.





                                  THE COMPANIES


BUSINESS OF KPCI

         KPCI is a regional advertising and marketing communications company. KPCI operates a full service agency which plans and creates advertising campaigns for clients and places advertising with media, and provides marketing consultation, market research, branding, public relations and investor relations, graphic design services, digital interactive design and marketing, branding, direct response and database marketing, sales promotion services, and communications management. KPCI's clients are in a broad range of industries and include business-to-consumer, business-to-business, and business-to-stakeholder clients. In addition, KPCI provides specialized marketing consultation services to television and radio stations.

         KPCI's predecessor, Kupper Advertising, Inc., was founded in St. Louis, Missouri in 1978. KPCI was formed in 1992 in anticipation of the merger of its predecessor with the Parker Group, Inc., a St. Louis, Missouri advertising agency. The merger was consummated in 1993.

         KPCI has its headquarters in St. Louis, Missouri and maintains branch offices in Kansas City, Missouri; New Orleans, Louisiana; Nashville and Memphis, Tennessee; Columbus, Ohio; and Louisville, Kentucky.

         All of KPCI's operations are conducted in leased premises located in the various cities in which KPCI does business. KPCI's physical property consists primarily of leasehold improvements, furniture, fixtures and equipment. No difficulty is anticipated in negotiating lease renewals or in finding other satisfactory space if premises become unavailable. For further information regarding KPCI's obligations under noncancellable operating leases, see "KPCI FINANCIAL STATEMENTS".


REVENUES

         KPCI's principal source of revenues is from commissions and fees earned on advertising placed with the various media, and commissions and fees earned for the production and preparation of advertising. In addition, KPCI's agency brands receive fees for various other services performed in connection with advertising, public relations, research and marketing studies. KPCI has over 100 clients. Major clients include Anheuser Busch, Missouri Department of Economic

Development, Express Scripts, Zilog, RightChoice Managed Care, and Graybar Distributors.

CLIENTS

         KPCI considers its relations with its clients to be satisfactory. Due to the nature of the business, however, any client could at some time in the future reduce its advertising budget, or transfer to another agency all or part of its advertising presently placed through KPCI. Representation of a client does not necessarily mean that KPCI handles all advertising for that client exclusively. In many cases, KPCI handles the advertising of only a portion of a client's products or services or only the advertising in particular geographic areas.

COMPETITION

         The advertising agency business is highly competitive, with agencies of all sizes competing primarily on the basis of quality of service to attract and retain clients and personnel. Advertisers are able to move from one agency to another with relative ease, in part because accounts are terminable on short notice, usually 60 to 90 days. Clients may also reduce advertising and marketing budgets at any time. An agency's ability to compete for clients is sometimes affected by the policy, followed by many clients, of not permitting their agencies to represent competitive accounts in the same market. As a result, increasing size can impact an agency's ability to secure some new clients. In most cases, however, KPCI's separate agency groups have enabled KPCI to represent competing clients.

EMPLOYEES

         At April 30, 2000, KPCI employed approximately 125 people in the United States.

         There is significant competition among advertising agencies for talented and qualified personnel. The ability to attract and retain such people is a key element of KPCI's personnel policies. KPCI believes its compensation, benefits and training policies are competitive with industry peers. Overall, KPCI considers relations with its employees to be satisfactory.

REGULATION

         KPCI's business is subject to government regulation, both domestic and foreign. Federal, state and local governments and governmental agencies have adopted statutes and regulations affecting the advertising activities of advertising agencies and their clients. For example, statutes and regulations have prohibited television advertising for certain products and have regulated the form and content of certain types of advertising for many consumer products. The Federal Trade Commission ("FTC") and various State Attorneys General have also required proof of accuracy of advertising claims with respect to various products and, in their enforcement policies, are seeking to establish more stringent standards with respect to advertising practices. The FTC and State Attorneys General have the authority to investigate and to institute proceedings against advertisers and their advertising agencies for false or misleading advertising. Proposals have also been made for the adoption of additional statutes and regulations which would further restrict the advertising activities of advertising agencies and their clients. The effect on the advertising business of future application of existing statutes or regulations, or the extent, nature or effect of future legislation or regulatory activity with respect to advertising, cannot be predicted.


PROPERTIES

         The following table provides data on KPCI's offices:

--------------------------------------------------------------------------------------------------------
                                                          ANNUAL BASE     APPROXIMATE         LEASE
                           LOCATION                          RENT         SQUARE FEET    EXPIRATION DATE
Office
--------------------------------------------------------------------------------------------------------
St. Louis        8301 Maryland Avenue
                 Clayton, Missouri                           $436,761          22,595            5/31/10
--------------------------------------------------------------------------------------------------------
Kansas City      106 West 14th Street
                 Kansas City, Missouri                         33,210           2,711           10/31/02
--------------------------------------------------------------------------------------------------------
Louisville       135 West Muhammad Ali Blvd.
                 Louisville, Kentucky                          48,000           5,200           12/31/02
--------------------------------------------------------------------------------------------------------
Memphis          6060 Poplar Avenue
                 Memphis, Tennessee                            60,548           3,105            8/31/04
--------------------------------------------------------------------------------------------------------
Nashville        2505 Hillsboro Road
                 Nashville, Tennessee                          30,096           1,672           12/31/00
--------------------------------------------------------------------------------------------------------
New Orleans      433 Metairie Road
                 Metairie, Louisiana                           60,871           4,499            2/28/03
--------------------------------------------------------------------------------------------------------
Columbus         1080 Kingsmill Parkway
                 Columbus, Ohio                                 2,580             144     Month-to-month
--------------------------------------------------------------------------------------------------------

LEGAL PROCEEDINGS

A former KPCI employee has alleged, in essence, wrongful termination by KPCI. This matter, in which the former KPCI employee demands certain lost wages and damages which exceed $50,000, has been submitted to arbitration through the American Arbitration Association. KPCI management believes that the claim by the former employee has no merit and that the matter will not have a material adverse impact on either the results of operation or on the financial condition of KPCI.


BUSINESS OF GRAI

         GRAI was incorporated under the laws of the State of New York on February 25, 1972 under the name Greenstone Ad Agency, Inc. and subsequently changed its name to Greenstone Roberts Advertising, Inc. On July 29, 1997 GRAI filed an amendment to its Certificate of Incorporation with the New York Secretary of State as a result of a reverse one-for-ten stock split.

         GRAI is a full-service advertising agency which analyzes and provides advertising for its clients, and plans and creates advertising for dissemination through various media such as television, radio, newspapers, magazines, the internet and billboards. GRAI has developed expertise in such related areas of marketing, consultation, direct mail advertising, market and product research, design and production of merchandising and sales promotion programs and materials, corporate identification, and public relations. GRAI creates an advertising program within the limits imposed by the client's advertising budget or its annual retainer. GRAI's commission for advertising services is generally 15% of the gross charge (commonly referred to as "billings") for purchasing advertising space or time. This is consistent with the industry average.

         GRAI maintains its operations in Long Island, New York. On July 15, 1998 GRAI closed its Florida operation, due primarily to the loss of several significant customers of the Florida office. GRAI does not believe that the closing of the Florida office has had or will have an adverse effect on its financial condition and results of operations. In addition, as of October 31, 1998, GRAI had fully amortized its 49% equity interest in The Gothard Group ("Gothard"), a Miami-based public relations agency. In July 1998, GRAI filed a lawsuit against Gothard seeking among other things, damages under a certain management agreement and repayment of certain loans made by the GRAI to Gothard. In October 1998, Gothard filed for Chapter 7 protection and all assets were placed in trust. During 1998, GRAI advanced Gothard approximately $126,000, and as of October 31, 1998 was owed $186,000 for advances of monies and $126,000 in accounts receivable. In connection with Gothard filing for Chapter 7, GRAI, in the fourth quarter of fiscal 1998, fully reserved approximately $126,000 of accounts receivable and the $186,000 of advances due from Gothard. Also for the year ended October 31, 1998, GRAI recorded an equity loss of $66,258 representing its proportionate share of Gothard's losses up to GRAI's remaining investment in Gothard. No additional loss of Gothard will be recognized as GRAI has no plans to support the operations of Gothard. Any monies recovered by GRAI from Gothard will be recorded as Other Income.

         GRAI believes, based on management's knowledge of and experience in the market, that it is one of the largest advertising agencies on Long Island, New York in terms of commissions and fee revenues. GRAI's success in these areas is based on its established reputation and expertise in representing clients in businesses such as vitamins, minerals and nutritional supplements, personal care and food products, computer hardware and software, financial services, telecommunication services, cleaning and safety products, healthcare and education. In the past fifteen years, GRAI has received many of the advertising industry's most recognized awards including ANDY's, CLIO's and ONE SHOW's. Also in the past fifteen years, GRAI has received in excess of one hundred "Best on Long Island" awards for its creativity in advertisements and collateral materials. The strategy of GRAI is to concentrate on servicing medium and large accounts that are seeking the personalized service, attention and continuity of relationships with top management and creative personnel that GRAI offers and that larger advertising firms based in major metropolitan areas are not always able to provide. GRAI plans to continue to expand its business by focusing on such accounts and through possible acquisitions of other advertising agencies on Long Island, and in other east coast markets.

SOLICITATION OF NEW BUSINESS

         GRAI has been in business for 28 years and believes it is well known in the Long Island marketplace. GRAI generally obtains new clients through referrals or by identifying prospects through market research in product and service industries in which GRAI does not have a competing client. GRAI solicits prospective clients through personal contacts and presentations by agency principals, backed by a team of creative and media personnel. The initial step in the selection process normally involves preparing a capability study demonstrating GRAI's ability to service the prospective client. Following the submission of a capability study, advertisers generally seek presentations from a limited number of agencies. In soliciting new clients, GRAI often incurs expenses prior to obtaining such clients, and there is no assurance that GRAI will be able to obtain such clients or, if the clients are obtained, that such expenses will be reimbursed by the client. GRAI considers the potential revenue from a new client when determining the appropriate level of expenses for such presentations. The period of time required by GRAI to obtain a new client and generate revenues therefrom may range from weeks to several months.

REVENUES

         The primary sources of GRAI's revenues are commissions earned from advertising placed with the various media and service fees for creative time. GRAI places advertising for its clients only in the capacity of an agent and not as a principal. It is expressly understood that GRAI is acting only as an agent of its clients and that ultimate responsibility for the costs incurred rests solely with such clients and not with GRAI. Clients pay GRAI the full media charge for these advertisements. GRAI retains an agency commission, which is generally 15% of the gross media charges, and remits the remaining fee to the media. The billing and collection procedures established by GRAI require that billings be collected from its clients in sufficient time for GRAI to make the corresponding payment to the related media, usually within 30 to 60 days of invoice. Service fees for creative and typesetting time are established on a case-by-case basis. GRAI also receives a service fee on its outside purchases of production materials (such as photography and printing) for clients, generally 20% over the cost of such purchases. In some cases, fees are generated in lieu of commissions on media and markup on outside purchases of production materials.

CLIENTS

         GRAI considers its relationships with its clients to be good. Due to the nature of the business, however, any client could at some time in the future reduce its advertising budget, or transfer to another agency all or part of its advertising presently placed through GRAI. Representation of a client does not necessarily mean that all advertising for such client is handled by GRAI exclusively. In some cases, GRAI handles the advertising of only a portion of a client's products or services.

         For the twelve months ended October 31, 1999, five of GRAI's clients represented 17%, 17%, 12%, 11% and 11%, respectively, of GRAI's revenues. GRAI depends upon a core of approximately 15 clients from which it obtains the bulk of its revenues.

         Advertising industry clients can terminate their relationship with GRAI on relatively short notice, typically 60 to 90 days. GRAI can terminate, at any time, personnel working directly on the accounts to reduce its overhead.

SUPPLIERS

         GRAI internally produces substantially all of the materials required for its clients. Services and materials such as photography, printing and film are generally purchased from outside vendors. GRAI does not maintain any written contracts with its suppliers. Substantially all of such suppliers are located on Long Island.

SEASONALITY

Historically, first quarter revenues have been less than other quarters because of the timing of certain major clients' budgetary cycles.

GOVERNMENT REGULATION

         Federal, state and local governments and governmental agencies in recent years have adopted statutes and regulations affecting the advertising activities of advertising agencies and their clients. For example, statutes and regulations have prohibited television advertising for certain products and regulated the form and content of certain types of advertising for many consumer products. The Federal Trade Commission ("FTC") has also required proof of accuracy of advertising claims with respect to various products and, in its enforcement policies, is seeking to establish more stringent standards with respect to advertising practices. The FTC has the authority to investigate and to institute proceedings against advertisers and their advertising agencies for deceptive advertising. The effect on the advertising business of future interpretations of existing statutes or regulations, or the effect of new legislation or regulatory activity cannot be predicted.

         No claims or enforcement actions have been instituted against GRAI to date and GRAI believes that it is in compliance in all material respects with all applicable regulations. GRAI maintains errors and omissions insurance and believes that such coverage would adequately protect it in the event claims are made by governmental agencies or others. In addition, the GRAI has a "hold harmless" clause in most agreements with clients.

EMPLOYEES

         As of October 31, 1999, GRAI employed 28 people, all but one of which are employed on a full-time basis, including 8 in account management, 4 in media, 3 in production, 5 in creative services and 8 in general administration and finance.

         GRAI believes its future success will depend, in part, on its ability to recruit and retain highly skilled management and creative personnel. Professional personnel in the advertising industry normally do not enter into employment contracts and are free to move from one agency to another. There is substantial competition for qualified employees, although there is a large pool of such people in the New York Metropolitan area. GRAI, because of the competitive nature of the advertising business, has required almost all personnel to execute employee restrictive covenant agreements, which provide generally that when such employee leaves the employ of GRAI voluntarily, for a period of one year such employee is prohibited from soliciting and accepting business from GRAI's clients and from trying to persuade any of GRAI's other employees to sever their employment with GRAI.

         None of GRAI's employees is represented by a labor union. GRAI has experienced no work stoppages and believes that its employee relationships are good. In order to recruit and retain key personnel, GRAI has a wide range of employee benefit plans.

COMPETITION

         The advertising industry and other marketing communications businesses are highly competitive. Agencies of all sizes strive to attract new clients or additional assignments or accounts from existing clients. In addition, many companies have in-house departments which handle all or a portion of their advertising and/or public relations requirements.

         Competition in the advertising industry depends to a large extent on the client's perception of the quality of an agency's "creative product". As GRAI has restructured its operations it has had to compete more frequently against larger advertising agencies. These larger agencies generally have substantially greater financial resources, personnel and facilities than GRAI and many of them are large conglomerates and/or have an international clientele. GRAI believes it is able to compete on the basis of the quality of its product, service, personal relationships with clients and reputation. There can be no assurance that GRAI will be able to maintain its current position in the industry.

PROPERTY

         GRAI does not own any real property. GRAI leases its office, which is considered ample for its present needs. The following table provides data on GRAI's office.



                                       ANNUAL       APPROXIMATE  LEASE
 OFFICE           LOCATION             BASE RENT    SQUARE FEET  EXPIRATION DATE
--------------------------------------------------------------------------------
New York         401 Broadhollow Rd.   $284,136         2,944      7/31/08
                 Melville, New York



LEGAL PROCEEDINGS

         In June 1997, a former client of GRAI filed a civil claim against GRAI and Gothard. The former client sought, among other remedies, to be relieved of its obligations to pay outstanding bills due and owing GRAI and to collect damages. GRAI and Gothard filed a counterclaim against the former client seeking payment of amounts due for advertising and public relations services and expenses. In February 1998, GRAI obtained a judgment against the former client in the total amount of $1,196,000. Efforts to collect the judgment have, thus far, been unsuccessful. On September 20, 1999 the former client filed for Chapter 7 Bankruptcy in United States Bankruptcy Court, Middle District of Florida, Tampa Division. GRAI is filing its claim as a creditor with the bankruptcy trustee.

         Greenstone Roberts Advertising Florida, Inc. ("Greenstone Florida"), a wholly-owned subsidiary of GRAI, Gothard, an entity which is 49% owned by Greenstone Florida and Ronald Greenstone, Chairman of the Board, Chief Executive

Officer and Director of GRAI were named as defendants in litigation filed by Barbara W. Gothard in Circuit Court in Miami-Dade County, Florida on April 21, 1998. The action arises from a dispute between GRAI and Barbara Gothard concerning the management and operation of Gothard. This case has been consolidated under court order with an earlier filed action between Greenstone Florida against Gothard and Barbara W. Gothard in which Greenstone Florida seeks, among other things, damages for breaches of contract and breaches of fiduciary duty. The Gothard claim against the Greenstone entities has been dismissed. Written discovery by the Greenstone entities is on-going.

         On October 15, 1998, a Chapter 7 bankruptcy was filed on behalf of Gothard, by Barbara Gothard and a bankruptcy trustee has been appointed. GRAI has filed a claim as a creditor in that case. Management believes that the outcome of such litigation will not have a material adverse impact on its financial condition or annual results of operations.

          Barbara Gothard and The Gothard Group, Inc., d/b/a Gothard/Greenstone Roberts were named defendants in litigation filed by Centurion Capital Corp in Circuit Court in Miami-Dade County Florida on April 29, 1998. This action asserts a claim against the defendants in the amount of approximately $60,000 based on alleged claims of breach of contract, money lent, conversion and account stated. GRAI is vigorously defending the claims. Management believes that the outcome of such litigation will not have a material effect on its financial condition or annual results of operations.



                 KPCI MANAGEMENT DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion relates to KPCI's results of operations, financial condition and liquidity for the periods indicated without giving effect to the Merger and should be read in conjunction with KPCI's financial statements and the notes thereto.

Results of Operations - Year Ended October 31, 1999

         Revenues for the year ended October 31, 1999 were $10,846,769, a 22.4% increase over 1998 revenues of $8,860,103. Public relations revenues increased 47% between years and now amount to 15.8% of total revenues compared to 13.1% in 1998. Sales promotion and direct marketing revenues increased 7.6% to 4.9% of total revenues in 2000.

      Salaries and benefits expense increased 17.6% to $8,781,833. The most significant increase in this category of expense relates to the fair value of the shares of KPCI common stock released for allocation to its ESOP participants ($403,179 in fiscal 1999 compared to $327,722 in fiscal 1998). As more fully discussed below, KPCI intends to terminate its ESOP during fiscal 2000. Excluding this ESOP expense, salaries and benefits expense increased approximately $1,239,000 or 17.4% - 5 percentage points less than the revenue increase.

         Office and general expenses increased approximately $548,000 or 37.7% as compared to the 22.4% increase in revenues. The principal reason for this increase was that the Company leased additional space in St. Louis to accommodate its increased staff.

       KPCI reported net interest expense of $7,410 in 1999 compared to net interest income of $9,237 in 1998. Interest income decreased between years due to lower average collected cash balances. Interest expense decreased between years due to lower long-term debt balances.

       KPCI's effective tax rate was high in both years due principally to the fact that the difference between the fair market value and the historical costs of shares allocated to ESOP participants is not deductible for tax purposes. See Footnote 11 of the KPCI Financial Statements as of October 31, 1999 and 1998 for the reconciliation of the Company's effective tax rate to the U.S. statutory income tax rate.


Liquidity and Capital Resources - At October 31, 1999

       As of October 31, 2000, KPCI's cash and cash equivalents totaled $538,783 compared to the 1998 year-end balance of $589,950. Working capital at October 31, 1999 was $175,612, compared to $194,749 at October 31, 1998. The principal reason for the decline in cash and cash equivalents as well as working capital is that KPCI did not issue stock in fiscal 1999 to fund the cash required to repurchase shares from ex-employees.

         Operating Activities: KPCI's funds from operating activities consist primarily of net income adjusted for non-cash items and changes in operating assets and liabilities. The most significant non-cash item is entitled "Shares earned and released by ESOP" and represents the fair market value of the related shares that are allocated to ESOP participants. This non-cash charge increased 23% between years from $327,722 in 1998 to $403,179 in 1999. The principal reason for the increase is that the fair value of KPCI common stock increased by 25.5% between years as a result of internal growth. KPCI intends to terminate its ESOP effective August 31, 2000. As a result, operating results in periods subsequent to August 31, 2000 will not contain similar non-cash charges to earnings. Cash provided by operating activities was $607,768 in 1999 compared to cash provided by operating activities of $383,665 in 1998.

         Investing Activities: KPCI's capital expenditures for property and equipment were $198,969 for the year ended October 31, 1999 compared to $490,688 in 1998. Capital expenditures in 1998 were higher than normal because the Company substantially upgraded its computer and communications systems during that year. At October 31, 1999, KPCI had no material commitments for future expenditures.

         Financing Activities: At October 31, 1999, KPCI was in compliance with all covenants and conditions related to its debt agreements.


Results of Operations - Six Months Ended April 30, 2000

         Revenues for the six months ended April 30, 2000 were $6,050,612, a 15.3% increase over 1999 revenues of $5,248,391. Public relations revenues increased 50% between years and now amount to 18.8% of total revenues compared to 14.5% in 1999. Sales promotion and direct marketing revenues increased 31% to 5.5% of total revenues in 2000 compared to 4.8% in 1999.

         Salaries and benefits expense increased 19.1% to $4,794,636. The most significant increase in this category of expense relates to the fair value of the shares of KPCI common stock released for allocation to its ESOP participants ($402,000 in fiscal 2000 compared to $155,000 in fiscal 1999). As more fully discussed below, KPCI intends to terminate its ESOP during fiscal 2000. Excluding this ESOP expense, salaries and benefits expense increased approximately $522,000 or 13.5% - 1.8 percentage points less than the revenue increase.

         Office and general expenses increased approximately $79,000 or 8.0% as compared to the 15.3% increase in revenues.

         KPCI reported net interest income of $25,000 in 2000 compared to net interest expense of $18,000 in 1999. Interest income increased between years due to higher interest rates and higher average collected cash balances. Interest expense decreased between years due to lower long-term debt balances.

         KPCI's effective tax rate was high in both years due principally to the fact that the difference between the fair market value and the historical costs of shares allocated to ESOP participants is not deductible for tax purposes. Excluding this non-cash expense, the Company's effective tax rate was 41.5% in 2000 compared to 42.5% in 1999.



LIQUIDITY AND CAPITAL RESOURCES - At April 30, 2000

         As of April 30, 2000, KPCI's cash and cash equivalents totaled $1,094,082, which is an increase of $555,299 over the 1999 year-end balance of $538,783. Working capital also increased to $748,951 at April 30, 2000 from $175,612 at October 31, 1999.

         Operating Activities: KPCI's funds from operating activities consist primarily of net income adjusted for non-cash items and changes in operating assets and liabilities. The most significant non-cash item is entitled "Shares earned and released by ESOP" and represents the fair market value of the related shares that are allocated to ESOP participants. This non-cash charge increased 160% between years from $155,000 in 1999 to $402,000 in 2000. The principal reason for the increase is that the fair value of KPCI common stock has increased from $5,000 per share to approximately $11,000 per share as a result of internal growth and the impending merger with GRAI. KPCI intends to terminate its ESOP effective August 31, 2000. As a result, operating results in periods subsequent to August 31, 2000 will not contain similar non-cash charges to earnings. Cash provided by operating activities was $511,123 in the first six months of 2000 compared to cash provided by operating activities of $95,413 in 1999. Operating cash flows are impacted by the seasonal spending patterns of clients. KPCI's policy is to bill and collect monies from its clients prior to payments due to the media.

         Investing Activities - KPCI's net capital expenditures for property and equipment were $41,405 for the six months ended April 30, 2000, down slightly from prior year's levels. KPCI anticipates that capital expenditures in 2000 will approximate 1999's level and has no material commitments for future expenditures.

         Financing Activities - At April 30, 2000, KPCI was in compliance with all covenants and conditions related to its debt agreements. In February 2000, the company sold 65 common shares to its employees to fund its anticipated purchases of property and equipment and to fund its anticipated needs to purchase common stock from departing employees. In July 2000, KPCI fully paid its ESOP debt.

         In May 2000, KPCI renewed its $1,000,000 bank line-of-credit for a period of one year. KPCI believes that cash flow from operations, along with current cash balances, will be sufficient to satisfy working capital and other operating requirements in 2000. In the event additional funds are required, KPCI believes it will have sufficient resources, including borrowing capacity, to meet such requirements.

                  PROPOSED AMENDMENT TO GRAI STOCK OPTION PLAN

         As a part of the merger, it is proposed that the options for shares of GRAI be increased from 90,000 to 250,000. This increase is needed so that the plan will have enough options for the conversion of the existing KPCI options into options of the Surviving Entity (185,300), as well as additional options to grant employees in the future. (See Annex D hereto.)


                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                           AND MANAGEMENT OF KPCI


    The following table sets forth the beneficial ownership of KPCI common stock, as of August 11, 2000 by: (i) each present director and the chief executive officer, (ii) each other person known to KPCI to be the beneficial owner of 5 percent (5%) or more of KPCI common stock, and (iii) all directors and executive officers as a group. Except as otherwise indicated by footnote, the named persons possess sole voting and investment power with respect to the shares.

         Voting Securities and Principal Stockholders Thereof

         The following table sets forth certain information regarding the beneficial ownership of KPCI Common Stock (i) by each stockholder known by KPCI to own more than five percent (5%) of KPCI Common Stock, (ii) by each member of the KPCI Board, and (iii) by all directors and officers of KPCI as a group. This information is as of August 14, 2000.

                                                                                     AMOUNT AND
                                                                               NATURE OF BENEFICIAL
                                                                                     OWNERSHIP

                  NAME AND ADDRESS OF BENEFICIAL OWNER (1)                                                     PERCENT OF
                                                                                                                  CLASS
         Trustees for the benefit of
         KPCI Employee Stock Ownership Plan                                           471.0805                     42.8%

         Bruce Kupper                                                                      264                     24.0%

         Mary De Hahn                                                                  51.4833                      5.5%

         John Rezich                                                                        30                      3.8%

         Ian Cohen                                                                          17                      1.8%

         All directors  and  executive  officers of KPCI as a group
         (four persons)
                                                                                      362.4833                     38.9%


(1) Unless otherwise shown, the address for each beneficial owner is c/o Kupper Parker Communications, Incorporated, 8301 Maryland Avenue, St. Louis, Missouri 63105.



                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                           AND MANAGEMENT OF GRAI


    The following table sets forth certain information regarding GRAI Common Stock owned as of August 11, 2000 by (i) each person who is known by the GRAI to own beneficially more than 5% of its outstanding Common Stock,
(ii) each director and named executive officer, and (iii) all officers and directors as a group. Except as otherwise set forth below, the address of each such person is c/o GRAI, 410 Broadhollow Road, Melville, New York 11747.

 NAME OF                       NUMBER OF SHARES                  PERCENTAGE
BENEFICIAL OWNER               BENEFICIALLY OWNED                OF CLASS
----------------              ------------------                ----------

Ronald M. Greenstone.............    323,750 (1)                   33.1%
Herman Fialkov...................    175,000 (2)                   17.9%
Gary C. Roberts..................    105,000 (3)                   10.7%
All Directors and executive officers as a group (3 persons)        61.7%
---------------

(1) Includes 43,750 shares of Common Stock that the holder has the right to acquire within one year upon the exercise of options granted by GRAI.
(2) Shares of unregistered Common Stock acquired in a private placement in June 1999.
(3) Includes 15,000 shares of Common Stock that the holder has the right to acquire within one year upon the exercise of options granted by GRAI.


PROJECTED STOCK OWNERSHIP BY DIRECTORS, NOMINEES AND OFFICERS

         The following table sets forth the number of shares of Common Stock of the Surviving Entity that would have been beneficially owned as of August 11, 2000, and the percentage of the outstanding shares of Common Stock so held, by
(i) each beneficial owner of more than five percent of Common Stock, (ii) each person who is a Director or nominee of the Surviving Entity, (iii) each executive officer of the Surviving Entity; and (iv) all Directors and executive officers as a group. There were no other stockholders of 5% or more of the outstanding shares of common stock. There were no stock options granted or exercised in the last fiscal year.


NAME OF                        NUMBER OF SHARES                PERCENTAGE
BENEFICIAL OWNER               BENEFICIALLY OWNED              OF CLASS
--------------------           ------------------              ----------
Kupper Parker ESOP                  2,566,950                     43.0%
Bruce Kupper                        1,580,500 (1)                 26.5%
Mary De Hahn                          280,584                      4.7%
Ronald M. Greenstone                  232,750 (2)(5)               3.9%
John Rezich                           163,500                      2.7%
Herman Fialkov                        118,000 (3)(5)               2.0%
Gary C. Roberts                        75,000 (4)(5)               1.3%
All Directors and executive officers as a group (5 persons)       39.1%

----------------

(1) Includes 141,700 shares of Common Stock that the holder has the right to acquire within one year upon exercise of the options granted by KPCI/GRAI.

(2) Includes 43,750 shares of Common Stock which the holder has the right to acquire within one year upon the exercise of options granted by the Company.

(3) Shares of unregistered Common Stock acquired in a private placement in June 1999. Mr. Fialkov will resign from the Board as of the effective date of the merger.

(4) Includes 15,000 shares of Common Stock which the holder has the right to acquire within one year upon the exercise of options granted by the Company.

(5) Assumes shareholder's election of repurchase of a pro rata share of the 300,000 shares by the Surviving Entity.

                DIRECTORS AND EXECUTIVE OFFICERS OF KPCI AND GRAI

    The current directors and executive officers of KPCI are as follows:


NAME                       AGE              POSITION
----                       ---              --------

Bruce Kupper               47               Director, President and CEO

Mary De Hahn               51               Director, Vice President and Chief
                                            Operating Officer

John J. Rezich             45               Director, Executive Vice President,
                                            Chief Financial Officer, Treasurer
                                            and Secretary

S. Lee Kling               71               Advisory Director

James A. Saitz             51               Advisory Director

-------------------

    All directors hold office until the next annual meeting of stockholders or until their successors are elected and qualify. Executive officers hold office until their successors are chosen and qualify, subject to earlier removal by the Board of Directors.


    Set forth below is a biographical description of each director, advisory director, and executive officer of KPCI based on information supplied by each of them.


S. Lee Kling               Chairman, Kling Rechler & Co., merchant banking
                           (1994-present)

James A. Saitz             Chairman and CEO, Trustcorp Financial, Inc.,
                           commercial bank holding company (1994-present);
                           Chairman & CEO, Missouri State Bank, commercial bank
                           (1994-present)

Bruce Kupper               Chairman and CEO, Kupper Parker Communications, Inc.,
                           marketing communications (1978-present)

Mary De Hahn               Chief Operating Officer, Kupper Parker
                           Communications, Inc., marketing communications
                           (1995-present)

John J. Rezich             Executive Vice President and CFO, Kupper
                           Parker Communications, Inc., marketing communications
                           (5/00-present); Executive Vice President - Mergers and Acquisitions, Kupper Parker Communications, Inc., marketing communications (10/99-5/00); Vice
                           President- Controller, True North Communications,
                           Inc., advertising (12/85-3/99)


         The current directors and executive officers of GRAI are as follows:

         Ronald M. Greenstone       Chairman, Secretary, Director

         Gary C. Roberts            President, Director

         Herman Fialkov             Director

         In anticipation of the merger and the new directors being appointed by the Board on the effective date of the merger, former directors Anthony V. Curto, Monsignor Thomas Hartman, Richard Projain and Victor Trizzino resigned as directors (and as Secretary in the case of Mr. Curto) as of August 22, 2000, and Mr. Fialkov was appointed to fill Mr. Curto's seat on the Board until the merger effective date, and Mr. Greenstone was elected Secretary.

         The Directors are divided into two classes and hold office until the second succeeding Annual Meeting of Stockholders following the election of their respective class and the qualification of their successors. None of the officers or Directors is related to one another.

INFORMATION AS TO DIRECTORS WHOSE TERMS EXPIRE AT 2002 ANNUAL MEETING

                                                                     FIRST
NAME                             AGE         POSITION                ELECTED

Ronald M. Greenstone............ 59          Director                1972
                                             Chairman of the Board
                                             Secretary

         Ronald M. Greenstone founded the Company in 1972 and has been Chairman of the Board of Directors, Chief Executive Officer and a Director for more than the past five years. Mr. Greenstone served as President of the Company from December 1988 to December 1991. Prior to founding the Company, Mr. Greenstone served as Vice President in charge of account services for the former SH Goldstein Advertising (Great Neck, New York).


INFORMATION AS TO DIRECTORS WHOSE TERMS EXPIRE AT 2001 ANNUAL MEETING

                                                                    FIRST
    NAME                  AGE           POSITION                   ELECTED

Gary C. Roberts           61            Director, President         1988
Herman Fialkov            78            Director                    2000

         Gary C. Roberts has been President and Director of the Company since January 1992. Mr. Roberts served as Executive Vice President since joining the Company in January 1988. From January 1983 until December 1987, Mr. Roberts served as Executive Vice President, Chief Operating Officer and Partner at Slater Hanft Martin (a New York, New York based advertising agency). From January 1970 to December 1982, Mr. Roberts served as Executive Vice President and group head at Wells Rich Greene (a New York, New York based advertising agency). Mr. Roberts received his Bachelor of Science degree in Marketing from New York University in 1960.

Herman Fialkov has been a consultant to Newlight Management LLC and Poly Ventures Associates II, LLP, venture capital firms since 1997 and 1993, respectively. He has been associated with various venture capital firms since 1968. Previously, he was an officer and director of General Instrument Corporation which he joined in 1960 as a result of an acquisition of General Transistor corporation, a company Mr. Fialkov founded. Mr. Fialkov is a director of Primus Telecommunications, Inc. and of Globecomm Systems, inc., and several private companies.


         Upon completion of the merger, Mr. Fialkov will resign, and Mr. Kupper, Ms. De Hahn and Mr. Kling will be appointed by the Board to fill the vacancies of the directors whose terms expire in 2002, and Mr. Rezich and Mr. Saitz will be appointed by the Board to fill the vacancies of the director whose terms expire in 2001.



                             EXECUTIVE COMPENSATION

         The Summary Compensation Table shows the compensation for the past three fiscal years of KPCI for the Chief Executive Officer and the three other most highly compensated executive officers for the fiscal year ended October 31, 1999:



                                                                                              ALL OTHER
                                            YEAR          SALARY            BONUS           COMPENSATION (1)
Bruce Kupper                                1999          288,000          485,000               1,500
       Chief Executive Officer              1998          288,000          589,000               3,000
                                            1997          288,000          250,000               1,000
Mary De Hahn                                1999          120,000          145,500              10,823
       Chief Operating Officer              1998          120,000          130,000              17,336
                                            1997          120,000           80,000               1,000
Ian Cohen                                   1999           90,000           33,500               1,500
        Secretary                           1998           89,334           27,000               3,000
                                            1997           86,004           24,000              18,017
John Rezich (2)                             1999           22,615               --                  --
       Chief Financial Officer              1998               --               --                  --
                                            1997               --               --                  --

1. Amounts shown in this column are for cash payments for attendance of KPCI's Board of Directors' meetings and for KPCI's contributions to its Employee Stock Ownership Plan.

         Cash payments for attendance of KPCI's Board of Director's were $1,500 in 1999, $3,000 in 1998, and $1,000 in 1997, respectively, for Mr.
         Kupper, Ms. De Hahn, and Mr. Cohen.

         KPCI's contributions to its Employee Stock Ownership Plan for Ms. De Hahn were $9,323 in 1999, $14,336 in 1998, and $17,017 in 1997. No
         other named executives were eligible for contributions under this plan.

2. Mr. Rezich commenced employment with KPCI in October 1999. Under the terms of his employment agreement, he receives a base salary of $120,000 and a minimum cash bonus of $20,000.

    For information regarding executive compensation, see the section captioned "Executive Compensation" in GRAI annual report on Form 10-K for the year ended October 31, 1999 incorporated herein by reference.


         The following is a summary of some of the pertinent terms and conditions of the Employment Agreements under the merger; all undefined capitalized terms shall have the same meaning as specified in the Employment Agreements. This is not intended to be a full description of all of the terms of such agreement; for a complete description of such agreement, see Annex C hereto.


         Employment Agreements of GRAI Executives. Under the merger, both Ronald
M. Greenstone and Gary C. Roberts will execute two-year employment contracts with the Surviving Entity on terms described below.

RONALD M. GREENSTONE

         On the Effective Date of the merger, the Surviving Entity will employ Mr. Greenstone ("Greenstone") for a period (the "Period of Employment") of two
(2) years, ending at 12:00 midnight on the second anniversary thereof (the "Termination Date").

         The Surviving Entity shall compensate Greenstone for the services to be rendered by him, including all services to be rendered as an officer or director of the Surviving Entity, by paying Greenstone a salary at the rate of not less than Two Hundred Fifteen Thousand and No/100 Dollars ($215,000.00) per annum.

         During the Period of Employment hereunder, Greenstone shall be employed by the Surviving Entity as the Chief Executive Officer of the Long Island operations of the Surviving Entity, and, except as hereinafter provided, shall devote eighty (80%) percent of a usual full-time Monday through Friday work week to the business and affairs of the Surviving Entity, use his best efforts consistent with such time requirements to promote the business of the Surviving Entity, hold the offices in the Surviving Entity to which from time to time he may be elected or appointed, and perform such executive duties as shall be assigned to him by the Board of Directors of the Surviving Entity, provided such duties are consistent with those currently being performed by Greenstone contemporaneously with the execution of his employment agreement. In connection with the performance of his duties hereunder, Greenstone, from time to time, may be required to travel both within and outside of the United States of America, provided however that Greenstone shall not be required to travel more than ten
(10) consecutive days in any calendar month throughout the term hereof. In addition, Greenstone may render such services from Greenstone's home in Boca Raton, Florida or from the Surviving Entity's office on Long Island, New York, provided, however, that Greenstone shall not be required to render such services from any location other than his home in Boca Raton, Florida for more than One Hundred (100) days per year during the term hereof.

         Greenstone shall be reimbursed for all travel and other expenses incidental to the performance of services hereunder in accordance with the usual practices of the Surviving Entity and all expenses so reimbursed shall be deemed to have been approved. In addition, in the event that Greenstone is requested by the Surviving Entity to perform services in Long Island, New York, Greenstone will be reimbursed for: (i) all commuting expenses between his home in Boca Raton, Florida and the Surviving Entity's Long Island office, including without limitation, airfare, car service, car rental, parking and other similar expenses; and (ii) all expenses incident or relating to the maintenance by Greenstone of an apartment on Long Island, including, without limitation, rent, maintenance, telephone, utilities, etc. all of which expenses shall be reimbursed promptly upon presentation by Greenstone of invoices/vouchers evidencing such expenses.

         In the event Greenstone is terminated by the Surviving Entity prior to the Termination Date (a "Cessation of Employment") otherwise than for "cause" as defined in such agreement): the Surviving Entity shall within five (5) days of the Cessation of Employment pay to Greenstone a lump sum payment of Two Hundred and Fifty Thousand and no/100 Dollars ($250,000.00), as a special severance and termination payment which amount shall be paid in addition to and not in lieu of any other amounts payable to Greenstone by the Surviving Entity; and for the entire remaining portion of the then current Period of Employment, the Surviving Entity shall continue to pay to Greenstone the salary then being paid by the Surviving Entity to Greenstone pursuant to the provisions of the agreement prior to the date of the Cessation of Employment; and for the entire remaining portion of the then current Period of Employment, Greenstone shall continue to be eligible to, and shall participate in, all employee benefit programs of the Surviving Entity in which Greenstone participated prior to the date of the Cessation of Employment including, without limitation, all savings, life, accident, medical and dental insurance plans and programs; and Greenstone shall be entitled to make whatever elections may be available to him with respect to his interests in savings and comparable plans. In addition, for the entire remaining portion of the then current Period of Employment, the Surviving Entity shall pay 100% of the costs of Greenstone's participation in the Surviving Entity's medical and dental insurance plans.

         If, by the Termination Date, the Surviving Entity and Greenstone have not entered into a mutually acceptable written renewal employment agreement for a period of at least one year beyond the Termination Date (a "Renewal Agreement"), the Surviving Entity shall pay to Greenstone, on or before the fifth day following the Termination Date, in one lump sum as a special severance and termination payment, the amount of Two Hundred Fifty Thousand no/100 Dollars ($250,000.00), which amount shall be in addition to, and not in lieu of, any other amounts payable to Greenstone by the Surviving Entity.


GARY C. ROBERTS

         On the Effective Date of the merger, the Surviving Entity will employ Mr. Roberts (the "Roberts") for a period (the "Period of Employment") of two (2) years, ending at 12:00 midnight on the second anniversary thereof (the "Termination Date").

         The Surviving Entity shall compensate Roberts for the services to be rendered by him hereunder, including all services to be rendered as an officer or director of the Surviving Entity, by paying Roberts a salary at the rate of not less than Two Hundred Forty Thousand and No/100 Dollars ($240,000.00) per annum. During the Period of Employment hereunder, Roberts shall be employed by the Surviving Entity as the President of the Long Island operations of the Surviving Entity, and, except as hereinafter provided, shall devote his full time and attention to the business and affairs of the Surviving Entity, use his best efforts consistent with such time requirements to promote the business of the Surviving Entity, hold the offices in the Surviving Entity to which from time to time he may be elected or appointed, and perform such executive duties as shall be assigned to him by the Board of Directors of the Surviving Entity, provided such duties are consistent with those currently being performed by Roberts contemporaneously with the execution of his employment agreement. In connection with the performance of his duties hereunder, Roberts, from time to time, may be required to travel both within and outside of the United States of America, provided however that Roberts shall not be required to travel more than ten (10) consecutive days in any calendar month throughout the term hereof.

         In the event Roberts is terminated by the Surviving Entity prior to the Termination Date (a "Cessation of Employment) otherwise than for "cause" (as defined in the agreement): the Surviving Entity shall within five (5) days of the Cessation of Employment pay to Roberts a lump sum payment of Two Hundred and Twenty-five Thousand and no/100 Dollars ($225,000.00), as a special severance and termination payment which amount shall be paid in addition to and not in lieu of any other amounts payable to Roberts by the Surviving Entity; and for the entire remaining portion of the then current Period of Employment, the Surviving Entity shall continue to pay to Roberts the salary then being paid by the Surviving Entity to Roberts pursuant to the provisions of the agreement prior to the date of the Cessation of Employment; and for the entire remaining portion of the then current Period of Employment, Roberts shall continue to be eligible to, and shall participate in, all employee benefit programs of the Surviving Entity in which Roberts participated prior to the date of the Cessation of Employment including, without limitation, all savings, life, accident, medical and dental insurance plans and programs; and Roberts shall be entitled to make whatever elections may be available to him with respect to his interests in savings and comparable plans. In addition, for the entire remaining portion of the then current Period of Employment, the Surviving Entity shall pay 100% of the costs of Roberts' participation in the Surviving Entity's medical and dental insurance plans.

         If by the Termination Date, the Surviving Entity and Roberts have not entered into a mutually acceptable written renewal employment agreement for a period of at least one year beyond the Termination Date (a "Renewal Agreement"), the Surviving Entity shall pay to Roberts, on or before the fifth day following the Termination Date, in one lump sum as a special severance and termination payment, the amount of Two Hundred Twenty-five Thousand and no/100 Dollars ($225,000.00), which amount shall be in addition to, and not in lieu of, any other amounts payable to Roberts by the Surviving Entity.



                           RELATED PARTY TRANSACTIONS

    There have been no related transactions or business relationships in which the amount involved exceeds $60,000 and in which any director, executive officer or beneficial holder of more than 5% of GRAI'S common stock had or will have a direct or indirect material interest, other than compensation arrangements which are described in the executive compensation information incorporated herein by reference. GRAI has a consulting agreement with Herman Fialkov under which he receives $50,000 per year for four years commencing May 1999.



                        COMPARISON OF STOCKHOLDER RIGHTS

   Holders of shares of KPCI stock will become holders of shares of GRAI common stock. The following chart summarizes the material differences between the rights of KPCI stockholders (left column), and the rights of GRAI stockholders (right column). This summary is not intended to be complete and is qualified by reference to GRAI's Certificate of Incorporation and by-laws and GRAI'S Certificate of Incorporation and by-laws, copies of which are on file with the SEC.







       SUMMARY OF MATERIAL DIFFERENCES BETWEEN CURRENT RIGHTS OF KPCI STOCKHOLDERS AND RIGHTS THOSE STOCKHOLDERS WILL HAVE FOLLOWING THE MERGER

                                KPCI                              GRAI
                  ---------------------------------     ------------------------------
CORPORATE         The rights of KPCI stockholders       The rights of GRAI
GOVERNANCE        are currently governed by Missouri    stockholders are currently
                  and the certificate of incorporation  and will remain governed by and by-laws of KPCI. Upon completion  New York law, GRAI
                  of the merger, the rights of KPCI     certificate of incorporation
                  stockholders will be governed by New  and GRAI by-laws.
                  York law, GRAI certificate of
                  incorporation and GRAI by-laws.

AUTHORIZED        30,000 shares of common stock,        30,000,000 shares of common
STOCK             $1.00 par value per share.            stock, par value $0.10;
                                                        1,000,000 shares of preferred
                                                        stock, par value $1.00

VOTING            Holders of common stock are           Holders of common stock are
RIGHTS            entitled to one vote for each share   entitled to one vote for each
                  held on all matters on which          share held on all matters
                  stockholders are generally entitled   on which stockholders are
                  to vote.                              generally entitled to vote.

SIZE OF THE       The KPCI by-laws provide that the     GRAI by-laws provide
BOARD OF          that the Board of Directors shall be  the Board of directors shall
DIRECTORS         5.                                    be 3 to 15.*

ELECTION          The Board has one class. KPCI does    The Board is divided into
AND CLASS-        not have cumulative voting for the    classes of directors. If
IFICATION         election of directors.                there are 8 or fewer
OF THE                                                  directors, there are 2
BOARD OF                                                classes, each serving a year
DIRECTORS                                               two-year term; if there are 9
                                                        or more directors, there are
                                                        3 classes, each having a
                                                        3-year term. GRAI does not
                                                        have cumulative voting for
                                                        the election of directors.

AMENDMENT         KPCI's By-Laws may be amended by a    GRAI's By-laws may be
OF BY-LAWS        majority of a quorum of its           amended by (1) Board of
                  Shareholders.                         Directors or (2) a majority
                                                        of a quorum of stockholders.

AMENDMENT         KPCI's Articles of Incorporation      Except in limited
OF                may be amended by the affirmative     circumstances, the
CERTIFICATE       vote of the holders of a majority     certificate of incorporation
OF                of the outstanding shares.            may be amended by a vote of
INCORPORATION                                           the Board, followed by a vote
                                                        of a majority of all
                                                        outstanding shares entitled
                                                        to vote thereon at a meeting
                                                        of stockholders.


* The elimination of the minimum size of the Board of Directors in GRAI's certificate of incorporation is subject to shareholder approval.



                       DESCRIPTION OF KPCI CAPITAL STOCK

GENERAL

    KPCI authorized capital stock consists of 30,000 shares of common stock. As of August 11, 2000, there were 931.0805 shares of common stock outstanding.


COMMON STOCK

    Holders of shares of KPCI common stock:

     are entitled to receive dividends when and as declared by KPCI board from legally available funds;

     except as otherwise may be required by law, have the exclusive right to vote;

     are entitled, upon any liquidation, dissolution or winding up, to a pro rata distribution of the assets and funds available for distribution to stockholders;


     are entitled to one vote per share on all matters on which stockholders generally are entitled to vote; and


     have preemptive rights to subscribe for additional shares of KPCI common stock or securities convertible into shares of KPCI common stock.


                     DESCRIPTION OF GRAI CAPITAL STOCK

GENERAL

    GRAI authorized capital stock consists of 30,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of August 11, 2000, there were approximately 918,277 shares of common stock and no shares of preferred stock outstanding.


COMMON STOCK

    Holders of shares of GRAI common stock:

     are entitled to receive dividends when and as declared by GRAI board from legally available funds;

     except as otherwise may be required by law, have the exclusive right to vote;

     are entitled, upon any liquidation, dissolution or winding up, to a pro rata distribution of the assets and funds available for distribution to stockholders;


     are entitled to one vote per share on all matters on which stockholders generally are entitled to vote; and


     do not have preemptive rights to subscribe for additional shares of GRAI common stock or securities convertible into shares of GRAI common stock.


                      WHERE YOU CAN FIND MORE INFORMATION

    GRAI has filed a registration statement on Form S-4 to register with the SEC its common stock to be issued to KPCI stockholders in the merger. This Prospectus/Proxy Statement is a part of that registration statement and constitutes GRAI's prospectus in addition to being GRAI's proxy statement for its special meeting of stockholders. As allowed by SEC rules, this

Prospectus/Proxy Statement does not contain all the information KPCI stockholders can find in the registration statement or the exhibits to the registration statement.

    In addition, GRAI files reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. KPCI stockholders may read and copy this information at the following locations of the SEC:

Public Reference Room      New York Regional Office     Chicago Regional Office
450 Fifth Street, N.W.     7 World Trade Center         Citicorp Center
Room 1024                  Suite 1300                   500 West Madison Street
Washington, D.C. 20549     New York, New York 10048     Suite 1400
                                                        Chicago, Illinois
                                                          60661-2511


    KPCI stockholders may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including GRAI, who file electronically with the SEC. The address of that site is www.sec.gov.


     The SEC allows GRAI to "incorporate by reference" information into this document. This means that the companies can disclose important information to KPCI stockholders by referring them to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.


    This document incorporates by reference the documents listed below that GRAI has previously filed with the SEC. They contain important information about GRAI and its financial condition. Some of these filings have been amended by later filings, which are also listed.

GRAI SEC FILINGS (FILE NO. 655610)  DESCRIPTION OR PERIOD/AS OF DATE
----------------------------------  --------------------------------------------
Annual Report on Form 10-KSB        Fiscal Year Ending October 31, 1999

Quarterly Report on Form 10-QSB     Quarter Ended January 31, 2000
and Amendment No. 1 thereto on
Form 10-QSB/A dated March 30, 2000

Quarterly Report on Form 10-QSB     Quarter Ended April 30, 2000

Current Report on Form 8-K, dated   Discloses the entering into the
April 27, 2000                      Merger Agreement and related matters

--------------------------------------------------------------------------------


    GRAI also incorporates by reference any additional documents that either GRAI may file with the SEC between the date of this document and the date of the GRAI special stockholders meeting. These documents include periodic reports, including Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, as well as proxy statements.

    KPCI stockholders can obtain any of the documents incorporated by reference in this document through GRAI or KPCI, as the case may be, or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Prospectus/Proxy Statement. KPCI stockholders can obtain documents incorporated by reference in this Prospectus/Proxy Statement by requesting them in writing or by telephone from the appropriate GRAI at the following addresses:

Kupper Parker Communications, Inc.
8301 Maryland Avenue
St. Louis, Missouri  63105
Attention: Bruce D. Kupper
Telephone number: (314) 290-2000

Greenstone Roberts Advertising, inc.
401 Broad Hollow Road
Melville, New York 11747
Attention: Ronald M. Greenstone
Telephone number: (631) 249-2121


    IF GRAI STOCKHOLDERS WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY SEPTEMBER 25, 2000 TO RECEIVE THEM BEFORE THE SPECIAL STOCKHOLDERS MEETING. If they request any incorporated documents from GRAI, GRAI will mail such documents to its stockholders by first class mail, or another equally prompt means, within one business day after GRAI receives such request.


    GRAI stockholders may rely only on the information contained or incorporated by reference in this document in making a decision to vote on the merger proposal. GRAI has not authorized anyone to give any information or make any representation about the merger of the companies that differs from, or adds to, the information in this document or in its documents that are publicly filed with the SEC.

    The information contained in this Prospectus/Proxy Statement speaks only as of its date unless the information specifically indicates that another date applies. Information in this document about GRAI has been supplied by GRAI, and information about KPCI has been supplied by KPCI.


                                    EXPERTS

    GRAI consolidated financial statements at October 31, 1999 and 1998, and for each of the two years in the period ended October 31, 1999, incorporated by reference in this Prospectus/Proxy Statement, which is made a part of this Form S-4 registration statement, have been audited by BDO Seidman, LLP, independent auditors, as set forth in their report incorporated by reference in GRAI's annual report on Form 10-KSB, dated January 10, 2000, which is incorporated by reference in this Prospectus/Proxy Statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The audited financial statements of KPCI, included in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                 LEGAL MATTERS


    The legality of GRAI common stock offered by this Prospectus/Proxy Statement has been passed upon for GRAI by Forchelli, Curto, Schwartz, Mineo, Carlino & Cohn, LLP, Mineola, New York. Members of this firm hold equity securities in GRAI. Armstrong Teasdale LLP, St. Louis, Missouri, has delivered an opinion to the effect that the description of the federal income tax consequences of the merger under the heading "The Merger -- Material Federal Income Tax Consequences" correctly sets forth the material federal income tax consequences of the merger.




                         INDEPENDENT PUBLIC ACCOUNTANTS

    Representatives of BDO Seidman, LLP will be present at the special stockholders meeting of GRAI. These representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                         INDEX TO FINANCIAL STATEMENTS


I. Pro Forma Financial Information .......................................      F - 2

II. Unaudited Financial Statements of KPCI as of April 30, 2000
           and October 31, 1999 ..........................................      F - 7

           Unaudited Balance Sheet of KPCI as of April 30, 2000 and
           October 31, 1999...............................................      F - 7

           Unaudited Statements of Operations as of April 30, 2000 and
           October 31, 1999 ..............................................      F - 8

           Unaudited Statements of Cash Flows as of April 30, 2000 and
           October 31, 1999 ..............................................      F - 9

           Notes to Financial Statements .................................      F - 10

II. Financials Statements of KPCI as of October 31, 1999 and 1998

           Report of Independent Public Accountants ......................      F - 12

           Balance Sheets of KPCI as of October 31, 1999 and 1998 ........      F - 13

           Statements of Operations of KPCI as of October 31, 1999
                     and 1998 ............................................      F - 14

           Statements of Stockholders' Equity of KPCI as of October
                     31, 1999 and 1998 ...................................      F - 15

           Statements of Cash Flows For the Year Ending
                 October 31, 1999 and 1998 ...............................      F - 16

           Notes to Financial Statements..................................      F - 17

                         PRO FORMA FINANCIAL INFORMATION


   GREENSTONE ROBERTS ADVERTISING, INC. AND KUPPER PARKER COMMUNICATIONS, INC.
                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

INTRODUCTION

       The following unaudited pro forma combined financial statements give effect to the acquisition by Greenstone Roberts Advertising, Inc. ("Greenstone Roberts") of 100% of the outstanding capital stock of Kupper Parker Communications, Inc. ("Kupper Parker") in a transaction accounted for as a reverse acquisition under the purchase method of accounting (the "Acquisition"). The consideration is comprised of $1,350,000 in cash and approximately 10.9% of the assets and operations of Kupper Parker with a fair value of approximately $806,000.

       The unaudited pro forma combined balance sheet of Greenstone Roberts and Kupper Parker as of April 30, 2000 presents the combined financial position of such entities assuming that the Acquisition occurred on April 30, 2000. The unaudited pro forma combined income statements of Greenstone Roberts and Kupper Parker for the year ended October 31, 1999 and for the six months ended April 30, 2000 present the combined results of operations of such entities assuming that the Acquisition occurred at the beginning of each period presented. The pro forma combined financial information does not purport to be indicative of the results that would have actually occurred had the Acquisition been completed as of the dates assumed or which may be obtained in the future. The pro forma adjustments described in the notes to the unaudited pro forma combined financial statements reflect the preliminary allocation of the purchase price to the net assets acquired and is subject to final determination.

KUPPER PARKER / GREENSTONE ROBERTS
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AT APRIL 30, 2000


                                                        KUPPER             GREENSTONE         PRO FORMA
                                                        PARKER               ROBERTS         ADJUSTMENTS             TOTAL
                                                     ------------         ------------      ---------------------------------
ASSETS
     Current assets
        Cash and cash equivalents                    $  1,094,082         $  1,269,740      ($ 1,350,000) (a)    $  1,013,822
        Accounts receivable, net                        5,670,215            2,937,376                 -            8,607,591
        Other current assets                              344,763              278,001                 -              622,764
                                                     ------------         ------------      ------------         ------------
           Total current assets                         7,109,060            4,485,117        (1,350,000)          10,244,177
                                                     ------------         ------------      ------------         ------------

     Property and equipment, net                          674,606              537,695                 -            1,212,301
     Goodwill, net                                        220,876                    -           267,541  (b)         488,417
     Other assets                                         144,854              196,377                 -              341,231
                                                     ------------         ------------      ------------         ------------
                                                     $  8,149,396         $  5,219,189      ($ 1,082,459)        $ 12,286,126
                                                     ============         ============      ============         ============

LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities
        Current portion of long-term debt            $    189,761         $          0      $          0         $    189,761
        Accounts payable and accrued expenses           6,170,348            3,058,122           158,000  (c)       9,386,470
                                                     ------------         ------------      ------------         ------------
           Total current liabilities                    6,360,109            3,058,122           158,000            9,576,231
                                                     ------------         ------------      ------------         ------------

     Noncurrent liabilities
        Non current portion of long-term debt             174,591                    -                 -              174,591
        Other                                             157,896              113,526                 -              271,422
                                                     ------------         ------------      ------------         ------------
           Total noncurrent liabilities                   332,487              113,526                 -              446,013
                                                     ------------         ------------      ------------         ------------

     Stockholders' equity                                                                        507,400  (d)
        Common stock                                        1,264              106,000            (1,264) (e)         613,400
        Paid-in capital                                 2,369,965            3,343,793        (2,369,965) (e)       3,930,377
                                                                                                 586,584  (d)
        Retained earnings                                (178,186)            (790,293)          790,293  (e)        (178,186)
        Treasury stock, at average cost                  (596,493)            (611,959)       (1,350,000) (f)      (1,961,959)
                                                                                                 596,493  (e)
        Unearned ESOP shares                             (139,750)                   -                 -             (139,750)
                                                     ------------         ------------      ------------         ------------
                                                        1,456,800            2,047,541        (1,240,459)           2,263,882
                                                     ------------         ------------      ------------         ------------
                                                     $  8,149,396         $  5,219,189      ($ 1,082,459)        $ 12,286,126
                                                     ============         ============      ============         ============

KUPPER PARKER / GREENSTONE ROBERTS
UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

YEAR ENDED OCTOBER 31, 1999


                                                     KUPPER          GREENSTONE        PRO FORMA
                                                     PARKER            ROBERTS         ADJUSTMENTS            TOTAL
                                                  ------------      ------------      ------------        ------------

Revenues                                          $ 10,846,769      $  3,877,996      $          0        $ 14,724,765
                                                  ------------      ------------      ------------        ------------

Operating Expenses:
      Salaries and benefits                          8,781,833         2,894,914                 -          11,676,747
      Office and general                             2,002,816         1,535,595            13,377  (g)      3,551,788
                                                  ------------      ------------      ------------        ------------
                                                    10,784,649         4,430,509            13,377          15,228,535
                                                  ------------      ------------      ------------        ------------
Operating Profit (Loss)                                 62,120          (552,513)          (13,377)           (503,770)

Other Income (Expense):
      Interest income                                   67,816            58,500           (67,500) (h)         58,816
      Interest expense                                 (75,226)                -                 -             (75,226)
                                                  ------------      ------------      ------------        ------------
                                                        (7,410)           58,500           (67,500)            (16,410)
                                                  ------------      ------------      ------------        ------------
Pretax Income (Loss)                                    54,710          (494,013)          (80,877)           (520,180)


Provision for Taxes                                    113,928                 -          (113,928) (I)              -
                                                  ------------      ------------      ------------        ------------

Net Income (Loss)                                 $    (59,218)     $   (494,013)     $     33,051        $   (520,180)
                                                  ============      ============      ============        ============

Basic and Diluted Loss Per Share                                                                    (j)   $      (0.09)
                                                                                                          ============

Weighted Average Shares Used In Basic
      And Diluted Per Share Computation                                                                      5,586,813
                                                                                                          ============

KUPPER PARKER / GREENSTONE ROBERTS

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

SIX MONTHS ENDED APRIL 30, 2000


                                                    KUPPER         GREENSTONE        PRO FORMA
                                                    PARKER           ROBERTS        ADJUSTMENTS           TOTAL
                                                  -----------      -----------      -----------        -----------

Revenues                                          $ 6,050,612      $ 1,719,790      $         0        $ 7,770,402
                                                  -----------      -----------      -----------        -----------

Operating Expenses:
      Salaries and benefits                         4,794,636        1,196,705                -          5,991,341
      Office and general                            1,058,624          682,507            6,688  (g)     1,747,819
                                                  -----------      -----------      -----------        -----------
                                                    5,853,260        1,879,212            6,688          7,739,160
                                                  -----------      -----------      -----------        -----------
Operating Profit (Loss)                               197,352         (159,422)          (6,688)            31,242

Other Income (Expense):
      Interest income                                  46,433           43,098          (33,750) (h)        55,781
      Interest expense                                (21,109)               -                -            (21,109)
                                                  -----------      -----------      -----------        -----------
                                                       25,324           43,098          (33,750)            34,672
                                                  -----------      -----------      -----------        -----------
Pretax Income (Loss)                                  222,676         (116,324)         (40,438)            65,914


Provision for Taxes                                   211,928                -          (37,245) (I)       174,683
                                                  -----------      -----------      -----------        -----------

Net Income (Loss)                                 $    10,748      $  (116,324)     $    (3,193)       $  (108,769)
                                                  ===========      ===========      ===========        ===========


Basic and Diluted Loss Per Share                                                                 (j)   $     (0.02)
                                                                                                       ===========

Weighted Average Shares Used In Basic
      and Diluted Per Share Computation                                                                  5,692,277
                                                                                                       ===========

   Greenstone Roberts Advertising, Inc. and Kupper Parker Communications, Inc.
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


1.     BASIS OF PRESENTATION

The unaudited pro forma combined balance sheet combines the balance sheets of Greenstone Roberts and Kupper Parker as of April 30, 2000. The unaudited pro forma combined income statements combines the statements of operations of Greenstone Roberts and Kupper Parker for the year ended October 31, 1999 and for the six months ended April 30, 2000. These financial statements are presented as if the Acquisition occurred at the beginning of each period presented.

The historical statements of operations for the year ended October 31, 1999, used in the preparation of the unaudited pro forma combined financial statements, have been derived from the respective audited financial statements of Greenstone Roberts and Kupper Parker.

The historical balance sheets and statements of operations as of and for the six months ended April 30, 2000, used in the preparation of the unaudited pro forma combined financial statements, have been derived from the respective unaudited financial statements of Greenstone Roberts and Kupper Parker as of and for the six months ended April 30, 2000.

2.     UNAUDITED PRO FORMA ADJUSTMENTS

Descriptions of the adjustments included in the unaudited pro forma combined financial statements are as follows:

2.1.1.1.1     Balance Sheet Adjustments

(a)  Represents cash paid in connection with the Acquisition.

(b) Represents the net excess of acquisition cost over the fair value of net assets acquired in connection with the Acquisition, calculated as follows:

Purchase price................................................................ $2,156,000
Acquisition costs.............................................................    158,000
Total purchase price..........................................................  2,314,000
Less: Fair value of net assets acquired.......................................  2,047,541
Excess of total purchase price over the fair value of
net assets acquired...........................................................    267,541

(c)  Represents estimated acquisition costs associated with the Acquisition.

(d)  Represents equity issued in the Acquisition.

(e)  Represents the recasting of the combined equity accounts.

(f) Represents the Greenstone Roberts shares repurchased in connection with the Acquisition.

3.     STATEMENT OF OPERATIONS ADJUSTMENTS

(g) Represents the amortization of $267,541 of goodwill, resulting from the Acquisition, on a straight-line basis over twenty years.

(h) Represents the reduction of Kupper Parker's interest income that was earned on cash used to repurchase 300,000 shares of Greenstone Robert's common stock upon the closing of the Acquisition.

(i) Represents tax benefits related to the losses of Greenstone Roberts that would have been used to offset Kupper Parker's taxable income, as well as the income tax effects of the foregoing adjustments. The pro forma combined effective tax rate differs from the statutory rate primarily due to the effect of non-deductible goodwill amortization, non-deductible ESOP contribution expense, and tax loss carryforwards that were not tax benefited.

(j) Represents the weighted-average number of common shares outstanding for the period presented, after giving effect to the Acquisition, calculated as Greenstone Roberts's historical basic weighted-average number of common shares outstanding during such period, plus the common shares issued in connection with the Acquisition.

                       KUPPER PARKER COMMUNICATIONS, INC.


                                 BALANCE SHEETS

                    AS OF APRIL 30, 2000 AND OCTOBER 31, 1999


                                                                                                       April 30      October 31
                                                                                                       2000             1999
                                                                                                    -----------      -----------
                                                                                                 (Unaudited)        (Audited)
                                                         ASSETS
                                                         ------

CURRENT ASSETS:
   Cash and cash equivalents                                                                        $ 1,094,082      $   538,783
   Accounts receivable, net of reserve for bad debts of $71,486 and $95,000, respectively             5,670,215        7,389,137
   Other current assets                                                                                 344,763          432,416
                                                                                                    -----------      -----------
             Total current assets                                                                     7,109,060        8,360,336
                                                                                                    -----------      -----------

PROPERTY AND EQUIPMENT, net                                                                             674,606          746,669


GOODWILL, net of accumulated amortization of $193,265 and $179,460, respectively                        220,876          234,681

OTHER ASSETS                                                                                            144,854          154,396
                                                                                                    -----------      -----------
             Total assets                                                                           $ 8,149,396      $ 9,496,082
                                                                                                    ===========      ===========

                                           LIABILITIES AND STOCKHOLDERS' EQUITY
                                           ------------------------------------

CURRENT LIABILITIES:
   Current maturities of long-term debt                                                             $   189,761      $   189,761
   Accounts payable                                                                                   5,133,876        6,891,516
   Deferred revenue                                                                                     290,473          284,429
   Accrued expenses                                                                                     745,999          819,018
                                                                                                    -----------      -----------
             Total current liabilities                                                                6,360,109        8,184,724
                                                                                                    -----------      -----------
LONG-TERM LIABILITIES:
   Long-term debt, less current maturities                                                              174,591          319,010
   Deferred compensation                                                                                157,896          178,466
                                                                                                    -----------      -----------
             Total long-term liabilities                                                                332,487          497,476
STOCKHOLDERS' EQUITY:
   Common stock, $1 par value; 30,000 shares authorized; 1,264 shares issued and outstanding              1,264            1,264
   Paid-in capital                                                                                    2,369,965        1,941,895
   Accumulated deficit                                                                                 (178,186)        (188,934)
   Treasury stock, at average cost; 314 and 373 shares, respectively                                   (596,493)        (686,093)
   Unearned ESOP shares                                                                                (139,750)        (254,250)
                                                                                                    -----------      -----------
             Total stockholders' equity                                                               1,456,800          813,882
                                                                                                    -----------      -----------
             Total liabilities and stockholders' equity                                             $ 8,149,396      $ 9,496,082
                                                                                                    ===========      ===========

      The accompanying notes are an integral part of these balance sheets.

                       KUPPER PARKER COMMUNICATIONS, INC.


                       UNAUDITED STATEMENTS OF OPERATIONS

                FOR THE SIX MONTHS ENDED APRIL 30, 2000 AND 1999

                                                           2000             1999
                                                        -----------      -----------

REVENUES                                                $ 6,050,612      $ 5,248,391
                                                        -----------      -----------
OPERATING EXPENSES:
   Salaries and benefits                                  4,794,636        4,025,295
   Office and general                                     1,058,624          979,988
                                                        -----------      -----------
             Total operating expenses                     5,853,260        5,005,283
                                                        -----------      -----------
             Income from operations                         197,352          243,108
                                                        -----------      -----------
OTHER INCOME (EXPENSE):
   Interest income                                           46,433           29,443
   Interest expense                                         (21,109)         (47,011)
                                                        -----------      -----------
             Total other income (expense)                    25,324          (17,568)
                                                        -----------      -----------
             Income before income tax provision             222,676          225,540

INCOME TAX PROVISION                                        211,928          131,112
                                                        -----------      -----------
             Net income                                 $    10,748      $    94,428
                                                        ===========      ===========

BASIC INCOME PER SHARE                                  $     12.62      $    126.75
                                                        ===========      ===========

DILUTED INCOME PER SHARE                                $     12.13      $    121.22
                                                        ===========      ===========


        The accompanying notes are an integral part of these statements.

                       KUPPER PARKER COMMUNICATIONS, INC.

                       UNAUDITED STATEMENTS OF CASH FLOWS

                FOR THE SIX MONTHS ENDED APRIL 30, 2000 AND 1999


                                                                                                   2000              1999
                                                                                                -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                                   $    10,748       $    94,428
                                                                                                -----------       -----------
   Adjustments to reconcile net income to net cash provided by operating activities-
        Depreciation and amortization                                                               127,102           133,297
        Loss on sale of property and equipment                                                          171                 -
        Shares earned and released by ESOP                                                          402,170           154,636
        (Increase) decrease in assets-
           Accounts receivable                                                                    1,718,922        (2,900,782)
           Other current assets                                                                      87,653          (114,249)
           Other assets                                                                               9,542             7,690
        Increase (decrease) in liabilities-
           Accounts payable                                                                       (1,757,64)        2,381,868
           Deferred revenue                                                                           6,044            34,357
           Accrued expenses                                                                         (93,589)          304,168
                                                                                                -----------       -----------
             Total adjustments                                                                      500,375               985
                                                                                                -----------       -----------
             Net cash provided by operating activities                                              511,123            95,413
                                                                                                -----------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                                                               (41,405)       (  111,293)
                                                                                                -----------       -----------
             Net cash used in investing activities                                                  (41,405)       (  111,293)
                                                                                                -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments on long-term debt                                                                      (144,419)       (  100,152)
   Purchase of treasury stock                                                                       (30,000)       (  123,000)
   Proceeds from issuance of common stock                                                           260,000                 -
                                                                                                -----------       -----------
             Net cash provided by (used in) financing activities                                     85,581        (  223,152)
                                                                                                -----------       -----------
             Net increase (decrease) in cash and cash equivalents                                   555,299        (  239,032)

CASH AND CASH EQUIVALENTS, beginning of period                                                      538,783           589,950
                                                                                                -----------       -----------
CASH AND CASH EQUIVALENTS, end of period                                                        $ 1,094,082       $   350,918
                                                                                                ===========       ===========


        The accompanying notes are an integral part of these statements.

                       KUPPER PARKER COMMUNICATIONS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                 APRIL 30, 2000

  1. These unaudited interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is therefore suggested that these unaudited interim financial statements be read in conjunction with Kupper Parker's audited financial statements and notes thereto for the fiscal year ended October 31, 1999 included elsewhere in this Prospectus.

  2. These statements reflect all adjustments consisting of normal recurring accruals, which, in the opinion of management, are necessary for a fair presentation of the Company's financial position and results of operations and cash flows for the periods presented.

  3. Results of operations for interim periods are not necessarily indicative of annual results.

  4.  Earnings Per Share:

A reconciliation of shares used in calculating basic and diluted earnings per share is as follows:


                                                                            -----------------------------------
                                                                                 2000                1999
---------------------------------------------------------------------------------------------------------------
Basic                                                                                   852                 745
---------------------------------------------------------------------------------------------------------------
Effect of assumed conversion of employee stock options                                   34                  34
---------------------------------------------------------------------------------------------------------------
Diluted                                                                                 886                 779
---------------------------------------------------------------------------------------------------------------

                     KUPPER PARKER COMMUNICATIONS, INC.


                     Financial Statements as of
                     October 31, 1999 and 1998

                     Together With Auditors' Report

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of Kupper Parker Communications, Inc.:


We have audited the accompanying balance sheets of Kupper Parker Communications, Inc. (a Missouri corporation) as of October 31, 1999 and 1998, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kupper Parker Communications, Inc. as of October 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.


/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
   May 26, 2000

                       KUPPER PARKER COMMUNICATIONS, INC.


                                 BALANCE SHEETS

                         AS OF OCTOBER 31, 1999 AND 1998


                                                                                                         1999              1998
                                                                                                     -----------       -----------

                                                         ASSETS
                                                         ------

CURRENT ASSETS:
   Cash and cash equivalents                                                                         $   538,783       $   589,950
   Accounts receivable, net of reserve for bad debts of $95,000 and $45,000, respectively
                                                                                                       7,389,137         4,823,473
   Other current assets                                                                                  432,416           195,689
                                                                                                     -----------       -----------
             Total current assets                                                                      8,360,336         5,609,112
                                                                                                     -----------       -----------

PROPERTY AND EQUIPMENT, net                                                                              746,669           747,660


GOODWILL, net of accumulated amortization of $179,460 and $151,851, respectively                         234,681           262,290

OTHER ASSETS                                                                                             154,396           190,481
                                                                                                     -----------       -----------
             Total assets                                                                            $ 9,496,082       $ 6,809,543
                                                                                                     ===========       ===========

                                          LIABILITIES AND STOCKHOLDERS' EQUITY
                                          ------------------------------------

CURRENT LIABILITIES:
   Current maturities of long-term debt                                                              $   189,761       $   201,174
   Accounts payable                                                                                    6,891,516         4,724,339
   Deferred revenue                                                                                      284,429           298,825
   Accrued expenses                                                                                      819,018           190,025
                                                                                                     -----------       -----------
             Total current liabilities                                                                 8,184,724         5,414,363
                                                                                                     -----------       -----------
LONG-TERM LIABILITIES:
   Long-term debt, less current maturities                                                               319,010           582,521
   Deferred compensation                                                                                 178,466           216,915
                                                                                                     -----------       -----------
             Total long-term liabilities                                                                 497,476           799,436
                                                                                                     -----------       -----------
STOCKHOLDERS' EQUITY:
   Common stock, $1 par value; 30,000 shares authorized; 1,264 shares issued and outstanding               1,264             1,264
   Paid-in capital                                                                                     1,941,895         1,756,466
   Accumulated deficit                                                                                  (188,934)         (129,716)
   Treasury stock, at average cost; 373 and 331 shares, respectively                                    (686,093)         (560,270)
   Unearned ESOP shares                                                                                 (254,250)         (472,000)
                                                                                                     -----------       -----------
             Total stockholders' equity                                                                  813,882           595,744
                                                                                                     -----------       -----------
             Total liabilities and stockholders' equity                                              $ 9,496,082       $ 6,809,543
                                                                                                     ===========       ===========


      The accompanying notes are an integral part of these balance sheets.

                       KUPPER PARKER COMMUNICATIONS, INC.


                            STATEMENTS OF OPERATIONS

                  FOR THE YEARS ENDED OCTOBER 31, 1999 AND 1998


                                                                                     1999               1998
                                                                                 ------------       ------------

REVENUES                                                                         $ 10,846,769       $  8,860,103
                                                                                 ------------       ------------
OPERATING EXPENSES:
   Salaries and benefits                                                            8,781,833          7,467,043
   Office and general                                                               2,002,816          1,454,897
                                                                                 ------------       ------------
             Total operating expenses                                              10,784,649          8,921,940
                                                                                 ------------       ------------
             Income (loss) from operations                                             62,120            (61,837)
                                                                                 ------------       ------------
OTHER INCOME (EXPENSE):
   Interest income                                                                     67,816             93,864
   Interest expense                                                                   (75,226)           (84,627)
                                                                                 ------------       ------------
             Total other expense                                                       (7,410)             9,237
                                                                                 ------------       ------------
             Income (loss) before income tax provision                                 54,710            (52,600)

INCOME TAX PROVISION                                                                  113,928             46,991
                                                                                 ------------       ------------
             Net loss                                                            $    (59,218)      $    (99,591)
                                                                                 ============       ============

BASIC AND DILUTED LOSS PER SHARE                                                 $     (80.68)      $    (186.85)
                                                                                 ============       ============

WEIGHTED AVERAGE SHARES USED IN BASIC AND DILUTED PER SHARE COMPUTATION                   734                533
                                                                                 ============       ============


        The accompanying notes are an integral part of these statements.

               KUPPER PARKER COMMUNICATIONS, INC.

               STATEMENTS OF STOCKHOLDERS' EQUITY

         FOR THE YEARS ENDED OCTOBER 31, 1999 AND 1998

                                                            Common Stock
                                                     ----------------------------         Paid-In         Accumulated
                                                       Shares            Amount           Capital           Deficit
                                                     ----------        ----------        ----------       -----------

BALANCE, October 31, 1997                                 1,099        $    1,099        $1,087,975        $  (30,125)

   Shares issued (repurchased)                              165               165           544,769                 -
   Shares earned and released by ESOP                         -                 -           123,722                 -
   Net loss                                                   -                 -                 -           (99,591)
                                                     ----------        ----------        ----------        ----------
BALANCE, October 31, 1998                                 1,264             1,264         1,756,466          (129,716)

   Shares repurchased                                         -                 -                 -                 -
   Shares earned and released by ESOP                         -                 -           185,429                 -
   Net loss                                                   -                 -                 -           (59,218)
                                                     ----------        ----------        ----------        ----------
BALANCE, October 31, 1999                                 1,264        $    1,264        $1,941,895        $ (188,934)
                                                     ==========        ==========        ==========        ==========


                                                          Treasury Stock
                                                    ----------------------------          Unearned
                                                      Shares            Amount           ESOP Shares           Total
                                                    ----------        ----------         -----------        ----------

BALANCE, October 31, 1997                                  330        $ (557,432)        $ (676,000)        $ (174,483)

   Shares issued (repurchased)                               1            (2,838)                 -            542,096
   Shares earned and released by ESOP                        -                 -            204,000            327,722
   Net loss                                                  -                 -                  -            (99,591)
                                                    ----------        ----------         ----------         ----------
BALANCE, October 31, 1998                                  331          (560,270)          (472,000)           595,744

   Shares repurchased                                       42          (125,823)                 -           (125,823)
   Shares earned and released by ESOP                        -                 -            217,750            403,179
   Net loss                                                  -                 -                  -            (59,218)
                                                    ----------        ----------         ----------         ----------
BALANCE, October 31, 1999                                  373        $ (686,093)        $ (254,250)        $  813,882
                                                    ==========        ==========         ==========         ==========


        The accompanying notes are an integral part of these statements.

                       KUPPER PARKER COMMUNICATIONS, INC.


                            STATEMENTS OF CASH FLOWS

                  FOR THE YEARS ENDED OCTOBER 31, 1999 AND 1998


                                                                                            1999               1998
                                                                                         -----------        -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                              $   (59,218)       $   (99,591)
                                                                                         -----------        -----------
   Adjustments to reconcile net loss to net cash provided by operating activities-
        Depreciation and amortization                                                        227,569            205,335
        Loss on sale of property and equipment                                                     -             14,773
        Deferred income taxes                                                                 23,040             (4,708)
        Bad debt provision                                                                    50,000             15,000
        Shares earned and released by ESOP                                                   403,179            327,722
        (Increase) decrease in assets-
           Accounts receivable                                                            (2,615,664)             5,921
           Other current assets                                                             (216,727)           (60,436)
           Other assets                                                                       (6,954)            (8,977)
        Increase (decrease) in liabilities-
           Accounts payable                                                                2,167,177            127,588
           Deferred revenue                                                                  (14,396)           (36,584)
           Accrued expenses                                                                  628,993           (166,034)
           Deferred compensation                                                             (38,449)           (35,935)
                                                                                         -----------        -----------
             Total adjustments                                                               607,768            383,665
                                                                                         -----------        -----------
             Net cash provided by operating activities                                       548,550            284,074
                                                                                         -----------        -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                                                       (198,969)          (490,688)
                                                                                         -----------        -----------
             Net cash used in investing activities                                          (198,969)          (490,688)
                                                                                         -----------        -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments on long-term debt                                                               (274,925)          (257,799)
   Purchase of treasury stock                                                               (125,823)            (2,838)
   Proceeds from issuance of common stock                                                          -            544,934
                                                                                         -----------        -----------
             Net cash (used in) provided by financing activities                            (400,748)           284,297
                                                                                         -----------        -----------
             Net (decrease) increase in cash and cash equivalents                            (51,167)            77,683

CASH AND CASH EQUIVALENTS, beginning of year                                                 589,950            512,267
                                                                                         -----------        -----------
CASH AND CASH EQUIVALENTS, end of year                                                   $   538,783        $   589,950
                                                                                         ===========        ===========


        The accompanying notes are an integral part of these statements.

                       KUPPER PARKER COMMUNICATIONS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                            OCTOBER 31, 1999 AND 1998

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Nature of Operations

Kupper Parker Communications, Inc. ("the Company") is an advertising and communications business. The Company provides professional promotion services, advertising services, public relations services, direct marketing services and interactive services through various forms of media including television, radio, print and the internet. In addition to its headquarters in St. Louis, Missouri, the Company has satellite offices located in Kansas City, Missouri; New Orleans, Louisiana; Nashville and Memphis, Tennessee; Columbus, Ohio; and Louisville, Kentucky. The Company operates in only one segment.

Use of Estimates

The preparation of these financial statements requires the use of certain estimates by management in determining the Company's assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

Revenue Recognition

The Company earns substantially all of its revenues from fees for services performed and for production of advertisements. The Company also derives revenues from commissions for the placement of advertisements in various media. Revenue is realized when the service is performed, in accordance with the terms of the contractual arrangement, and collection is reasonably assured. Salaries and other agency costs are charged to expense at the time incurred.

Deferred revenues represent fees and commissions which have been billed but not yet earned.

Cash Equivalents

For purposes of balance sheet and statements of cash flow presentation, the Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents.

Property and Equipment

The Company computes depreciation using the straight-line method over the estimated useful life of the related asset as follows:

      Equipment                                         3-5 years
      Furniture and fixtures                            5-7 years
      Leasehold improvements                            Lease term or useful life, whichever is shorter

Goodwill

The Company amortizes goodwill over a 15 year period. Periodically, the Company reviews and, if necessary, adjusts the carrying value for goodwill based upon current facts and circumstances. Amortization of goodwill amounted to $27,609 in 1999 and 1998.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of those instruments. At October 31, 1999 and 1998, the Company estimates that the fair value of its long-term debt is not materially different from its financial statement carrying value. The fair value of long-term debt was estimated using quoted market prices or discounted future cash flows.

Stock Options

The Company accounts for its stock option awards under the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price at grant date or other measurement date over the amount an employee must pay to acquire the stock. The Company makes pro forma disclosures of net income (loss) and earnings (loss) per share as if the fair value based method of accounting had been applied as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123).

Earnings Per Share

Basic earnings per share is computed by dividing net loss by the weighted average number of shares outstanding during the year. Diluted earnings per share is computed by dividing the net loss by the weighted average number of shares outstanding, unless the calculation is antidilutive.

For all periods presented, the effect of dilutive securities is antidilutive. As such, the denominator used in determining earnings per share is the same for both basic and dilutive earnings per share.

Long-Lived Assets

In accordance with SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, the Company periodically assesses the carrying value of its long-lived assets and recognizes impairment losses if it is determined the carrying values are not recoverable.

Income Taxes

The Company accounts for income taxes in accordance with SFAS 109, which utilizes the liability method. Under this method, deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of the enacted tax laws.

2.     RESERVE FOR BAD DEBTS:

Changes in the Company's reserve for bad debts for the years ended October 31, 1999 and 1998, were as follows:

                       Balance at           Provision for           Write-Offs, Net     Balance at End
      Year         Beginning of Year       Doubtful Accounts         of Recoveries         of Year
      ----         -----------------       -----------------        ---------------     --------------
      1999           $45,000                   $88,365                 $(38,365)           $95,000
      1998            30,000                    15,000                        -             45,000

3.     OTHER CURRENT ASSETS:

At October 31, 1999 and 1998, other current assets consisted of:

                                                     1999           1998
                                                   --------       --------
      Expenditures billable to clients             $262,774       $ 55,793
      Deferred income taxes                          38,000         18,000
      Prepaid expenses and other                    131,642        121,896
                                                   --------       --------
                                                   $432,416       $195,689
                                                   ========       ========


4.     PROPERTY AND EQUIPMENT, net:

At October 31, 1999 and 1998, property and equipment, net consisted of:

                                                   1999               1998
                                                -----------        -----------
      Equipment                                 $   891,380        $   756,615
      Furniture and fixtures                        703,375            645,740
      Leasehold improvements                         27,714             21,144
                                                -----------        -----------
                                                  1,622,469          1,423,499

      Less-  Accumulated depreciation              (875,800)          (675,839)
                                                -----------        -----------
                                                $   746,669        $   747,660
                                                ===========        ===========


5.     LINE-OF-CREDIT AND LONG-TERM DEBT:

The Company has a $1,000,000 revolving line-of-credit with Missouri State Bank. Borrowings under this agreement are secured by accounts receivable and assignment of a $500,000 interest in a key-man life insurance policy that the Company maintains on its chief executive officer. Interest on any borrowings under this agreement is payable monthly at a rate of prime less 0.5%. This line-of-credit expires on May 27, 2000, and on May 25, 2000, the Company renewed the line-of-credit for one year with the terms stated above. During 1999 and 1998, the Company did not use this line-of-credit.

At October 31, 1999 and 1998, long-term debt consisted of:

                                             1999             1998
                                           ---------        ---------
      Term loans                           $ 254,250        $ 472,000
      Subordinated debt                      254,521          311,695
                                           ---------        ---------
                                             508,771          783,695

      Less-  Current maturities             (189,761)        (201,174)
                                           ---------        ---------
                                           $ 319,010        $ 582,521
                                           =========        =========


Scheduled maturities of long-term debt are $189,761, $189,822, $68,623 and $60,565 in 2000, 2001, 2002 and 2003, respectively.

During the year ended October 31, 1994, the Company established a leveraged Employee Stock Ownership Plan ("ESOP"). An employee stock ownership trust (the "Trust") was established to fund the plan. The Trust purchased 501 shares of the Company's stock with the proceeds of a $1,250,000 loan from a bank. This loan, scheduled to be repaid on August 22, 2002, called for monthly principal payments of $12,000 plus interest at prime less 0.5%. The ESOP repaid this loan on May 28, 1999, from proceeds from the issuance of another $388,459 bank term loan. The term loan, scheduled to be repaid on May 20, 2002, calls for monthly principal payments of $10,750 plus interest at prime less 0.5%. At October 31, 1999, the interest rate on the term loan was 7.75%. The term loan is secured by the Company's accounts receivable and assignment of a $500,000 interest in a key-man life insurance policy that the Company maintains on its chief executive officer. Under the terms of both of these loans, the Company guaranteed repayment of the loans and shares held by the Trust but not allocated to participants were pledged as collateral. As a result, the outstanding trust debt under these loans is reflected as debt of the Company and the shares pledged as collateral against these loans is reported as "Unearned ESOP Shares" as a contra equity account.

On August 31, 1993, the Company purchased 351 shares of its common stock through the issuance of a subordinated promissory note with a face amount of $557,432. The terms of the note call for 120 equal monthly payments of principal and interest of $6,217 at a 6.1% interest rate.

6.     CONTINGENCIES:

The Company is a party to a lawsuit incidental to its business. It is not possible at the present time to estimate the ultimate liability, if any, of the Company with respect to such litigation; however, management believes that any ultimate liability will not have material effect on the Company's results of operations or financial position.

7.     STOCKHOLDERS' RESTRICTIVE AGREEMENT:

The Company has entered into restrictive stockholder agreements with all of its employee-stockholders outside of the Company's ESOP. Under these agreements, upon termination of employment of an employee-stockholder for any reason, the Company is obligated to purchase all shares then owned by that employee-stockholder at a price equal to the most current valuation established for purposes of administering its ESOP benefits.

8.     STOCK OPTIONS:

The Company has fully vested stock options outstanding to purchase up to 34 shares of common stock for $1 per share. No options were granted, or exercised, during the years ended October 31, 1999 or 1998. The weighted average exercise price of the options is $1 for the years ended October 31, 1999 and 1998. No shares of common stock have been reserved related to these options.

SFAS No. 123 requires the Company to provide pro forma information regarding net income (loss) and earnings (loss) per share as if compensation cost for the Company's stock options had been determined in accordance with the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model. As the options were fully vested at the date of grant and pro forma net loss and loss per share are unchanged for the periods of October 31, 1999 and 1998, no pro forma information is disclosed.

9.     RETIREMENT AND OTHER EMPLOYEE BENEFIT PLANS:

The Company has a 401(k) plan and an employee stock ownership plan. The Company's annual contribution to the 401(k) plan is discretionary, but may not exceed the amount permitted as deductible expense under the Internal Revenue Code. During 1999 and 1998, the Company did not make a contribution to this plan.

During fiscal 1994, the Company established a leveraged Employee Stock Ownership Plan ("ESOP") covering all employees who meet minimum age and length of service requirements (see Note 5). Under the terms of the plan, the Company makes cash contributions that may be no less than the required related debt service. The ESOP shares were initially pledged as collateral for its debt. Shares are released from collateral and allocated to participants, based on the portion of debt service paid, as the related debt is repaid (see Note 5). The Company accounts for its ESOP in accordance with SOP 93-6. The Company records, as compensation expense, the fair value, as determined in the independent stock valuation report, of shares released to participants, and the shares become outstanding for earnings-per-share computations. During 1999 and 1998, the Company made cash contributions of $247,919 and $279,823, respectively, to the ESOP and recorded related compensation and interest expense of $403,179 and $30,169 in 1999 and $327,722 and $54,222 in 1998. Following is a summary of the ESOP shares at October 31, 1999 and 1998:

                                                     1999           1998
                                                   --------       --------
      Allocated shares                                  323            252
      Shares allocated during year                       81             82
      Unreleased shares                                  86            167
                                                   --------       --------
                   Total ESOP shares                    490            501
                                                   ========       ========

      Fair value of unreleased shares              $430,000       $665,495
                                                   ========       ========


The Company has a deferred compensation agreement with a former employee whereby annual payments of $50,400 are made to this individual through 2002. The amounts reflected as "Deferred Compensation" at October 31, 1999 and 1998, represent the net present value of these future payments using a discount rate of 7%.

Kupper Parker does not provide postretirement medical and life insurance benefits to its employees.

10.    LEASE OBLIGATIONS:

Kupper Parker leases all of its office facilities under operating leases. Rental expense on these leases was $595,058 in 1999 and $386,700 in 1998.

In February 2000, the Company extended its lease for its St. Louis, Missouri, headquarters. The future minimum rental obligations for these leases are as follows:

                 Year                                                           Amount
             -------------                                                    ----------
             2000                                                            $   633,173
             2001                                                                655,738
             2002                                                                634,661
             2003                                                                560,134
             2004                                                                554,037
             Thereafter                                                        3,001,461

11.    FEDERAL AND STATE INCOME TAXES:

The provision for taxes on income consists of the following:

                                           1999           1998
                                         --------       --------
      Currently payable:
         Federal                         $ 85,113       $ 43,400
         State                              5,775          8,299
                                         --------       --------
                   Total                   90,888         51,699
                                         --------       --------
      Deferred:
         Federal                           18,673         (3,816)
         State                              4,367           (892)
                                         --------       --------
                   Total                   23,040         (4,708)
                                         --------       --------
                                         $113,928       $ 46,991
                                         ========       ========


Deferred and prepaid tax expense results from temporary differences in the recognition of revenue and expense for tax and financial reporting purposes. Deferred tax assets (liabilities) as of October 31, 1999 and 1998, are as follows:

                                                               1999            1998
                                                             --------        --------
      Current deferred:
         Reserve for bad debts                               $ 38,000        $ 18,000
                                                             ========        ========
      Long-term deferred:
         Compensation expense related to stock options       $ 44,961        $ 44,961
         Deferred compensation                                 71,386          86,766
         Depreciation                                         (73,496)        (45,836)
                                                             --------        --------
                                                             $ 42,851        $ 85,891
                                                             ========        ========


The reconciliation of the U.S. statutory rate to the effective income tax rate is as follows:

                                                                           1999          1998
                                                                         --------       --------
      Provision for federal income taxes at the statutory rate           $ 18,601       $(17,884)
      State taxes, net of federal tax benefit                               6,694          4,889
      Impact of nondeductible ESOP compensation expense                    63,046         42,065
      Impact of nondeductible goodwill amortization                         9,387          9,387
      Nondeductible travel and entertainment                                9,975          8,634
      Other                                                                 6,225           (100)
                                                                         --------       --------
                                                                         $113,928       $ 46,991
                                                                         ========       ========


12.    SUPPLEMENTAL CASH FLOW DATA:

Interest and taxes paid in 1999 and 1998 were as follows:

                                                                         1999           1998
                                                                       --------       --------
      Interest                                                         $ 63,273       $ 70,162
      Taxes                                                              49,236         50,028

13.    SUBSEQUENT EVENTS:

On April 25, 2000, the Company signed a letter of intent to merge with Greenstone Roberts Advertising, Inc. ("Greenstone"), a public company. Under the proposed terms, all of the shares of the privately held Kupper Parker stock would be exchanged for 5,074,000 new shares of Greenstone, and 300,000 of existing Greenstone shares would be repurchased by the merged entity for cash at $4.50 per share. As a result, Kupper Parker shareholders would own approximately 88% of the merged entity. This transaction is considered a reverse acquisition and will be accounted for as a purchase business combination with the Company being the acquirer for accounting purposes.

                                 LIST OF ANNEXES


ANNEX A Agreement and Plan of Merger (without schedules
     and exhibits)............................................... A-1

ANNEX B Amendment to Certificate of Incorporation ............... A-40

ANNEX C Employment Agreements ................................... A-41

ANNEX D Amendment to 1998 Stock Option Plan ..................... A-52

ANNEX E    Section 351.455 of the General and Business
         Corporation Law of Missouri............................. A-53

                                                                         ANNEX A


                          AGREEMENT AND PLAN OF MERGER

       This Agreement is entered into as of August 23, 2000 by and between Greenstone Roberts Advertising, Inc., a New York corporation ("Greenstone"), and Kupper Parker Communications, Incorporated, a Missouri corporation ("Kupper"). Greenstone and Kupper are referred to collectively herein as the "Parties."

       This Agreement contemplates a tax-free merger of Kupper with and into Greenstone in a reorganization pursuant to Code Section 368(a)(1)(A). Kupper Stockholders will receive capital stock in Greenstone in exchange for their capital stock in Kupper.

       Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1   DEFINITIONS.

       1.1 "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

       1.2 "Audited Balance Sheets" has the meaning set forth in Section 3.6 below.

       1.3 "Assumed Option" has the meaning set forth in Section 2.4.7 below.

       1.4 "Average Closing Price" means the average closing sale price of the Greenstone Shares for the twenty (20) Business Days preceding the second Business Day prior to the Closing Date. For each of such twenty (20) Business Days on which there is no reported sale of Greenstone Shares, the reported closing price at which Greenstone Shares were sold on the most recent Business Day prior thereto on which there was a reported sale of Greenstone Shares shall be deemed to be the closing sale price.

       1.5 "Business Day" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York.

       1.6 "Certificate of Merger" has the meaning set forth in Section 2.3 below.

       1.7 "Claims" has the meaning set forth in Section 3.14 below.

       1.8 "Closing" has the meaning set forth in Section 2.2 below.

       1.9 "Closing Date" has the meaning set forth in Section 2.2 below.

       1.10 "Confidential Information" means any information concerning the businesses and affairs of Kupper or Greenstone that is not already generally available to the public.

       1.11 "Conversion Ratio" has the meaning set forth in Section 2.4.5 below.

       1.12 "Deferred Compensation" has the meaning set forth in Section 3.23 below.

       1.13 "Definitive Greenstone Proxy Materials" means the definitive proxy materials relating to the Special Greenstone Meeting.

       1.14 "Disclosure Schedule" has the meaning set forth in Section 3 below.

       1.15 "Dissenting Share" means any Kupper Share with respect to which any stockholder has exercised its appraisal rights under the Missouri Corporation Law.

       1.16 "Effective Time" has the meaning set forth in Section 2.4.1 below.

       1.17 "Exchange Agent" has the meaning set forth in Section 2.5.1 below.

       1.18 "Form S-4" has the meaning set forth in Section 5.3.1 below.

       1.19 "GAAP" means United States generally accepted accounting principles as in effect on the date that any such principle shall have been applied to the subject financial matter.

       1.20 "Governmental Bodies" has the meaning set forth in Section 3.19 below.

       1.21 "Greenstone" has the meaning set forth in the preface above.

       1.22 "Greenstone Benefit Plans" has the meaning set forth in Section 4.17 below.

       1.23 "Greenstone Contracts" has the meaning set forth in Section 4.14 below.

       1.24 "Greenstone Most Recent Fiscal Quarter End" has the meaning set forth in Section 4.7 below.

       1.25 "Greenstone Real Property" has the meaning set forth in Section 4.25 below.

       1.26 "Greenstone Real Property Leases" has the meaning set forth in
            Section 4.25 below.

       1.27 "Greenstone Share" means any share of the Common Stock, $0.01 par value per share, of Greenstone.

       1.28 "Insurance Policies" has the meaning set forth in Section 3.18 below.

       1.29 "IRS" means the Internal Revenue Service.

       1.30 "Knowledge" means actual, knowledge after reasonable investigation, of (a) in the case of Kupper, Mr. Bruce Kupper and (b) in the case of Greenstone, Mr. Ronald Greenstone.

       1.31 "Kupper" has the meaning set forth in the preface above.

       1.32 "Kupper Benefit Plans" has the meaning set forth in Section 3.16 below.

       1.33 "Kupper Contracts" has the meaning set forth in Section 3.13 below.

       1.34 "Kupper ESOP" means the Kupper Parker Communications, Incorporated Employee Stock Ownership Plan and Trust, effective as of November 1, 1993, as amended.

       1.35 "Kupper Most Recent Fiscal Quarter End" has the meaning set forth in
            Section 3.6 below.

       1.36 "Kupper Option" has the meaning set forth in Section 2.4.7 below.

       1.37 "Kupper Option Plan" has the meaning set forth in Section 2.4.7 below.

       1.38 "Kupper Financials" has the meaning set forth in Section 3.6 below.

       1.39 "Kupper Real Property" has the meaning set forth in Section 3.24 below.

       1.40 "Kupper Real Property Leases" has the meaning set forth in Section
            3.24 below.

       1.41 "Kupper Share" means any share of the Common Stock, $1.00 par value per share, of Kupper.

       1.42 "Kupper Stockholder" means any Person who or which holds any Kupper Shares.

       1.43 "Latest Balance Sheet" has the meaning set forth in Section 3.6 below.

       1.44 "Laws" has the meaning set forth in Section 3.19 below.

       1.45 "Merger" has the meaning set forth in Section 2.1 below.

       1.46 "Missouri Corporation Law" means The General and Business Corporation Law of Missouri, as amended.

       1.47 "New York Business Corporation Law" means the Business Corporation Law of the State of New York, as amended.

       1.48 "Orders" has the meaning set forth in Section 3.19 below.

       1.49 "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

       1.50 "Party" has the meaning set forth in the preface above.

       1.51 "Permits" has the meaning set forth in Section 3.20 below.

       1.52 "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

       1.53 "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental body or arbitrator.

       1.54 "Proxy Statement" has the meaning set forth in Section 5.3.1 below.

       1.55 "Public Report" has the meaning set forth in Section 4.6 below.

       1.56 "Repurchase" has the meaning set forth in Section 2.7 below.

       1.57 "Requisite Greenstone Stockholder Approval" means the affirmative vote of the holders of two- thirds of Greenstone Shares in favor of this Agreement and the Merger.

       1.58 "Requisite Kupper Stockholder Approval" means the affirmative vote of the holders of two-thirds of Kupper Shares in favor of this Agreement and the Merger.

       1.59 "SEC" means the Securities and Exchange Commission.

       1.60 "Securities Act" means the Securities Act of 1933, as amended.

       1.61 "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

       1.62 "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and
            (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

       1.63 "Special Greenstone Meeting" has the meaning set forth in Section
            5.3.2 below.

       1.64 "Special Kupper Meeting" has the meaning set forth in Section 5.3.2 below.

       1.65 "Stockholder Agreements" has the meaning set forth in Section 5.9 below.

       1.66 "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

       1.67 "Surviving Corporation" has the meaning set forth in Section 2.1 below.


       2    BASIC TRANSACTION.

              2.1 The Merger. On and subject to the terms and conditions of this Agreement, Kupper will merge with and into Greenstone (the "Merger") at the Effective Time. Greenstone shall be the corporation surviving the Merger (the "Surviving Corporation").

              2.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Forchelli, Curto, Schwartz, Mineo, Carlino & Cohn, LLP, in Mineola, New York, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than October 31, 2000.

              2.3 Actions at the Closing. At the Closing, (i) Kupper will deliver to Greenstone the various certificates, instruments and documents referred to in Section 6.1 below and the payment for the Repurchase as provided in Section 2.7, (ii) Greenstone will deliver to Kupper the various certificates, instruments, and documents referred to in Section
       6.2 below, (iii) Greenstone and Kupper will file with the Secretary of State of the State of New York a Certificate of Merger in substantially the form attached hereto as Exhibit A (the "Certificate of Merger"); (iv) Greenstone and Kupper will file with the Secretary of State of the State of Missouri Articles of Merger in substantially the form attached hereto as Exhibit B; and (v) Greenstone will deliver to the Exchange Agent in the manner provided below in this Section 2 the certificate evidencing Greenstone Shares issued in the Merger.

              2.4    Effect of Merger.

                     2.4.1 General. The Merger shall become effective at the time (the "Effective Time") Greenstone and Kupper file the Certificate of Merger with the Secretary of State of the State of New York. The Merger shall have the effect set forth in the New York Business Corporation Law. The Surviving Corporation shall, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Greenstone or Kupper in order to carry out and effectuate the transactions contemplated by this Agreement.

                     2.4.2 Certificate of Incorporation. The Certificate of Incorporation of Greenstone as amended and restated in accord with Exhibit C will constitute the Certificate of Incorporation of the Surviving Corporation.

                     2.4.3 Bylaws. The Bylaws of Greenstone in effect at and as of the Effective Time as amended and restated in accord with Exhibit D will constitute the bylaws of the Surviving Corporation.

                     2.4.4 Directors and Officers. The directors and officers listed on attached Exhibit E, will constitute the directors and officers of the Surviving Corporation upon the consummation of the Merger. If the Board is increased to nine or more, the Board is to be divided into three staggered classes at the next annual shareholder meeting.

                     2.4.5 Conversion of Kupper Shares. At and as of the Effective Time, (A) each Kupper Share (other than any Dissenting Share) shall be converted into the right to receive 5,450 Greenstone Shares (the ratio of calculated Greenstone Shares to one Kupper Share is referred to herein as the "Conversion Ratio"), and (B) each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the Missouri Corporation Law. The total number of Greenstone Shares to be issued pursuant to the above stated Conversion Ratio shall not exceed 5,073,950 shares. No Kupper Share shall be deemed to be outstanding other than those listed in Part 3.2 of the Disclosure Schedule or to have any rights other than those set forth above in this Section 2.4.5 after the Effective Time.

                     2.4.6 Greenstone Shares. Each Greenstone Share issued and outstanding at and as of the Effective Time will remain issued and outstanding, except for those Greenstone Shares subject to the provisions of Section 2.7.

                     2.4.7  Options.

                            (i) At the Effective Time, automatically and without any action on the part of the holder thereof, each option (whether or not vested) to purchase Kupper Shares granted under all Kupper stock option plans (each such option a "Kupper Option" and such plan the "Kupper Option Plan"), which remains as of such time unexercised in whole or in part, shall be assumed by Greenstone and become an option (an "Assumed Option") to purchase that number of shares of Greenstone Shares obtained by multiplying the number of Kupper Shares issuable upon the exercise of such Kupper Option by the Exchange Ratio at an exercise price per share equal to the per share exercise price of such Kupper Option divided by the Exchange Ratio. If the foregoing calculation results in an Assumed Kupper Option being exercisable for a fraction of a Greenstone Share, the number of Greenstone Shares subject to such Assumed Kupper Option shall be rounded down to the nearest whole number of shares. The Assumed Option (A) shall provide the optionee with the same vesting and other rights, limitations and obligations that the optionee had under the Kupper Option before such assumption and (B) shall not give the optionee additional vesting or other rights, limitations or obligations that he did not have under the Kupper Option before such assumption.

                            (ii) As soon as practicable after the Effective Time, Greenstone shall deliver to the holders of the Kupper Options appropriate agreements evidencing Greenstone's assumption of such options.

                            (iii) At the Effective Time, Greenstone agrees to assume the Kupper Option Plan with such amendments thereto as may be required to reflect the Merger, including the substitution of Greenstone Shares for Kupper Shares thereunder.

                            (iv) The Board of Directors of Kupper (or a duly appointed committee thereof responsible for the administration of the Kupper Option Plan in accordance with the terms of such plan) shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of the Kupper Option Plan and the instruments evidencing the Kupper Options, to provide for the conversion of the Kupper Options into the Assumed Options in accordance with subparagraph (i) above.

                            (v) All Kupper Options shall, prior to and subsequent to the Effective Time, continue to vest and be exercisable under the terms of the respective Kupper Option and the Kupper Option Plan.

       2.5    Procedure for Payment.




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              2.5.1  Immediately after the Effective Time, Surviving
Corporation (A) will furnish to American Stock Transfer (the "Exchange Agent") a stock certificate (issued in the name of the Exchange Agent or its nominee) representing that number of Greenstone Shares equal to the product of (I) the Conversion Ratio times (II) the number of outstanding Kupper Shares (other than any Dissenting Shares) set forth on Part 3.2 of the Disclosure Schedule and (B) will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) to each record holder of outstanding Kupper Shares for the holder to use in surrendering the certificates which represented his/her or its Kupper Shares in exchange for a certificate representing the number of Greenstone Shares to which he or it is entitled.

              2.5.2 Notwithstanding any other provision hereof, no fractional Greenstone Shares shall be issued to Kupper Stockholders. In lieu thereof, each such Kupper Stockholder entitled to a fraction of a Greenstone Share (after taking into account all Kupper Shares held at the Effective Time by such Kupper Stockholder) shall receive, at the time of surrender of the certificates representing such Kupper Stockholder's Kupper Shares, an amount in cash equal to the Average Closing Price, multiplied by the fraction of a Greenstone Share to which such Kupper Stockholder would otherwise be entitled. No such Kupper Stockholder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share.

              2.5.3 Surviving Corporation will not pay any dividend or make any distribution on Greenstone Shares (with a record date at or after the Effective
Time) to any record holder of outstanding Kupper Shares until the holder surrenders for exchange his or its certificates which represented Kupper Shares. Surviving Corporation instead will pay the dividend or make the distribution to the Exchange Agent in trust for the benefit of the holder pending surrender and exchange. Surviving Corporation may cause the Exchange Agent to invest any cash the Exchange Agent receives from Surviving Corporation as a dividend or distribution in one or more of the permitted investments set forth on Exhibit F attached hereto; provided, however, that the terms and conditions of the investments shall be such as to permit the Exchange Agent to make prompt payments of cash to the holders of outstanding Kupper Shares as necessary. Surviving Corporation may cause the Exchange Agent to pay over to Surviving Corporation any net earnings with respect to the investments, and Surviving Corporation will replace promptly any cash which the Exchange Agent loses through investments. In no event, however, will any holder of outstanding Kupper Shares be entitled to any interest or earnings on the dividend or distribution pending receipt.

              2.5.4 Surviving Corporation may cause the Exchange Agent to return any Greenstone Shares and dividends and distributions thereon remaining unclaimed 180 days after the Effective Time, and thereafter each remaining record holder of outstanding Kupper Shares shall be entitled to look to Surviving Corporation (subject to abandoned property, escheat, and other similar laws) as a general creditor thereof with respect to Greenstone Shares and dividends and distributions thereon to which he or it is entitled upon surrender of his or its certificates.

              2.5.5 Surviving Corporation shall pay all charges and expenses of the Exchange Agent.




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       2.6    Closing of Transfer Records. After the close of business on the
Closing Date, transfers of Kupper Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

       2.7 Purchase of Shares. At the time of Closing, the Surviving Entity will purchase 300,000 Greenstone Shares (the "Repurchase") in exchange for an aggregate consideration of One Million Three Hundred Fifty Thousand and No/100 Dollars ($1,350,000.00). The funds for such Repurchase will be provided by Kupper. Only those holders of Greenstone Shares, who are record holders of Greenstone Shares as of the record date of the Special Greenstone Meeting shall be entitled to participate in the Repurchase. Holders of Greenstone Shares who desire to participate in the Repurchase shall so indicate on their proxy for the Greenstone Special Meeting setting forth the number of Greenstone Shares they desire to have repurchased. If the Repurchase offer is oversubscribed, the offer will be prorated.

3   REPRESENTATIONS AND WARRANTIES OF KUPPER.

       Kupper represents and warrants to Greenstone that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then, except for representations and warranties made as of a certain date), and except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 3.

       3.1 Organization, Qualification, and Corporate Power. Except as set forth on Part 3.1 of the Disclosure Schedule, each of Kupper and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Except as set forth on Part 3.1 of the Disclosure Schedule, each of Kupper and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a material adverse effect on the financial condition of Kupper and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Except as set forth on Part 3.1 of the Disclosure Schedule, each of Kupper and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Part 3.1 of the Disclosure Schedule sets forth the names of all Subsidiaries of Kupper and Kupper's ownership interest therein. Except as set forth on Part 3.1 of the Disclosure Schedule neither Kupper nor any of its Subsidiaries have any interest in any other Subsidiaries or affiliates. None of Kupper's Subsidiaries are currently engaged in any business activity.

       3.2 Capitalization. Kupper currently has and will have at the time of Closing the following capitalization: 30,000 shares of common stock authorized; 1,264 shares of common stock issued; 931.0805 shares of common stock outstanding; 332.9195 shares of common treasury stock; 34 options for shares authorized; 34 options for shares issued; and 34 shares reserved for such options. All of the issued and outstanding Kupper Shares have been duly authorized and are validly issued, fully paid, and nonassessable and are held by those persons as set forth on Part 3.2 of the Disclosure

Schedule. Except as shown in Part 3.2 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Kupper to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Kupper.

       3.3 Charter Documents and Corporate Records. Kupper and each of its Subsidiaries have heretofore delivered to Greenstone certified copies of their respective Certificates of Incorporation and By-laws, as in effect on the date hereof. Kupper has heretofore delivered or made available to Greenstone true and complete copies of the minutes of meetings (or written consents in lieu of meetings) of its directors and shareholders.

       3.4 Authorization of Transaction. Kupper has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that Kupper cannot consummate the Merger unless and until it receives the Requisite Kupper Stockholder Approval. The Kupper Board of Directors has approved the Merger and will recommend the Merger to Kupper Stockholders. This Agreement constitutes the valid and legally binding obligation of Kupper, enforceable in accordance with its terms and conditions.

       3.5 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Kupper and its Subsidiaries is subject or any provision of the charter or bylaws of any of Kupper and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of Kupper and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets) except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the financial condition of Kupper and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. To the Knowledge of any director or officer of Kupper, and other than in connection with the provisions Missouri Corporation Law, none of Kupper and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on Kupper and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

       3.6 Financial Statements. Kupper has delivered to Greenstone: (a) audited balance sheets of Kupper and its Subsidiaries as at October 31 in each of the years 1998 through 1999, and the related audited statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended ("Audited Balance Sheets") (b) a balance sheet of Kupper and its Subsidiaries as at October 31, 1999, and the related statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended ("Latest Balance Sheet"), and (c) an unaudited balance sheet of Kupper and its Subsidiaries as at April 30, 2000 (the "Kupper Most Recent Fiscal Quarter End") and the related unaudited statements of income, changes in stockholders' equity, and cash flow for the six months then ended, including in each case the notes thereto (the "Audited Balance Sheets" and "Kupper Most Recent Fiscal Quarter End" may hereinafter be referred to collectively as "Kupper Financials"). Such Kupper Financials and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of Kupper and its Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet); the financial statements referred to in this
Section 3.6 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than Kupper and its Subsidiaries are required by GAAP to be included in the Kupper Financials.

       3.7 Events Subsequent to Kupper Most Recent Fiscal Quarter End. Since the Kupper Most Recent Fiscal Quarter End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Kupper and its Subsidiaries taken as a whole.

       3.8 Undisclosed Liabilities. None of Kupper and its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities set forth on the balance sheet dated as of the Kupper Most Recent Fiscal Quarter End and (ii) liabilities which have arisen after the Kupper Most Recent Fiscal Quarter End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

       3.9 Brokers' Fees. None of Kupper and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

       3.10 Continuity of Business Enterprise. Kupper operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Reg. Section 1.368-1(d).

       3.11 Company Receivables; Inventories. Except to the extent of the amount of the reserve for doubtful accounts reflected in the Kupper Most Recent Fiscal Quarter End or as set forth in Part 3.11 of the Disclosure Schedule, all such receivables shown on the Kupper Most Recent Fiscal Quarter End (except receivables that have been collected since such date) are valid and enforceable claims, and constitute bona fide receivables resulting from the sale of goods and services in the Ordinary Course of Business. To the knowledge of Kupper, the Receivables are not subject to any defense, offsets, returns, rebates, allowances or credits of any kind, and are fully collectible at the full amount thereof, except to the extent of the amount of the reserve for doubtful accounts reflected in the Kupper Most Recent Fiscal Quarter End or as otherwise provided in Part


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


3.11 of the Disclosure Schedule. All work-in-progress has been performed in a manner consistent with prior practices.

       3.12 Absence of Certain Changes. Since the Date of the Kupper Most Recent Fiscal Quarter End and through the date hereof, except as set forth in or contemplated by this Agreement or disclosed on Part 3.12 of the Disclosure Schedule, Kupper has conducted business in the Ordinary Course of Business, and except for matters which are not likely to have a material adverse effect, there has not been:

                     (i) any transaction or contract with respect to the purchase, acquisition, lease, disposition or transfer of any assets or to any capital expenditure (in each case, other than in the ordinary course of business in accordance with past practice) of Kupper;

                     (ii) any material damage, destruction or other casualty loss (whether or not covered by insurance), condemnation or other taking affecting the assets of Kupper;

                     (iii) any change in any method of accounting or accounting practice by Kupper;

                     (iv) other than in the ordinary course of business with respect to employees of Kupper whose base salary is less than $50,000, any increase in the rate of compensation payable or to become payable to any officer, shareholder, director or full-time employee of the Companies, or any material alteration in the benefits payable to any thereof;

                     (v) except in the ordinary course of business and except for repayment of Kupper ESOP loans, any payment, directly or indirectly, of any liability before it became due in accordance with its terms;

                     (vi) any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

                     (vii) any note, bond or other debt security issued, incurred or assumed, or guarantee of any indebtedness for borrowed money or capitalized lease obligation or any security interest imposed upon any of the assets, tangible or intangible except for a loan to provide funds in connection with the Repurchase;

                     (viii) any license, sublicense, sale or pledge of any
              rights granted under or with respect to any intellectual property owned by Kupper;

                     (ix) other than as contemplated by this Agreement, any loan to or any other transaction with, any Shareholder or any of the Companies' directors, officers, and/or employees of the Companies;

                     (x) any new collective bargaining agreement, written or oral; or

                     (xi) any agreement or commitment to do or perform any of the above.

       3.13 Contracts. Part 3.13 of the Disclosure Schedule sets forth a complete and correct list of all written contracts and oral contracts by which Kupper is obligated or otherwise bound as of the date hereof and which have a value which exceeds $100,000 per annum or which are for a term in excess of one year and cannot be terminated on less than 90 days notice, without penalty, and all employment contracts (the "Kupper Contracts"). All such Kupper Contracts are valid, in full force and effect and binding upon Kupper and, to Kupper's knowledge, binding upon the other parties thereto in accordance with their terms. Kupper is not in material default under any Kupper Contracts nor has Kupper received any written notice alleging any default by Kupper nor, to Kupper's Knowledge, is any, other party thereto in material default thereunder. To Kupper's Knowledge no conditions exist that with notice or the lapse of time or both would constitute a default (or give rise to a termination right) thereunder by either party. Kupper has not received written notice of cancellation or termination of any Kupper Contracts. Kupper has heretofore delivered or made available to the Purchaser, correct and complete copies of all written Kupper Contracts and summaries of the material provisions of all oral Kupper Contracts.

       3.14 Claims and Proceedings. Except as set forth in Part 3.14 of the Disclosure Schedule, there are no outstanding Proceedings of any Governmental Body against or naming Kupper or any of its key shareholders relating to Kupper matters. Except as set forth in Part 3.14 of the Disclosure Schedule, there are no actions, suits, claims or counterclaims or legal, administrative or arbitral proceedings or investigations (collectively, "Claims") (whether or not the defense thereof or liabilities in respect thereof are covered by insurance), pending or to Kupper's Knowledge, threatened in writing on the date hereof, against Kupper. There are no Claims pending or, to Kupper's Knowledge, threatened in writing that would give rise to any right of indemnification on the part of any shareholder, officer or director of Kupper.

       3.15   Taxes. Except as set forth in Part 3.15 of the Disclosure
Schedule,

                     (i) all federal, state and other tax returns and reports, domestic or foreign, with respect to the ownership or operation or the conduct of Kupper's business which Kupper is required to file have been duly filed, and all taxes and other assessments and levies (including all interest and penalties) and all installments of estimated taxes, domestic or foreign, required to be paid by Kupper on or before the date hereof have been duly paid. Kupper has not waived any statute of limitations with respect to any tax or other assessment or levy, domestic or foreign, applicable to its business and all such taxes and other assessments and levies which Kupper is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governments or governmental agencies or reserved for such payment and, if so reserved, shall be so paid by Kupper as required by law.

                     (ii) no extension of time has been requested or granted for Kupper to file any tax return that has not yet been filed or to pay any tax that has not yet been paid;

                     (iii) there are no tax liens on or pending against Kupper or any of its respective properties;

                     (iv) Kupper has not received notice of a discrepancy, or is subject to an audit or proceeding related to taxes, or to the Kupper's Knowledge is any such audit or proceeding threatened.

                     (v) Kupper has collected and remitted (or will remit when due) to the appropriate tax authority all sales and use or similar taxes required to have been collected on or prior to the Closing Date, including any interest and any penalty, addition to tax or additional amount unpaid, and have been furnished properly completed exemption certificates for all exempt transactions; and has collected and remitted if due to the appropriate tax authority all withholding, payroll, employment, property, customs duty, fee, assessment or charge of any kind whatsoever (including but not limited to taxes assessed to real property and water and sewer rents relating thereto), including any interest and any penalty, addition to tax or additional amount unpaid.

       3.16   Benefit Plans.

       (a) Except as set forth on Part 3.16 of the Disclosure Schedule, none of Kupper, its Subsidiaries and no other member of the Controlled Group (as defined herein) (x) has at any time maintained, contributed to or participated in, (y) has or had at any time any obligation to maintain, contribute to or participate in, or (z) has any liability or contingent liability, direct or indirect, with respect to any Benefit Plan (within the meaning of Section 3(3) of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), oral or written retirement or deferred compensation plan, incentive compensation plan, post retirement medical or life insurance plan or arrangement (except for health care continuation required by Part 6 of Title I of ERISA), stock plan, stock option plan, consulting agreement, leased or temporary employee agreement, unemployment compensation plan, vacation pay plan, severance plan, bonus plan, stock compensation plan, cafeteria or flexible spending account plan or any other type or form of employee-related (or independent contractor- related) arrangement, program, policy, plan or agreement covering any current or former employee of any of Kupper, its Subsidiaries or a Controlled Group member. For purposes of this Section 3.16, the term "Controlled Group" shall refer to Kupper, its Subsidiaries and each other corporation or other entity under common control with any of Kupper or its Subsidiaries (pursuant to the provisions of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended) (the "Code") at any time during the sixty (60) month period ending on the Closing Date and "Multiemployer Plan" shall mean Kupper Benefit Plan described in Section 3(37)(A) of Title I of ERISA.

       (b) With respect to each plan, program, arrangement, agreement or policy included, or required to be included, in Part 3.16 of the Disclosure Schedule, (the "Kupper Benefit Plans"):

                     (i) there has been no violation of any applicable provision of ERISA;

                     (ii)   each Kupper Benefit Plan intended to qualify under
              Section 401(a) of the Code or for any other tax-exempt or tax-favored status under the Code so qualifies in form and operation and has received a favorable determination letter as to its qualification under the Code, and no event has occurred that will or could be expected to give rise to disqualification or loss of tax-exempt status of any such Plan or related trust;

                     (iii) neither Kupper, its Subsidiaries nor any other member of the Controlled Group is subject to any outstanding or potential liability or obligation (other than routine, uncontested benefit claims), direct or indirect, relating to any such Kupper Benefit Plan;

                     (iv) there are no pending legal Proceedings which have been asserted or instituted against any Kupper Benefit Plan; the assets of any such Plan; Kupper, its Subsidiaries or any member of the Controlled Group, the Plan administrator or fiduciary of any Kupper Benefit Plan with respect to the operation of any such Plan (other than routine, uncontested benefit claims), and there are no facts or circumstances which could form the basis for any such legal proceeding. Neither Kupper, its Subsidiaries or any member of the Controlled Group nor any fiduciary of any Kupper Benefit Plan, which is not a Multiemployer Plan, has engaged in a nonexempt prohibited transaction described in Sections 406 Title I of ERISA or 4975 of the Code.

                       (v) Kupper, its Subsidiaries, and no member of the
               Controlled Group has not (a) failed to make any required contribution or payment to a Multiemployer Plan, or (b) made a complete or partial withdrawal under Section 4201 of Title IV of ERISA. Neither Kupper, its Subsidiaries nor any member of the Controlled Group would have any withdrawal or other liability (contingent or otherwise) under such Section 4201 if it ceased contributions to and withdrew from such Plans as of the date hereof. Neither Kupper, its Subsidiaries nor any member of the Controlled Group has any liability (contingent or otherwise) under Title IV of ERISA;

                     (vi) all contributions and premiums required by law or by the terms of each Kupper Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto), and no accumulated funding deficiency exists in any of the Kupper Benefit Plans subject to
              Section 412 of the Code.

                     (vii) there has been no "reportable event", as that term is defined in Section 4043 of Title IV of ERISA and the regulations thereunder, with respect to any of the Kupper Benefit Plans which would require the giving of notice, or any event requiring notice to be provided, under Section 4063(a) of Title IV of ERISA.

                     (viii) true, correct and complete copies of the following
              documents, with respect to each of the Kupper Benefit Plans (as applicable) have been delivered by Kupper to Greenstone: (i) all Kupper Benefit Plans and related trust documents, and all amendments thereto, (ii) the three most recent Forms 5500 and schedules thereto, (iii) the most recent Internal Revenue Service determination letter, (iv) the most recent summary plan description, (v) written descriptions of all non-written agreements relating to the Kupper Benefit Plans, (vi) all contracts with third party administrators, actuaries, investment managers and other independent contractors which relate to Kupper Benefit Plans; (viii) the three most recent PBGC-1s, and (ix) the three most recent actuarial valuations. Since the date of each such Form 5500 filing, there has been no material adverse change in the funding status or financial condition of the Kupper Benefit Plan relating to such Form 5500.

                     (ix) each of the Kupper Benefit Plans has been maintained and administered, in all material respects, in accordance with its terms and all provisions of applicable law. All amendments and actions required to bring each of the Kupper Benefit Plans into conformity with all of the applications provisions of ERISA and other applicable laws have been made except to the extent that such amendments or actions are not required by law to be made until a date after the Closing Date and are disclosed on Part 3.16 of the Disclosure Schedule; and

                     (x) except as disclosed in Part 3.16 of the Disclosure Schedule, neither Kupper nor any of its Subsidiaries have, by reason of the transactions contemplated by this Agreement, any obligation to make any payment to any employee pursuant to any Kupper Benefit Plan.

                     (xi) all Kupper Benefit Plans subject to Part 6 of Title I of ERISA and 4980B of the Code have been and are in compliance in operation and form with such statutes and regulations thereunder.

                     (xii) to the knowledge of Kupper and its Subsidiaries no event has occurred or circumstances exist which could result in a material increase in premium costs of Kupper Benefit Plans that are insured or a material increase in benefit costs of such plans and obligations that are self-insured.

                     (xiii) Kupper, its Subsidiaries and any member of the
              Controlled Group have no plans or obligations to increase benefits under any Kupper Benefit Plan or established new Kupper Benefit Plans.

                     (xiv) The consummation of the transaction pursuant to this Agreement will not result in the payment, vesting or acceleration of any benefit under any Kupper Benefit Plan.

       3.17 Employees-Related Matters. Part 3.17 of the Disclosure Schedule contains a complete and correct list of any written employment agreements relating to any Kupper employee. Except as set forth on Part 3.17 of the Disclosure Schedule, no employee of Kupper is a party to, participant in, or bound by, any collective bargaining agreement, union contract, employment, independent contractor, or similar personnel arrangement, or any employee termination or severance arrangement, and the employment by Kupper of any such person can be terminated for any reason whatsoever not inconsistent with current law, without penalty or liability of any kind other than


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accrued vacation pay and sick pay. There are no active, pending or to Kupper's
Knowledge threatened administrative or judicial Proceedings under any foreign, federal, state or local law (including common law) relating to the Kupper employees. Kupper has accrued in the Kupper Most Recent Fiscal Quarter End for all employee bonuses, commissions and other incentive compensation due through the end of said quarter.

       3.18 Insurance. Part 3.18 of the Disclosure Schedule sets forth a complete and correct list of all insurance policies, fidelity and surety bonds and fiduciary liability policies ("Insurance Policies") which are currently in effect covering the assets, the business, operations, employees, officers and managers of Kupper and complete and correct copies of all such Insurance Policies have been delivered or made available to Greenstone. Part 3.18 of the Disclosure Schedule also sets forth a true and complete list of claims made in respect of such Insurance Policies during the two (2) years prior to the date hereof. Except as set forth Part 3.18 of the Disclosure Schedule, there is no claim pending under any of such Insurance Policies. All premiums due under all such Insurance Policies have been paid and, to Kupper's knowledge, Kupper is otherwise in compliance with the terms and conditions of all such Insurance Policies.

       3.19 Compliance with Laws. To Kupper's knowledge, Kupper is not in violation of any order, judgment, injunction, award, citation, decree, consent decree or writ (collectively, "Orders"), or any law, statute, code, ordinance, rule, regulation or other requirement (collectively, "Laws"), of any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any court or arbitrator (collectively, "Governmental Bodies") materially and adversely affecting Kupper's assets or its business.

       3.20 Permits. To Kupper's knowledge, Kupper has obtained all licenses, permits, certificates, certificates of occupancy, orders, authorizations and approvals (collectively, "Permits") and has made all required material registrations and filings with, any governmental body that are required for the conduct of its business, except where the failure to do so could not reasonably be expected to have a material adverse effect on Kupper. All Permits that are required for the conduct of the Business are listed in Part 3.20 of the Disclosure Schedule and except as could not reasonably be expected to have a material adverse effect on Kupper are in full force and effect and there are; no material violations of any Permit; and no proceeding is pending or to Kupper's knowledge threatened to revoke or limit any Permit.

       3.21 Potential Conflicts of Interest. Except as set forth in Part 3.21 of the Disclosure Schedule, no officer or director, of Kupper:

       (a) owns, directly or indirectly, any interest in (excepting less than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person that carries on business in competition with Kupper anywhere in the world;

       (b) owns, directly or indirectly, in whole or in part, any material asset that Kupper uses in the conduct of its business or any interest in any business with which Kupper has a business relationship;


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       (c)    has entered into a sale and leaseback or similar transaction with
       Kupper.

       3.22 Intangible Property. Part 3.22 of the Disclosure Schedule sets forth a true, correct and complete list of all trademarks, registered copyrights, service marks or trade names, patents (and all applications for any of the foregoing), permits, grants and licenses and all other intangible assets, properties and rights running to or from, or used by, Kupper and there are no other trademarks, copyrights, service marks, trade names or other intangible assets, properties or rights that are material to Kupper.

       3.23 Deferred Compensation. Except as set forth in Part 3.23 of the Disclosure Schedule, as of June 1, 2000, Kupper does not owe any deferred compensation (including, but not limited to, incentive compensation) to any employees or directors, (the "Deferred Compensation"), or has accrued or is obligated to pay or accrue any distribution to its shareholders. Any amounts incurred or expensed since June 1, 2000 for deferred compensation were in the ordinary course of business in accordance with prior practices.

       3.24 Properties; Title. Part 3.24 of the Disclosure Schedule sets forth a complete list of all real property leased by Kupper (the "Kupper Real Property"). Kupper does not own any real property. True and correct copies of leases relating to the Kupper Real Property (the "Kupper Real Property Leases") have been delivered to Greenstone. The Kupper Real Property Leases are in full force and effect and to Kupper's Knowledge neither party to any such Kupper Real Property Leases is in material default.

       3.25 Tangible Personal Property. All tangible personal property used by Kupper which is necessary for the operation of its business, is in good condition and repair (subject to normal wear and tear) and is adequate in quantity and quality for the operation of the business as presently conducted. There are no outstanding options, warrants, commitments, agreements or any other rights of any character, entitling any Person other than Greenstone to acquire any interest in all, or any part of, such tangible property. Kupper has good and marketable title to all such tangible property free and clear of all mortgages, pledges, liens and other encumbrances, except those described in Part 3.25 of the Disclosure Schedule.

       3.26 Customers and Suppliers. Kupper has disclosed to Greenstone the names of its ten largest customers based on revenue received by Kupper during the six months ended April 30, 2000 (collectively, the "Major Customers"). None of the Major Customers within the last six months has overtly threatened in writing to cancel, or otherwise terminate, the relationship of such person with Kupper.

       3.27 Depositaries; Powers of Attorney, Etc. Part 3.27 of the Disclosure Schedule sets forth (i) the name of each bank or similar entity in which Kupper has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto, and (ii) the name of each person holding a general or special power of attorney from Kupper and a description of the terms thereof.

       3.28 Stock Ownership. Part 3.28 of the Disclosure Schedule contains a true and accurate list of the names and residence addresses of all the Shareholders of Kupper.


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       3.29   Consents. Except as set forth in Part 3.29 of the Disclosure
Schedule, no approval or consent of any person, firm, entity or other body is required to be obtained by Kupper, for the authorization, execution and delivery of this Agreement and/or the transactions contemplated hereby.

       3.30 Disclosure. The representations in this Section 3 do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading. None of the information that Kupper will supply in writing specifically for use in the Definitive Greenstone Proxy Materials will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.


4  REPRESENTATIONS AND WARRANTIES OF GREENSTONE.

       Greenstone represents and warrants to Kupper that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then, except for representations and warranties made as of a certain date), and except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 4.

       4.1 Organization, Qualification, and Corporate Power. Except as set forth in Part 4.1 of the Disclosure Schedule, each of Greenstone and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Except as set forth in Part
4.1 of the Disclosure Schedule, each of Greenstone and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a material adverse effect on the financial condition of Greenstone and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Except as set forth in Part 4.1 of the Disclosure Schedule, each of Greenstone and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Part 4.1 of the Disclosure Schedule sets forth the names of all Subsidiaries of Greenstone and Greenstone's ownership interest therein. Except as set forth in Part 4.1 of the Disclosure Schedule neither Greenstone nor any of its Subsidiaries have any interest in any other Subsidiaries or affiliates. None of Greenstone's Subsidiaries are currently engaged in any business activity.

       4.2 Capitalization. Greenstone currently has and will have at the time of Closing the following capitalization: 30,000,000 shares of common stock authorized; 1,060,000 shares of common stock issued; 918,277 shares of common stock outstanding; 141,723 shares of common treasury stock; 1,000,000 shares of preferred stock authorized; 0 shares of preferred stock issued; 0 shares of preferred stock outstanding; 0 shares of preferred treasury stock; 90,000 options for shares authorized; 90,000 options for shares issued; and 90,000 shares reserved for such options. All of the issued and outstanding Greenstone Shares have been duly authorized and are validly issued, fully paid, and nonassessable. Except as shown in Part 4.2 of the Disclosure Schedule there are no


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outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Greenstone to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Greenstone.

       4.3 Charter Documents and Corporate Records. Greenstone and each of its Subsidiaries have heretofore delivered to Kupper certified copies of their respective Certificates of Incorporation and By-laws, as in effect on the date hereof. Greenstone has heretofore delivered or made available to Kupper true and complete copies of the minutes of meetings (or written consents in lieu of meetings) of its directors and shareholders.

       4.4 Authorization of Transaction. Greenstone has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that Greenstone cannot consummate the Merger unless and until it receives the Requisite Greenstone Stockholder Approval. The Greenstone Board of Directors has approved the Merger and will recommend the Merger to Greenstone stockholders. This Agreement constitutes the valid and legally binding obligation of Greenstone, enforceable in accordance with its terms and conditions.

       4.5 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Greenstone and its Subsidiaries is subject or any provision of the charter or bylaws of any of Greenstone and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of Greenstone and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets) except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the financial condition of Greenstone and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. To the knowledge of any director or officer of Greenstone, and other than in connection with the provisions of the New York Business Corporation Law, the Securities Exchange Act, the Securities Act, and the state securities laws, none of Greenstone and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except as contemplated by this Agreement or where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on Greenstone and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

       4.6 Filings with the SEC. Greenstone has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively the "Public Reports"). Each of the Public Reports has complied with the Securities Act and the Securities Exchange Act. None of the Public Reports, as of their respective dates, contained any untrue


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statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Greenstone has delivered to Kupper a correct and complete copy of each Public Report filed within the last 3 years (together with all exhibits and schedules thereto and as amended to date).

       4.7 Financial Statements. Greenstone has filed Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2000 (the "Greenstone Most Recent Fiscal Quarter End"), and an Annual Report on Form 10-K for the fiscal year ended October 31, 1999. The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby present fairly the financial condition of Greenstone and its Subsidiaries as of the indicated dates and the results of operations of Greenstone and its Subsidiaries for the indicated periods, are correct and complete in all respects, and are consistent with the books and records of Greenstone and its Subsidiaries; provided, however, that the interim statements are subject to normal year-end adjustments and the absence of notes.

       4.8 Events Subsequent to Greenstone Most Recent Fiscal Quarter End. Since the Greenstone Most Recent Fiscal Quarter End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Greenstone and its Subsidiaries taken as a whole.

       4.9 Undisclosed Liabilities. None of Greenstone and its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of the Greenstone Most Recent Fiscal Quarter End (rather than in any notes thereto) and (ii) liabilities which have arisen after the Greenstone Most Recent Fiscal Quarter End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

       4.10 Brokers' Fees. None of Greenstone and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

       4.11 Continuity of Business Enterprise. It is the present intention of Greenstone to continue at least one significant historic business line of Kupper, or to use at least a significant portion of Kupper's historic business assets in a business, in each case within the meaning of Reg. Section 1.368-1(d).

       4.12 Company Receivables; Inventories. Except to the extent of the amount of the reserve for doubtful accounts reflected in the Greenstone Most Recent Fiscal Quarter End or as set forth in Part 4.12 of the Disclosure Schedule, all such receivables shown on the Greenstone Most Recent Fiscal Quarter End (except receivables that have been collected since such date) are valid and enforceable claims, and constitute bona fide receivables resulting from the sale of goods and services in the Ordinary Course of Business. To the knowledge of Greenstone, the Receivables are not subject to any defense, offsets, returns, rebates, allowances or credits of any kind, and are fully collectible at the full amount thereof, except to the extent of the amount of the reserve for doubtful


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accounts reflected in the Greenstone Most Recent Fiscal Quarter End or as
otherwise provided in Part 4.12 of the Disclosure Schedule. All work-in-progress has been performed in a manner consistent with prior practices.

       4.13 Absence of Certain Changes. Since the Date of the Greenstone Most Recent Fiscal Quarter End and through the date hereof, except as set forth in or contemplated by this Agreement or disclosed in Part 4.13 of the Disclosure Schedule, Greenstone has conducted business in the Ordinary Course of Business, and except for matters which are not likely to have a material adverse effect, there has not been:

                     (i) any transaction or contract with respect to the purchase, acquisition, lease, disposition or transfer of any assets or to any capital expenditure (in each case, other than in the ordinary course of business in accordance with past practice) of Greenstone;

                     (ii) any material damage, destruction or other casualty loss (whether or not covered by insurance), condemnation or other taking affecting the assets of Greenstone;

                     (iii) any change in any method of accounting or accounting practice by Greenstone;

                     (iv) other than in the ordinary course of business with respect to employees of Greenstone whose base salary is less than $50,000, any increase in the rate of compensation payable or to become payable to any officer, shareholder, director or full-time employee of the Companies, or any material alteration in the benefits payable to any thereof;

                     (v) except in the ordinary course of business any payment, directly or indirectly, of any liability before it became due in accordance with its terms.

                     (vi) any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

                     (vii) any security interest imposed upon any of the assets, tangible or intangible;

                     (viii) any note, bond or other debt security issued,
              incurred or assumed, or guarantee of any indebtedness for borrowed money or capitalized lease obligation or except for a loan to provide funds in connection with the Repurchase;

                     (ix) any license, sublicense, sale or pledge of any rights granted under or with respect to any intellectual property owned by Greenstone;

                     (x) other than as contemplated by this Agreement, any loan to or any other transaction with, any Shareholder or any of the Companies' directors, officers, and/or employees of the Companies;


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                     (xi)   any new collective bargaining agreement, written or
              oral; or

                     (xii) any agreement or commitment to do or perform any of the above.

       4.14 Contracts. Part 4.14 of the Disclosure Schedule sets forth a complete and correct list of all written contracts and oral contracts by which Greenstone is obligated or otherwise bound as of the date hereof and which have a value which exceeds $100,000 per annum or which are for a term in excess of one year and cannot be terminated on less than 90 days notice without penalty, and all employment contracts (the "Greenstone Contracts"). All such Greenstone Contracts are valid, in full force and effect and binding upon Greenstone and, to Greenstone's Knowledge, binding upon the other parties thereto in accordance with their terms. Greenstone is not in material default under any Greenstone Contracts nor has Greenstone received any written notice alleging any default by Greenstone nor, to Greenstone's Knowledge, is any, other party thereto in material default thereunder. To Greenstone's Knowledge no conditions exist that with notice or the lapse of time or both would constitute a default (or give rise to a termination right) thereunder by either party. Greenstone has not received written notice of cancellation or termination of any Greenstone Contracts. Greenstone has heretofore delivered or made available to the Purchaser, correct and complete copies of all written Greenstone Contracts and summaries of the material provisions of all oral Greenstone Contracts.

       4.15 Claims and Proceedings. There are no outstanding Proceedings of any Governmental Body against or naming Greenstone or any of its key shareholders relating to Greenstone matters. Except as set forth in Part 4.15 of the Disclosure Schedule, there are no Claims (whether or not the defense thereof or liabilities in respect thereof are covered by insurance), pending or to Greenstone's Knowledge, threatened in writing on the date hereof, against Greenstone. There are no Claims pending or, to Greenstone's Knowledge, threatened in writing that would give rise to any right of indemnification on the part of any shareholder, officer or director of Greenstone.

       4.16   Taxes. Except as set forth in Part 4.16 of the Disclosure
Schedule,

                     (i) all federal, state and other tax returns and reports, domestic or foreign, with respect to the ownership or operation or the conduct of Greenstone's business which Greenstone is required to file have been duly filed, and all taxes and other assessments and levies (including all interest and penalties) and all installments of estimated taxes, domestic or foreign, required to be paid by Greenstone on or before the date hereof have been duly paid. Greenstone has not waived any statute of limitations with respect to any tax or other assessment or levy, domestic or foreign, applicable to its business and all such taxes and other assessments and levies which Greenstone is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governments or governmental agencies or reserved for such payment and, if so reserved, shall be so paid by Greenstone as required by law.


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                     (ii)   no extension of time has been requested or granted
              for Greenstone to file any tax return that has not yet been filed or to pay any tax that has not yet been paid;

                     (iii) there are no tax liens on or pending against Greenstone or any of its respective properties;

                     (iv) Greenstone has not received notice of a discrepancy, or is subject to an audit or proceeding related to taxes, or to the Greenstone's Knowledge is any such audit or proceeding threatened.

                     (v) Greenstone has collected and remitted (or will remit when due) to the appropriate tax authority all sales and use or similar taxes required to have been collected on or prior to the Closing Date, including any interest and any penalty, addition to tax or additional amount unpaid, and have been furnished properly completed exemption certificates for all exempt transactions; and has collected and remitted if due to the appropriate tax authority all withholding, payroll, employment, property, customs duty, fee, assessment or charge of any kind whatsoever (including but not limited to taxes assessed to real property and water and sewer rents relating thereto), including any interest and any penalty, addition to tax or additional amount unpaid.

       4.17   Benefit Plans.

       (a) Except as set forth in Part 4.17 of the Disclosure Schedule, none of Greenstone, its Subsidiaries and no other member of the Controlled Group (as defined herein) (x) has at any time maintained, contributed to or participated in, (y) has or had at any time any obligation to maintain, contribute to or participate in, or (z) has any liability or contingent liability, direct or indirect, with respect to any Benefit Plan (within the meaning of Section 3(3) of Title I of the ERISA), oral or written retirement or deferred compensation plan, incentive compensation plan, post retirement medical or life insurance plan or arrangement (except for health care continuation required by Part 6 of Title I of ERISA), stock plan, stock option plan, consulting agreement, leased or temporary employee agreement, unemployment compensation plan, vacation pay plan, severance plan, bonus plan, stock compensation plan, cafeteria or flexible spending account plan or any other type or form of employee-related (or independent contractor-related) arrangement, program, policy, plan or agreement covering any current or former employee of any of Greenstone, its Subsidiaries or a Controlled Group member. For purposes of this Section 4.17, the term "Controlled Group" shall refer to Greenstone, its Subsidiaries and each other corporation or other entity under common control with any of Greenstone or its Subsidiaries (pursuant to the provisions of Sections 414(b), (c), (m) or
       (o) of the Code) at any time during the sixty (60) month period ending on the Closing Date and "Multiemployer Plan" shall mean a Greenstone Benefit Plan described in Section 3(37)(A) of Title I of ERISA.


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       (b)    With respect to each plan, program, arrangement, agreement or policy included, or required to be included, in Part 4.17 of the Disclosure Schedule, (the "Greenstone Benefit Plans"):

                     (i) there has been no violation of any applicable provision of ERISA;

                     (ii) each Greenstone Benefit Plan intended to qualify under Section 401(a) of the Code or for any other tax-exempt or tax-favored status under the Code so qualifies in form and operation and has received a favorable determination letter as to its qualification under the Code, and no event has occurred that will or could be expected to give rise to disqualification or loss of tax-exempt status of any such Plan or related trust;

                     (iii) neither Greenstone, its Subsidiaries nor any other member of the Controlled Group is subject to any outstanding or potential liability or obligation (other than routine, uncontested benefit claims), direct or indirect, relating to any such Greenstone Benefit Plan;

                     (iv) there are no pending legal Proceedings which have been asserted or instituted against any Greenstone Benefit Plan; the assets of any such Plan; Greenstone, its Subsidiaries or any member of the Controlled Group, the Plan administrator or fiduciary of any Greenstone Benefit Plan with respect to the operation of any such Plan (other than routine, uncontested benefit claims), and there are no facts or circumstances which could form the basis for any such legal proceeding. Neither Greenstone, its Subsidiaries or any member of the Controlled Group nor any fiduciary of any Greenstone Benefit Plan which is not a Multiemployer Plan has engaged in a nonexempt prohibited transaction described in Sections 406 Title I of ERISA or 4975 of the Code.

                     (v) Greenstone, its Subsidiaries, and no member of the Controlled Group has not (a) failed to make any required contribution or payment to a Multiemployer Plan, or (b) made a complete or partial withdrawal under Section 4201 of Title IV of ERISA. Neither Greenstone, its Subsidiaries nor any member of the Controlled Group would have any withdrawal or other liability (contingent or otherwise) under such Section 4201 if it ceased contributions to and withdrew from such Plans as of the date hereof. Neither Greenstone, its Subsidiaries nor any member of the Controlled Group has any liability (contingent or otherwise) under Title IV of ERISA;

                     (vi) all contributions and premiums required by law or by the terms of each Greenstone Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto), and no accumulated funding deficiency exists in any of the Greenstone Benefit Plans subject to Section 412 of the Code.

                     (vii) there has been no "reportable event", as that term is defined in Section 4043 of Title IV of ERISA and the regulations thereunder, with respect to

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              any of the Greenstone Benefit Plans which would require the giving of notice, or any event requiring notice to be provided, under
              Section 4063(a) of Title IV of ERISA.

                     (viii) true, correct and complete copies of the following
              documents, with respect to each of the Greenstone Benefit Plans (as applicable) have been delivered by Greenstone to Kupper: (i) all Greenstone Benefit Plans and related trust documents, and all amendments thereto, (ii) the three most recent Forms 5500 and schedules thereto, (iii) the most recent Internal Revenue Service determination letter, (iv) the most recent summary plan description, (v) written descriptions of all non- written agreements relating to the Greenstone Benefit Plans, (vi) all contracts with third party administrators, actuaries, investment managers and other independent contractors which relate to Greenstone Benefit Plans; (viii) the three most recent PBGC-1s, and (ix) the three most recent actuarial valuations. Since the date of each such Form 5500 filing, there has been no material adverse change in the funding status or financial condition of the Greenstone Benefit Plan relating to such Form 5500.

                     (ix) each of the Greenstone Benefit Plans has been maintained and administered, in all material respects, in accordance with its terms and all provisions of applicable law. All amendments and actions required to bring each of the Greenstone Benefit Plans into conformity with all of the applications provisions of ERISA and other applicable laws have been made except to the extent that such amendments or actions are not required by law to be made until a date after the Closing Date and are disclosed in Part 4.17 of the Disclosure Schedule; and

                     (x) except as disclosed in Part 4.17 of the Disclosure Schedule, neither Greenstone nor any of its Subsidiaries have, by reason of the transactions contemplated by this Agreement, any obligation to make any payment to any employee pursuant to any Greenstone Benefit Plan.

                     (xi) all Greenstone Benefit Plans subject to Part 6 of Title I of ERISA and 4980B of the Code have been and are in compliance in operation and form with such statutes and regulations thereunder.

                     (xii) to the knowledge of Greenstone and its Subsidiaries, no event has occurred or circumstances exist which could result in a material increase in premium costs of Greenstone Benefit Plans that are insured or a material increase in benefit costs of such plans and obligations that are self-insured.

                     (xiii) Greenstone, its Subsidiaries and any member of the
              Controlled Group have no plans or obligations to increase benefits under any Greenstone Benefit Plan or established new Benefit Plans.

                     (xiv) The consummation of the transaction pursuant to this Agreement will not result in the payment, vesting or acceleration of any benefit under any Greenstone Benefit Plan.

       4.18 Employee-Related Matters. Part 4.18 of the Disclosure Schedule contains a complete and correct list of any written employment agreements relating to any Greenstone employee. Except as set forth in Part 4.18 of the Disclosure Schedule, no employee of Greenstone is a party to, participant in, or bound by, any collective bargaining agreement, union contract, employment, independent contractor, or similar personnel arrangement, or any employee termination or severance arrangement, and the employment by Greenstone of any such person can be terminated for any reason whatsoever not inconsistent with current law, without penalty or liability of any kind other than accrued vacation pay and sick pay. There are no active, pending or to Greenstone's Knowledge threatened administrative or judicial Proceedings under any foreign, federal, state or local law (including common law) relating to the Greenstone employees. Greenstone has accrued in the Greenstone Most Recent Fiscal Quarter End for all employee bonuses, commissions and other incentive compensation due through the end of said quarter.

       4.19 Insurance. Part 4.19 of the Disclosure Schedule sets forth a complete and correct list of all Insurance Policies, which are currently in effect covering the assets, the business, operations, employees, officers and managers of Greenstone and complete and correct copies of all such Insurance Policies have been delivered or made available to Kupper. Part 4.19 of the Disclosure Schedule also sets forth a true and complete list of claims made in respect of such Insurance Policies during the two (2) years prior to the date hereof. Except as set forth in Part 4.19 of the Disclosure Schedule, there is no claim pending under any of such Insurance Policies. All premiums due under all such Insurance Policies have been paid and, to Greenstone's Knowledge, Greenstone is otherwise in compliance with the terms and conditions of all such Insurance Policies.

       4.20 Compliance with Laws. To Greenstone's knowledge, Greenstone is not in violation of any Orders, or any Laws, of any Governmental Bodies materially and adversely affecting Greenstone's assets or its business.

       4.21 Permits. To Greenstone's knowledge, Greenstone has obtained all Permits and has made all required material registrations and filings with, any governmental body that are required for the conduct of its business, except where the failure to do so could not reasonably be expected to have a material adverse effect on Greenstone. All Permits that are required for the conduct of the Business are listed in Part 4.21 of the Disclosure Schedule and except as could not reasonably be expected to have a material adverse effect on Greenstone are in full force and effect and there are; no material violations of any Permit; and no proceeding is pending or to Greenstone's knowledge threatened to revoke or limit any Permit.

       4.22 Potential Conflicts of Interest. Except as set forth in Part 4.22 of the Disclosure Schedule, no officer or director, of Greenstone:

       (a) owns, directly or indirectly, any interest in (excepting less than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person that carries on business in competition with Greenstone anywhere in the world;

       (b) owns, directly or indirectly, in whole or in part, any material asset that Greenstone uses in the conduct of its business or any interest in any business with which Greenstone has a business relationship;

       (c) has entered into a sale and leaseback or similar transaction with Greenstone.

       4.23 Intangible Property. Part 4.23 of the Disclosure Schedule sets forth a true, correct and complete list of all trademarks, registered copyrights, service marks or trade names, patents (and all applications for any of the foregoing), permits, grants and licenses and all other intangible assets, properties and rights running to or from, or used by, Greenstone and there are no other trademarks, copyrights, service marks, trade names or other intangible assets, properties or rights that are material to Greenstone.

       4.24 Deferred Compensation. Except as set forth in Part 4.24 of the Disclosure Schedule, as of June 1, 2000, Greenstone does not owe any Deferred Compensation, or has accrued or is obligated to pay or accrue any distribution to its shareholders. Any amounts incurred or expensed since June 1, 2000 for deferred compensation were in the ordinary course of business in accordance with prior practices.

       4.25 Properties; Title. Part 4.25 of the Disclosure Schedule sets forth a complete list of all real property leased by Greenstone (the "Greenstone Real Property"). Greenstone does not own any real property. True and correct copies of leases relating to the Greenstoen Real Property (the "Greenstone Real Property Leases") have been delivered to Kupper. The Greenstone Real Property Leases are in full force and effect and to Greenstone's Knowledge neither party to any such Greenstone Real Property Leases is in material default.

       4.26 Tangible Personal Property. All tangible personal property used by Greenstone which is necessary for the operation of its business, is in good condition and repair (subject to normal wear and tear) and is adequate in quantity and quality for the operation of the business as presently conducted. There are no outstanding options, warrants, commitments, agreements or any other rights of any character, entitling any Person other than Kupper to acquire any interest in all, or any part of, such tangible property. Greenstone has good and marketable title to all such tangible property free and clear of all mortgages, pledges, liens and other encumbrances, except those described in Part 4.26 of the Disclosure Schedule.

       4.27 Customers and Suppliers. Greenstone has disclosed to Kupper the names of its ten largest customers based on revenue received by Greenstone during the six months ended April 30, 2000 (collectively, the "Major Customers"). None of the Major Customers within the last six months has overtly threatened in writing to cancel, or otherwise terminate, the relationship of such person with Greenstone.

       4.28 Depositaries; Powers of Attorney, Etc. Part 4.28 of the Disclosure Schedule sets forth (i) the name of each bank or similar entity in which Greenstone has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto, and (ii) the name of each person holding a general or special power of attorney from Greenstone and a description of the terms thereof.

       4.29 Consents. Except as set forth in Part 4.29 of the Disclosure Schedule, no approval or consent of any person, firm, entity or other body is required to be obtained by Greenstone, for the authorization, execution and delivery of this Agreement and/or the transactions contemplated hereby.

       4.30 Disclosure. The Definitive Greenstone Proxy Materials will comply with the Securities Exchange Act in all material respects. The Definitive Greenstone Proxy Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading. None of the information that Greenstone will supply specifically for use in the Definitive Greenstone Proxy Materials will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.


5  COVENANTS.

       The Parties agree as follows with respect to the period from and after the execution of this Agreement.

       5.1 General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

       5.2 Notices and Consents. Each Party will give any notices (and will cause each of its Subsidiaries to give any notices) to third parties, and will use its reasonable best efforts to obtain (and will cause each of its Subsidiaries to use its reasonable best efforts to obtain) any third party consents, that the other reasonably may request.

       5.3 Regulatory Matters and Approvals. Each of the Parties will (and Party will cause each of its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3.5 and Section 4.5 above. Without limiting the generality of the foregoing:

              5.3.1  Preparation of the Proxy Statement and Form S-4.

                     (a) Preparation. Greenstone shall prepare and file with the
              SEC not later than August 31, 2000 in accordance with the Securities Act, the registration statement on Form S-4 to be filed with the SEC by Greenstone in connection with the issuance by Greenstone of the Greenstone Shares in the Merger (the "Form S-4"). Greenstone shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Greenstone shall keep Kupper advised of the status of the filing and effectiveness of the Form S-4 and offer Kupper reasonable opportunity to comment thereon.

                     (b) Proxy Statement and Form S-4. Greenstone and, if
              reasonably requested by Greenstone, Kupper, shall jointly prepare for inclusion in the Form S-4 a prospectus/proxy statement (the "Proxy Statement"), in accordance with the Securities Exchange Act and the rules and regulations under the Securities Exchange Act, with respect to the Merger. Greenstone and Kupper shall cooperate with each other in the preparation of the Proxy Statement. Greenstone and Kupper shall use reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement, and to cause the Form S-4 to be declared effective under the Securities Act as promptly as practicable after the filing thereof with the SEC. Greenstone and Kupper shall use reasonable best efforts to cause the Proxy Statement to be mailed to the shareholders of Kupper (if applicable) and the shareholders of Greenstone, as determined by Greenstone, at the earliest practicable date after the Form S-4 is declared effective by the SEC.

                     (c) Greenstone's Actions. Greenstone shall, as promptly as practicable, take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Greenstone Shares in connection with the Merger, and Kupper shall furnish all information concerning Kupper as may be reasonably requested in connection with any such action. Greenstone shall keep Kupper advised of the status of any actions taken under any applicable state securities laws.

              5.3.2 Special Corporate Meetings. Kupper will call a special meeting of its stockholders (the "Special Kupper Meeting") as soon as reasonably practicable in order that the stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger and Repurchase in accordance with the Missouri Corporation Law. Greenstone will call a special meeting of its stockholders (the "Special Greenstone Meeting") as soon as reasonably practicable in order that the stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger and Repurchase in accordance with the New York Business Corporation Law.

              5.3.3 Operation of Business. Each Party will not (and will not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

                     (i) except as contemplated by this Agreement none of Kupper, Greenstone or their respective Subsidiaries will authorize or effect any change in its charter or bylaws;

                     (ii) none of Kupper, Greenstone or their respective Subsidiaries will grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding) and except the grant of options to Ron Greenstone by Greenstone as contemplated by the terms of his Employment Agreement and further except for the conversion of Kupper options to Greenstone options pursuant to Section 5.9;

                     (iii) none of Kupper, Greenstone or their respective Subsidiaries will declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

                     (iv) none of Kupper, Greenstone or their respective Subsidiaries, without written approval from each of the Parties, will issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business except that Kupper may borrow funds for the Repurchase and pledge the assets of Kupper as Collateral in connection therewith;

                     (v) except as set forth in (iv) above, none of Kupper, Greenstone or their respective Subsidiaries will impose any Security Interest upon any of its assets outside the Ordinary Course of Business;

                     (vi) none of Kupper, Greenstone or their respective Subsidiaries will make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

                     (vii) none of Kupper, Greenstone or their respective Subsidiaries will make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

                     (viii) none of Kupper, Greenstone or their respective
              Subsidiaries will commit to any of the foregoing.

       5.4 Full Access. Each Party will (and will cause each of its Subsidiaries to) permit representatives of the other Party to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the other Party and its Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the other Party and its Subsidiaries. Each Party will treat and hold as such any Confidential Information it receives from any of the other Party and its Subsidiaries in the course of the reviews contemplated by this Section 5.4, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to the other Party all tangible embodiments (and all copies) thereof which are in its possession.

       5.5 Notice of Developments. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5.5, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

       5.6 Exclusivity. Each party will not (and will not cause or permit any of its Subsidiaries to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of any of such party and its


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

Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange); provided, however, that each party, its Subsidiaries, and their directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require. Each party shall notify the other immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

       5.7 Insurance and Indemnification.

              5.7.1 From and after the Closing, Greenstone, as the Surviving Corporation in the Merger, will (i) observe and continue to observe any indemnification provisions now existing (or as same may be hereafter expanded to the full extent of the law) in the certificates of incorporation or bylaws of either Greenstone or Kupper or this Agreement; and (ii) shall provide director and officer liability insurance which shall provide continuous and uninterrupted coverage for the full statute of limitations for any potential claims in amounts and extent of coverage equal to or better than that which is presently offered by Greenstone, which indemnification benefits and which insurance coverage shall be for the benefit of any individual who served as a director or officer of Greenstone or Kupper at any time at or prior to the Effective Time.

              5.7.2 Greenstone, as the surviving Corporation, will indemnify each individual who served as a director or officer of Greenstone or Kupper at any time at or prior to the Effective Time from and against any and all actions, suits, Proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including all court costs and attorneys' fees and expenses, resulting from, arising out of, relating to, in the nature of, or caused by this Agreement or any of the transactions contemplated herein.

       5.8 Continuity of Business Enterprise. From and after the Closing Greenstone as the surviving corporation will continue at least one significant historic business line of Kupper, or use at least a significant portion of Kupper's historic business assets in a business, in each case within the meaning of Reg. Section 1.368-1(d), except that Greenstone may transfer Kupper's historic business assets (i) to a corporation that is a member of Greenstone's "qualified group," within the meaning of Reg. Section 1.368-1(d)(4)(ii), or (ii) to a partnership if (A) one or more members of Greenstone's "qualified group" have active and substantial management functions as a partner with respect to Kupper's historic business or (B) members of Greenstone's "qualified group" in the aggregate own an interest in the partnership representing a significant interest in Kupper's historic business, in each case within the meaning of Reg.
Section 1.368-1(d)(4)(iii).

       5.9 Shareholders Agreements. At or prior to the Closing, Kupper shall cause all Shareholders Agreements (a/k/a Stock Option Agreements or Restriction Agreements) dated April 30, 1993, May 6, 1997, March 4, 1997, September 2, 1997, October 30, 1998 and February 8, 2000 ("Stockholder Agreements") all of which are set forth in Part 5.9 of the Disclosure Schedule to be terminated. Notwithstanding the foregoing, Greenstone shall grant replacement options as provided in Section 2.4.7.


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


6      CONDITIONS TO OBLIGATION TO CLOSE.

       6.1 Conditions to Obligation of Greenstone. The obligation of Greenstone to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

              6.1.1 this Agreement and the Merger shall have received the Requisite Kupper Stockholder Approval;

              6.1.2 the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

              6.1.3 Kupper shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

              6.1.4 this Agreement and the Merger shall have received the Requisite Greenstone Stockholder Approval;

              6.1.5 the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3.5 and Section 4.5 above;

              6.1.6 Greenstone shall have received from counsel to Kupper an opinion in form and substance as set forth in Exhibit G attached hereto, addressed to Greenstone, and Dated as of the Closing Date;

              6.1.7 all actions to be taken by Kupper in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Greenstone.

              6.1.8 Since the Kupper Most Recent Fiscal Quarter End, there shall not have been any material adverse change in the in the business, properties, prospects, assets, liabilities, condition (financial or otherwise) or results of operations of Kupper, and no event shall have occurred or circumstance exist that could, individually or in the aggregate, reasonably be expected to result in such a material adverse change.

              6.1.9 Since the date of this Agreement, there must not have been commenced or threatened against Greenstone, or against any Person affiliated with Greenstone, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with the Merger or the transactions contemplated in this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with the Merger or the transactions contemplated in this Agreement.

              6.1.10 Each of Ronald M. Greenstone and Gary C. Roberts shall have received Employment Agreements in the form of Exhibit H and Exhibit I, respectively, duly executed by Greenstone as the Surviving Entity.

              6.1.11 Greenstone may waive any condition specified in this
Section 6.1 if it executes a writing so stating at or prior to the Closing.

       6.2 Conditions to Obligation of Kupper. The obligation of Kupper to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

              6.2.1 this Agreement and the Merger shall have received the Requisite Greenstone Stockholder Approval;

              6.2.2 Each of Ronald M Greenstone and Gary C. Roberts shall have delivered executed employment agreements in the form required under Section 6.1.10, which agreements become effective at the Effective Time;

              6.2.3 the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

              6.2.4 Greenstone shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

              6.2.5 this Agreement and the Merger shall have received the Requisite Kupper Stockholder Approval;

              6.2.6 the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3.5 and Section 4.5 above;

              6.2.7 Kupper shall have received from counsel to Greenstone an opinion in form and substance as set forth in Exhibit J attached hereto, addressed to Kupper, and dated as of the Closing Date;

              6.2.8 all actions to be taken by Greenstone in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Kupper.

              6.2.9 Since the Greenstone Most Recent Fiscal Quarter End, there shall not have been any material adverse change in the in the business, properties, prospects, assets, liabilities, condition (financial or otherwise) or results of operations of Greenstone, and no event shall have occurred or circumstance exist that could, individually or in the aggregate, reasonably be expected to result in such a material adverse change.

              6.2.10 Since the date of this Agreement, there must not have been commenced or threatened against Kupper, or against any Person affiliated with Kupper, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with the Merger or the transactions contemplated in this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with the Merger or the transactions contemplated in this Agreement.

              6.2.11 Kupper may waive any condition specified in this Section
6.2 if it executes a writing so stating at or prior to the Closing.

       6.3 Conditions to Obligations of Both Parties. The respective obligations of each party to consummate the transaction to be performed by it hereunder in connection with the Closing are subject to satisfaction of the following conditions:

              6.3.1 The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no Proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission.


7  TERMINATION.

       7.1 Termination of Agreement. Either of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

              7.1.1 the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

              7.1.2 Greenstone may terminate this Agreement by giving written notice to Kupper at any time prior to the Effective Time (A) in the event Kupper has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Greenstone has notified Kupper of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 31, 2000, by reason of the failure of any condition precedent under
Section 6.1 hereof (unless the failure results primarily from Greenstone breaching any representation, warranty, or covenant contained in this Agreement);

              7.1.3 Kupper may terminate this Agreement by giving written notice to Greenstone at any time prior to the Effective Time (A) in the event Greenstone has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Kupper has notified Greenstone of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 31, 2000, by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from Kupper breaching any representation, warranty, or covenant contained in this Agreement); or

              7.1.4 any Party may terminate this Agreement by giving written notice to the other Party at any time after the Special Greenstone Meeting or the Special Kupper Meeting in the event this Agreement and the Merger fail to receive the Requisite Greenstone Stockholder Approval or the Requisite Kupper Stockholder Approval respectively.

       7.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5.4 above shall survive any such termination and further provided that within fifteen (15) days after written demand therefor reimburse Greenstone for one half (50%) of all legal and accounting fees incurred by it in connection with the preparation, distribution and filing of any and all documents with the SEC in connection with this transaction provided that Greenstone is not in default under this Agreement.


8  MISCELLANEOUS.

       8.1 Survival. All of the representations, warranties, and covenants of the Parties (other than the provisions in Section 2 above concerning issuance of Greenstone Shares, the provisions in Section 5.7 above concerning insurance and indemnification, and the provisions in Section 5.8 above concerning certain requirements for a tax-free reorganization) will survive the Effective Time for a period of six (6) months.

       8.2 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

       8.3 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that (i) the provisions in
Section 2 above concerning issuance of Greenstone Shares and the provisions in
Section 5.8 above concerning certain requirements for a tax-free reorganization are intended for the benefit of Greenstone and Kupper Stockholders and (ii) the provisions in Section 5.7 above concerning insurance and indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

       8.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

       8.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

       8.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

       8.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.


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

       8.8 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

       If to Greenstone:    Greenstone Roberts Advertising, Inc.
                            401 Broadhollow Road
                            Melville, NY 11747
                            Attn: Mr. Ronald M. Greenstone

       With copies to:   Forchelli, Curto, Schwartz, Mineo, Carlino & Cohn, LLP
                            330 Old Country Road
                            Mineola, NY  11501
                            Attn: Anthony V. Curto, Esq.

       If to Kupper:        Kupper Parker Communications, Incoporated
                            8301 Maryland Avenue
                            Clayton, Missouri 63105
                            Attn: John Rezich

       With a copy to:   Armstrong Teasdale LLP
                            One Metropolitan Square
                            St. Louis, Missouri 63102
                            Attn.: A.J. Chivetta

       Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

       8.9 Governing Law/Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

       8.10 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the New York Business Corporation Law and the Missouri Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

       8.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

       8.12 Expenses. Except as otherwise provided herein, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

       8.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

       8.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                            [Signature Page Follows.]

       IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

GREENSTONE                                         KUPPER

Greenstone Roberts Advertising, Inc.               Kupper Parker Communications,
                                                         Incorporated


By /s/ Bruce Kupper                                By /s/ Ronald Greenstone

Name Bruce Kupper                                  Name Ronald Greenstone

Title Chief Executive Officer                      Title Chairman


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


LIST OF EXHIBITS

        Exhibit A      -      Certificate of Merger - New York
        Exhibit B      -      Articles of Merger - Missouri
        Exhibit C      -      Amended Certificate of Incorporation of Greenstone
        Exhibit D      -      Amended Bylaws
        Exhibit E      -      List of Directors and Officers
        Exhibit F      -      Permitted Investments
        Exhibit G      -      Form of Opinion of Counsel to Kupper
        Exhibit H      -      Employment Agreement for Ronald M. Greenstone
        Exhibit I      -      Employment Agreement for Gary C. Roberts
        Exhibit J      -      Form of Opinion of Counsel to Greenstone

                                                                         ANNEX B

             Amendment to Certificate of Incorporation of Greenstone


       The certificate of incorporation shall be amended to change the name of the Surviving Corporation to Kupper Parker Communications, Incorporated to accomplish the foregoing amendment, paragraph FIRST of the certificate of incorporation shall be and hereby is amended to read in its entirety as follows:



       "FIRST: The name of the corporation is "Kupper Parker Communications, Incorporated."


       In addition, the first sentence of Article NINTH shall be amended to delete the words "consisting of not less than six (6) persons"

                                                                         ANNEX C

                  Employment Agreement for Ronald M. Greenstone


AGREEMENT, made as of _________________, 2000, by and between Kupper Parker Communications Inc., a New York corporation, with a business address of 8301 Maryland Avenue, Clayton, Missouri 63105 (the "Corporation"), and Ronald M. Greenstone, an individual residing at 2467 N.W. 62nd Street, Boca Raton, Florida 33496 (the "Executive").

W I T N E S S E T H :

WHEREAS, the Corporation desires to employ the Executive, and the Executive is agreeable to accepting such employment, under the terms of this Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties agree as follows:

1. The Corporation employs the Executive, and the Executive agrees to serve the Corporation, for a period (the "Period of Employment") of two (2) years commencing on the date hereof, ending at 12:00 midnight on the second anniversary thereof (the "Termination Date").

2. During the Period of Employment hereunder, the Executive shall be employed by the Corporation as the Chief Executive Officer of the Long Island operations of the Corporation, and, except as hereinafter provided, shall devote eighty (80%) percent of a usual full-time Monday through Friday work week to the business and affairs of the Corporation, use his best efforts consistent with such time requirements to promote the business of the Corporation, hold the offices in the Corporation to which from time to time he may be elected or appointed, and perform such executive duties as shall be assigned to him by the Board of Directors of the Corporation, provided such duties are consistent with those currently being performed by the Executive contemporaneously with the execution of this Agreement. All such requests or instructions for services to be performed by the Executive (consistent with the terms hereof) shall be made solely by Bruce D. Kupper to whom Executive shall report. In connection with the performance of his duties hereunder, the Executive, from time to time, may be required to travel both within and outside of the United States of America, provided however that the Executive shall not be required to travel more than ten (10) consecutive days in any calendar month throughout the term hereof. In addition, the Executive may render such services from Executive's home in Boca Raton, Florida or from the Corporation's office on Long Island, New York, provided, however, that Executive shall not be required to render such services from any location other than his home in Boca Raton, Florida for more than One Hundred (100) days per year during the term hereof.

       2.1. The Executive shall be reimbursed for all travel and other expenses incidental to the performance of services hereunder in accordance with the usual practices of the Corporation and all expenses so reimbursed shall be deemed to have been approved. Such expenses shall be reimbursed either by the Corporation providing the Executive a corporate credit card to use for such expenses or upon presentation by the Executive of invoices, vouchers or other documents evidencing such expenses. In addition, in the event that the Executive is requested by the Corporation to perform services in Long Island, New York, the Executive will be reimbursed for:
              (i) all commuting expenses between his home in Boca Raton, Florida and the Corporation's Long Island office, including without limitation, airfare, car service, car rental, parking and other similar expenses; and (ii) all expenses incident or relating to the maintenance by Executive of an apartment on Long Island, including, without limitation, rent, maintenance, telephone, utilities, etc. all of which expenses shall be reimbursed promptly upon presentation by the Executive of invoices/vouchers evidencing such expenses. The Corporation shall pay 100% of the costs of Executive's participation in the Corporation's medical and dental insurance plans in existence on the execution of this Agreement. The Executive shall be entitled to vacations in accordance with the Corporation's existing vacation policy (provided, however, that his vacation time shall not be less than four (4) weeks per year). The Corporation shall provide the Executive with reasonable perquisites suitable to the office which he holds.

3. The Corporation shall compensate the Executive for the services to be rendered by him hereunder, including all services to be rendered as an officer or director of the Corporation, by paying the Executive a salary at the rate of not less than Two Hundred Fifteen Thousand and No/100 Dollars ($215,000.00) per annum. Such salary shall be payable in accordance with the usual salary payment practices of the Corporation or as otherwise determined by the Board of Directors, but no less frequently than monthly.

4. In the event the Executive is terminated by the Corporation prior to the Termination Date (a "Cessation of Employment") otherwise than for "cause" (as hereinafter defined in Paragraph 8):

       4.1. The Corporation shall within five (5) days of the Cessation of Employment pay to the Executive a lump sum payment of Two Hundred and Fifty Thousand and no/100 Dollars ($250,000.00), as a special severance and termination payment which amount shall be paid in addition to and not in lieu of any other amounts payable to the Executive by the Corporation; and

       4.2. For the entire remaining portion of the then current Period of Employment, the Corporation shall continue to pay to the Executive the salary then being paid by the Corporation to the Executive pursuant to the provisions of Paragraph 3 prior to the date of the Cessation of Employment; and

       4.3. For the entire remaining portion of the then current Period of Employment, the Executive shall continue to be eligible to, and shall participate in, all employee benefit programs of the Corporation in which the Executive participated prior to the date of the Cessation of Employment including, without limitation, all savings, life, accident, medical and dental insurance plans and programs; and the Executive shall be entitled to make whatever elections may be available to him with respect to his interests in savings and comparable plans. In addition, for the entire remaining portion of the then current Period of Employment, the Corporation shall pay 100% of the costs of the Executive's participation in the Corporation's medical and dental insurance plans.

       4.4. If, by the Termination Date, the Corporation and the Executive have not entered into a mutually acceptable written renewal employment agreement for a period of at least one year beyond the Termination Date (a "Renewal Agreement"), the Corporation shall pay to the Executive, on or before the fifth day following the Termination Date, in one lump sum as a special severance and termination payment, the amount of Two Hundred Fifty Thousand no/100 Dollars ($250,000.00), which amount shall be in addition to, and not in lieu of, any other amounts payable to the Executive by the Corporation. Neither the Corporation nor the Executive shall have any obligation to consider or negotiate a Renewal Agreement, and the Corporation shall be obligated to make this special severance and termination payment whether or not there is any attempt to negotiate a Renewal Agreement and irrespective of the reasons the parties do not enter into such a Renewal Agreement.

5. In the event of the Executive's death during the term hereof, this Agreement shall terminate on the date of death of the Executive.

6. During the term of the Executive's employment hereunder and for a period of twelve (12) months following the end of the employment period (the "Restricted Period"), the Executive shall not engage in or carry on, directly or indirectly, either for himself or as a member of a partnership or as a stockholder, investor, lender, officer or director of a corporation (other than the Corporation), or as an employee or agent of, or consultant to, any person, partnership or corporation (other than the Corporation), or in any capacity on behalf of any trust or other organization or entity, any business in competition with (as defined below) the Corporation as long as any like business is carried on by the Corporation or by any person, corporation, partnership, trust or other organization or entity deriving title to the good will of such business, directly or indirectly, from the Corporation; provided, however, that nothing herein contained shall prevent the Executive from purchasing securities of any publicly-owned company, the securities of which are listed on a national securities exchange or registered pursuant to
       Section 12 (g) of the Securities Exchange Act of 1934, as amended, but the total holding of any such security so listed or registered shall be limited to one (1%) percent of the amount of any such security outstanding. The Executive may make investments, without restriction on amount, in non- competitive private businesses. The term "in competition with" as used in this Agreement shall mean a business which is conducted anywhere within the State of Florida or the State of New York and is engaged in the business of providing advertising or public relations services.

7. To induce the Corporation to execute and deliver this Agreement, and to protect the trade secrets and the business of the Corporation, the Executive hereby covenants and agrees that during the Restricted Period, the Executive will not, whether for the Executive's own account or for the account of any other person, solicit business in competition with the business of the Corporation, from any person known by the Executive to be a customer of the Corporation, whether or not the Executive had personal contact with such person during and by reason of the Executive's employment with the Corporation.

8. For the purposes of this Agreement, the term "for cause" shall mean, and be limited exclusively to, the following actions by the Executive: fraud; misappropriation of funds or property of the Corporation for his own use; embezzlement of the Corporation's property; or a willful, deliberate and intentional material breach by Executive of the obligations to be performed by him of Paragraphs 2, 6, 7, 9, 10 or 11 of this Agreement. A mere allegation by the Corporation shall not be sufficient; the burden of proving that a termination is "for cause" shall be on the Corporation. It is specifically agreed that "cause" shall not include any act of commission or omission by the Executive in the exercise of Executive's business judgement as a senior executive of the Corporation or a member of the Board of Directors of the Corporation.

       It is further specifically agreed that a termination of this Agreement by virtue of Employee's inability to perform his duties because of total or partial disability shall not be a termination "for cause", it being specifically understood and agreed that the Executive (or his estate) shall be paid the special severance and termination payment provided for in paragraph 4.1 and the Executive shall have the rights provided for under paragraph 4.3 (but not the right to continued salary under paragraph 4.2) if the Executive's employment is terminated for such reasons.

       It is further specifically agreed that the Corporation shall be conclusively precluded from contending that the Executive committed a willful, deliberate and intentional breach of his obligations under Paragraph 2 of this Agreement unless the Corporation has given the Executive written notice of the claimed breach, specifying the conduct alleged to comprise willful, deliberate and intentional material breach, at least thirty (30) days prior to the termination and the conduct continues or is repeated after the Executive's receipt of such notice.

       If the Corporation withholds the special severance payment to Executive, or any other payment which would be due to the Executive absent termination "for cause", and the Corporation does not prevail on its contention that Executive's employment was terminated for cause or any other defense to payment, then the Corporation shall be liable for all legal expenses, including reasonable attorney's fees, incurred by the Executive to enforce the payment obligation.

9. The Executive agrees that any and all systems, work-in-progress, inventions, discoveries, improvements, processes, compounds, formulae, patents, copyrights and trademarks, made, discovered or developed by him, solely or jointly with others, or otherwise, during the Employment Period by the Corporation, and which may be useful in or relate to any business of the Corporation, shall be fully disclosed by the Executive to the Board of Directors of the Corporation, and shall be the sole and absolute property of the Corporation, and the Corporation will be the sole and absolute owner thereof. The Executive agrees that at all times, both during the Period of Employment and after the termination of his employment, he will keep all of the same secret from everyone except the Corporation and will disclose the same to no one except as required for the business of the Corporation or unless otherwise authorized in writing by the Board of Directors or the Chairman of the Board of Directors of the Corporation, unless such information shall have become public knowledge or shall have become known generally to competitors through sources other than the Executive.

10. The Executive agrees, at the request of the Corporation, to make application in due form for United States Letters Patent and foreign Letters Patent on any of said systems, inventions, discoveries, improvements, processes, compounds and formulae, and to assign to the Corporation all of his right, title and interest in and to said systems, inventions, discoveries, improvements, processes, compounds, formulae and patent applications therefor or any patents thereon, and to execute at any and all times any and all instruments, and to do any and all acts necessary, or which the Corporation may deem desirable, in connection with such application of letters Patent, to establish and perfect in the Corporation the entire right, title and interest in and to said systems, inventions, discoveries, improvements, processes, compounds, formulae and patent applications therefor or patents thereon or in the conduct of any proceedings or litigation in regard thereto. It is understood and agreed that all costs and expenses, including, but not limited to, reasonable attorney's fees, incurred at the request of the Corporation in connection with any action taken by the Executive pursuant to this Paragraph 10, shall be borne by the Corporation.

11. The Executive agrees that, during or after the termination of this Agreement, he shall not divulge, use, furnish or make accessible to any person, corporation, partnership, trust or other organization or entity, any information, trade secrets, technical data or know-how relating to the business, business practices, methods, products, processes, equipment or any confidential or secret aspect of the business of the Corporation without the prior written consent of the Corporation, unless such information shall have become public knowledge or shall have become known generally to competitors of the Corporation through sources other than the Executive.

12. The Executive shall be entitled to participate in the life insurance, dental, 401(k) and major medical group plans of the Corporation, and in each other employee benefit plan that the Corporation has or may establish and maintain for the benefit of the employees of the Corporation. Notwithstanding the foregoing, the Executive shall receive health insurance benefits equal to or better than those presently being provided to the Executive.

13. The Executive agrees that the Corporation may procure life insurance on the life of the Executive, in such amount as the Corporation may deem appropriate, with the Corporation named as the sole beneficiary under such policy or policies. The Executive agrees that upon request from the Corporation, he will submit to a physical examination and will execute such applications and other documents as may be required for the procurement of such insurance.

14. The Executive acknowledges that he has been employed for his unique talents and that his leaving the employ of the Corporation would seriously hamper the business of the Corporation.

15. This Agreement sets forth the entire Agreement and understanding between the parties and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them concerning the subject matter hereof. No variation hereof shall be deemed valid unless in writing and signed by the party to be bound thereby and no discharge of the terms hereof shall be deemed valid unless by full performance by the parties or by a writing signed by both parties. No waiver by a party of any breach by the other party of any provision or condition of this Agreement by him or its to be performed shall be deemed a waiver of the breach of a similar or dissimilar provision or condition at the same time or any prior or subsequent time or of the provision or condition itself. Nothing contained herein shall prevent the Corporation from waiving any requirement that the Executive perform the services required hereunder; provided, however, that any such waiver shall be in writing.

16. All notices relating to this Agreement shall be in writing and shall be deemed to have been given at the time when delivered personally, against appropriate receipt, or when mailed in any general or branch office of the United States Postal Service, by registered or certified mail, postage prepaid, return receipt requested, addressed to the address of the other party hereinbefore set forth, or to such changed address as the other party may fix by notice; provided, however, that any notice of change of address shall be effective only upon receipt.

17. This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, including, without limitation, any corporation which may acquire all or substantially all of the Corporation's assets and business or with or into which the Corporation may be consolidated or merged, and the Executive his heirs, executors, administrators and legal representative, provided that the obligations of the Executive hereunder may not be delegated.

18. If any provision of this Agreement or the application of any provision to this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision, unless such declaration shall substantially impair the benefit of the remaining portions of this Agreement.

19. This Agreement shall be governed by the laws of the State of New York governing contracts made to be performed in such State without giving effect to principles of conflicts of law.

20. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be the same Agreement.

       IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first set forth above.

       KUPPER PARKER COMMUNICATIONS, INCOPORATED



       By:

Name:  Bruce D. Kupper                         Ronald M. Greenstone
Title: Chief Executive Office

                    Employment Agreement for Gary C. Roberts

AGREEMENT, made as of _________________, 2000, by and between Kupper Parker Communications Inc., a New York corporation, with a business address of 8301 Maryland Avenue, Clayton, Missouri 63105 (the "Corporation"), and Gary Roberts, an individual residing at 22 Schoolhouse Lane, Roslyn Heights, NY 11577 (the "Executive").

                              W I T N E S S E T H :

WHEREAS, the Corporation desires to employ the Executive, and the Executive is agreeable to accepting such employment, under the terms of this Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties agree as follows:


The Corporation employs the Executive, and the Executive agrees to serve the Corporation, for a period (the "Period of Employment") of two (2) years commencing on the date hereof, ending at 12:00 midnight on the second anniversary thereof (the "Termination Date").

1. During the Period of Employment hereunder, the Executive shall be employed by the Corporation as the President of the Long Island operations of the Corporation, and, except as hereinafter provided, shall devote his full time and attention to the business and affairs of the Corporation, use his best efforts consistent with such time requirements to promote the business of the Corporation, hold the offices in the Corporation to which from time to time he may be elected or appointed, and perform such executive duties as shall be assigned to him by the Board of Directors of the Corporation, provided such duties are consistent with those currently being performed by the Executive contemporaneously with the execution of this Agreement. All such requests or instructions for services to be performed by the Executive (consistent with the terms hereof) shall be made solely by Ronald M. Greenstone to whom Executive shall report or if Ronald M. Greenstone shall have terminated his employment then in that event the Executive shall report to Bruce D. Kupper. In connection with the performance of his duties hereunder, the Executive, from time to time, may be required to travel both within and outside of the United States of America, provided however that the Executive shall not be required to travel more than ten (10) consecutive days in any calendar month throughout the term hereof.

       1.1. The Executive shall be reimbursed for all travel and other expenses incidental to the performance of services hereunder in accordance with the usual practices of the Corporation and all expenses so reimbursed shall be deemed to have been approved. Such expenses shall be reimbursed either by the Corporation providing the Executive a corporate credit card to use for such expenses or upon presentation by the Executive of invoices, vouchers or other documents evidencing such expenses. The Corporation shall pay 100% of the costs of the Executive's participation in the Corporation's medical and dental insurance plans in existence on the execution date of this Agreement. The Executive shall be entitled to vacations in accordance with the Corporation's existing vacation policy (provided, however, that his vacation time shall not be less than four (4) weeks per year). The

              Corporation shall provide the Executive with reasonable perquisites suitable to the office which he holds.

2. The Corporation shall compensate the Executive for the services to be rendered by him hereunder, including all services to be rendered as an officer or director of the Corporation, by paying the Executive a salary at the rate of not less than Two Hundred Forty Thousand and No/100 Dollars ($240,000.00) per annum. Such salary shall be payable in accordance with the usual salary payment practices of the Corporation or as otherwise determined by the Board of Directors, but no less frequently than monthly

3. In the event the Executive is terminated by the Corporation prior to the Termination Date (a "Cessation of Employment) otherwise than for "cause" (as hereinafter defined in Paragraph 8):

       3.1. The Corporation shall within five (5) days of the Cessation of Employment pay to the Executive a lump sum payment of Two Hundred and Twenty-five Thousand and no/100 Dollars ($225,000.00), as a special severance and termination payment which amount shall be paid in addition to and not in lieu of any other amounts payable to the Executive by the Corporation; and

       3.2. For the entire remaining portion of the then current Period of Employment, the Corporation shall continue to pay to the Executive the salary then being paid by the Corporation to the Executive pursuant to the provisions of Paragraph 3 prior to the date of the Cessation of Employment; and

       3.3. For the entire remaining portion of the then current Period of Employment, the Executive shall continue to be eligible to, and shall participate in, all employee benefit programs of the Corporation in which the Executive participated prior to the date of the Cessation of Employment including, without limitation, all savings, life, accident, medical and dental insurance plans and programs; and the Executive shall be entitled to make whatever elections may be available to him with respect to his interests in savings and comparable plans. In addition, for the entire remaining portion of the then current Period of Employment, the Corporation shall pay 100% of the costs of the Executive's participation in the Corporation's medical and dental insurance plans.

       3.4. If by the Termination Date, the Corporation and the Executive have not entered into a mutually acceptable written renewal employment agreement for a period of at least one year beyond the Termination Date (a "Renewal Agreement"), the Corporation shall pay to the Executive, on or before the fifth day following the Termination Date, in one lump sum as a special severance and termination payment, the amount of Two Hundred Twenty-five Thousand and no/100 Dollars ($225,000.00), which amount shall be in addition to, and not in lieu of, any other amounts payable to the Executive by the Corporation. Neither the Corporation nor the Executive shall have any obligation to consider or negotiate a Renewal Agreement, and the Corporation shall be obligated to make this special severance and termination payment whether or not there is any attempt to negotiate a Renewal Agreement and irrespective of the reasons the parties do not enter into such a Renewal Agreement.

4. In the event of the Executive's death during the term hereof, this Agreement shall terminate on the date of death of the Executive.

5. During the term of the Executive's employment hereunder and for a period of twelve (12) months following the end of the employment period (the "Restricted Period"), the Executive shall not engage in or carry on, directly or indirectly, either for himself or as a member of a partnership or as a stockholder, investor, lender, officer or director of a corporation (other than the Corporation), or as an employee or agent of, or consultant to, any person, partnership or corporation (other than the Corporation), or in any capacity on behalf of any trust or other organization or entity, any business in competition with (as defined below) the Corporation as long as any like business is carried on by the Corporation or by any person, corporation, partnership, trust or other organization or entity deriving title to the good will of such business, directly or indirectly, from the Corporation; provided, however, that nothing herein contained shall prevent the Executive from purchasing securities of any publicly-owned company, the securities of which are listed on a national securities exchange or registered pursuant to
       Section 12 (g) of the Securities Exchange Act of 1934, as amended, but the total holding of any such security so listed or registered shall be limited to one (1%) percent of the amount of any such security outstanding. The Executive may make investments, without restriction on amount, in non- competitive private businesses. The term "in competition with" as used in this Agreement shall mean a business which is conducted anywhere within the State of Florida or the State of New York and is engaged in the business of providing advertising or public relations services.

6. To induce the Corporation to execute and deliver this Agreement, and to protect the trade secrets and the business of the Corporation, the Executive hereby covenants and agrees that during the Restricted Period, the Executive will not, whether for the Executive's own account or for the account of any other person, solicit business in competition with the business of the Corporation, from any person known by the Executive to be a customer of the Corporation, whether or not the Executive had personal contact with such person during and by reason of the Executive's employment with the Corporation.

7. For the purposes of this Agreement, the term "for cause" shall mean, and be limited exclusively to, the following actions by the Executive: fraud; misappropriation of funds or property of the Corporation for his own use; embezzlement of the Corporation's property; or a willful, deliberate and intentional material breach by Executive of the obligations to be performed by him of Paragraphs 2, 6, 7, 9, 10 or 11 of this Agreement. A mere allegation by the Corporation shall not be sufficient; the burden of proving that a termination is "for cause" shall be on the Corporation. It is specifically agreed that "cause" shall not include any act of commission or omission by the Executive in the exercise of Executive's business judgement as a senior executive of the Corporation or a member of the Board of Directors of the Corporation.

       It is further specifically agreed that a termination of this Agreement by virtue of Employee's inability to perform his duties because of total or partial disability shall not be a termination "for cause", it being specifically understood and agreed that the Executive (or his estate) shall be paid the special severance and termination payment provided for in paragraph 4.1 and the Executive shall have the rights provided for under paragraph 4.3 (but not the right to continued salary under paragraph 4.2) if the Executive's employment is terminated for such reasons.

       It is further specifically agreed that the Corporation shall be conclusively precluded from contending that the Executive committed a willful, deliberate and intentional breach of his obligations under Paragraph 2 of this Agreement unless the Corporation has given the Executive written notice of the claimed breach, specifying the conduct alleged to comprise willful, deliberate and intentional material breach, at least thirty (30) days prior to the termination and the conduct continues or is repeated after the Executive's receipt of such notice.

       If the Corporation withholds the special severance payment to Executive, or any other payment which would be due to the Executive absent termination "for cause", and the Corporation does not prevail on its contention that Executive's employment was terminated for cause or any other defense to payment, then the Corporation shall be liable for all legal expenses, including reasonable attorney's fees, incurred by the Executive to enforce the payment obligation.

8. The Executive agrees that any and all systems, work-in-progress, inventions, discoveries, improvements, processes, compounds, formulae, patents, copyrights and trademarks, made, discovered or developed by him, solely or jointly with others, or otherwise, during the Employment Period by the Corporation, and which may be useful in or relate to any business of the Corporation, shall be fully disclosed by the Executive to the Board of Directors of the Corporation, and shall be the sole and absolute property of the Corporation, and the Corporation will be the sole and absolute owner thereof. The Executive agrees that at all times, both during the Period of Employment and after the termination of his employment, he will keep all of the same secret from everyone except the Corporation and will disclose the same to no one except as required for the business of the Corporation or unless otherwise authorized in writing by the Board of Directors or the Chairman of the Board of Directors of the Corporation, unless such information shall have become public knowledge or shall have become known generally to competitors through sources other than the Executive.

9. The Executive agrees, at the request of the Corporation, to make application in due form for United States Letters Patent and foreign Letters Patent on any of said systems, inventions, discoveries, improvements, processes, compounds and formulae, and to assign to the Corporation all of his right, title and interest in and to said systems, inventions, discoveries, improvements, processes, compounds, formulae and patent applications therefor or any patents thereon, and to execute at any and all times any and all instruments, and to do any and all acts necessary, or which the Corporation may deem desirable, in connection with such application of letters Patent, to establish and perfect in the Corporation the entire right, title and interest in and to said systems, inventions, discoveries, improvements, processes, compounds, formulae and patent applications therefor or patents thereon or in the conduct of any proceedings or litigation in regard thereto. It is understood and agreed that all costs and expenses, including, but not limited to, reasonable attorney's fees, incurred at the request of the Corporation in connection with any action taken by the Executive pursuant to this Paragraph 10, shall be borne by the Corporation.

10. The Executive agrees that, during or after the termination of this Agreement, he shall not divulge, use, furnish or make accessible to any person, corporation, partnership, trust or other organization or entity, any information, trade secrets, technical data or know-how relating to the business, business practices, methods, products, processes, equipment or any confidential or secret aspect of the business of the Corporation without the prior written consent of the Corporation, unless such information shall have become public knowledge or shall have become known generally to competitors of the Corporation through sources other than the Executive.

11. The Executive shall be entitled to participate in the life insurance, dental, 401(k) and major medical group plans of the Corporation, and in each other employee benefit plan that the Corporation has or may establish and maintain for the benefit of the employees of the Corporation. Notwithstanding the foregoing, the Executive shall receive health insurance benefits equal to or better than those presently being provided to the Executive.

12. The Executive agrees that the Corporation may procure life insurance on the life of the Executive, in such amount as the Corporation may deem appropriate, with the Corporation named as the sole beneficiary under such policy or policies. The Executive agrees that upon request from the Corporation, he will submit to a physical examination and will execute such applications and other documents as may be required for the procurement of such insurance.

13. The Executive acknowledges that he has been employed for his unique talents and that his leaving the employ of the Corporation would seriously hamper the business of the Corporation.

14. This Agreement sets forth the entire Agreement and understanding between the parties and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them concerning the subject matter hereof. No variation hereof shall be deemed valid unless in writing and signed by the party to be bound thereby and no discharge of the terms hereof shall be deemed valid unless by full performance by the parties or by a writing signed by both parties. No waiver by a party of any breach by the other party of any provision or condition of this Agreement by him or its to be performed shall be deemed a waiver of the breach of a similar or dissimilar provision or condition at the same time or any prior or subsequent time or of the provision or condition itself. Nothing contained herein shall prevent the Corporation from waiving any requirement that the Executive perform the services required hereunder; provided, however, that any such waiver shall be in writing.

15. All notices relating to this Agreement shall be in writing and shall be deemed to have been given at the time when delivered personally, against appropriate receipt, or when mailed in any general or branch office of the United States Postal Service, by registered or certified mail, postage prepaid, return receipt requested, addressed to the address of the other party hereinbefore set forth, or to such changed address as the other party may fix by notice; provided, however, that any notice of change of address shall be effective only upon receipt.

16. This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, including, without limitation, any corporation which may acquire all or substantially all of the Corporation's assets and business or with or into which the Corporation may be consolidated or merged, and the Executive his heirs, executors, administrators and legal representative, provided that the obligations of the Executive hereunder may not be delegated.

17. If any provision of this Agreement or the application of any provision to this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision, unless such declaration shall substantially impair the benefit of the remaining portions of this Agreement.

18. This Agreement shall be governed by the laws of the State of New York governing contracts made to be performed in such State without giving effective to principles of conflicts of law.

19. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be the same Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first set forth above.

KUPPER PARKER COMMUNICATIONS, INCOPORATED



By:
   --------------------------------                 ----------------------------
Name:  Bruce D. Kupper                              Gary Roberts
Title: Chief Executive Officer

                                                                         ANNEX D


                    AMENDMENT NO. 2 TO 1998 STOCK OPTION PLAN

              THIS INSTRUMENT, dated ____________, 2000, is an amendment to that certain 1998 Stock Option Plan of Greenstone Roberts Advertising, Inc.

       WHEREAS, Section 17 of the 1998 Stock Option Plan of Greenstone Roberts Advertising, Inc. ("Plan") permits the amendment of the Plan;

       NOW THEREFORE, in consideration of the above premises, the Plan is hereby amended as follows effective as of January 1, 1998:

1. Section 5 of the Plan is amended by the deletion of the first sentence thereof and the insertion in lieu thereof of the following:

       "The Committee may, but shall not be required to, grant, in accordance with this Plan, Options to purchase an aggregate of up to 250,000 shares, which may be either Treasury Shares or authorized but unissued Shares."

2.     Section 6 of the Plan is amended to read as follows:

              "Price.    (a) The exercise price per Share of the Shares to be
       purchased pursuant to any Option shall be fixed by the Committee at the time an Option is granted, but in no event shall it be less than the Fair Market Value of a Share on the day on which the Option is granted.
              "(b) Notwithstanding anything herein to the contrary, upon the merger of Kupper Parker Communications, Inc. ("KPCI") into the Corporation, the Committee shall convert the existing KPCI options to purchase 34 shares of KPCI shares into stock options to purchase 136,484 shares of Corporation, exercisable at any time up to December 31, 2007 at a price of $1.00 per 4,014 shares of the Corporation. "

3. Except as specifically amended hereby, the Plan shall remain in full force and effect.

       IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the day and year first above written upon the consent of the Board of Directors.


GREENSTONE ROBERTS ADVERTISING, INC.


By:
       Ronald M. Greenstone, Chairman

                                                                         ANNEX E

     SECTION 351.455 OF THE GENERAL AND BUSINESS CORPORATION LAW OF MISSOURI

351.455  Shareholder who objects to merger may demand value of shares, when.--
     1. If a shareholder of a corporation which is a party to a merger or consolidation shall file with such corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his certificate or certificates representing said shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.
     2. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.
     3. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.
     4. The right of a dissenting shareholder to be paid the fair value of his shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         (i) Limitation of Liability of Directors and Officers. Section 722 of New York Business Corporation Law ("BCL") permits a corporation to indemnify a director or officer, made a party to an action by reason of the fact that he was a director or officer of the corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation.

         (ii) Indemnification of Directors and Officers. GRAI's Certificate of Incorporation includes limitations on the liability of officers and directors, except for liability pursuant to a judgment or other final adjudication adverse to such director which establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he gained personally in fact a financial profit or other advantage to which he was not entitled or his acts violated Section 719 of the BCL. GRAI's Board of Directors has authorized the Company to provide a general indemnification of its officers, directors and employees regarding any claims or liabilities incurred in the course of their employment, subject to the foregoing provisions (see
Article II, Section 11 of the By-Laws of GRAI).

         (iii) Insurance. The Company has in effect under a policy effective August 21, 2000 and expiring on August 20,2001, insurance covering all of its directors and officers against certain liabilities and reimbursing the Company for obligations for which it occurs as a result of its indemnification of such directors, officers and employees.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      Exhibits.


                  1. (A)   Pro Forma Financial Information
                           Condensed Balance Sheets as of April 30, 2000 (unaudited) and December 31, 1999

                           Condensed Statements of Operations for the Six Months Ended April 30, 2000 and April 30, 1999 (unaudited)

                           Condensed Statements of Cash Flows for the Six Months Ended April 30, 2000 and April 30, 1999 (unaudited)

                           Notes to Interim Condensed Financial Statements (unaudited)



                     (B)   Report of Independent Auditors of GRAI

                           Consolidated Balance Sheets as of October 31, 1999 and 1998

                           Consolidated Statements of Operations for the Two Years in the Period ended October 31, 1999

                           Consolidated Statements of Changes in Stockholders' Equity for the Two Years in the Period ended October 31, 1999

                           Consolidated Statements of Cash Flows for the Two Years in the Period ended December 31, 1999

                           Notes to Consolidated Financial Statements


         2.

                 *2.1   -- Agreement and Plan of Merger Agreement dated as of
                           August 23, 2000 between GRAI and KPCI

                  3.1   -- Certificate of Incorporation, as amended (1)


                  3.2   -- Amended and Restated By-laws (1)


                  3.3   -- Amendment to the Certificate of Incorporation (2)


                  3.4   -- Amendment to By-laws



                  5.1   -- Forchelli, Curto, Schwartz, Mineo, Carlino & Cohn,
                           LLP Legal Opinion



                  8.1   -- Armstrong Teasdale LLP Tax Opinion


                 10.1   -- 1988 Stock Option Plan (1)

                 10.2   -- Amendment No. 1 to the 1988 Stock Option Plan dated
                           February 7, 1990 (1)

                 23.1   -- Consent of Independent Auditors (BDO Seidman, LLP)

                 23.2   -- Consent of Independent Auditors (Arthur Andersen)

                 99.1   -- Form of Proxy of GRAI


         (b) Financial Statement Schedules.

                  All schedules have been omitted because the required information is included in the financial statements or notes thereto or because they are not required.

         (c) Not applicable.

-----------


 * filed as Annex A; schedules to this exhibit have been omitted and will be furnished to the Commission upon request.






(1) Filed as an exhibit to GRAI's Registration Statement on Form S-18 (File No. 33-26372NY) and incorporated by reference herein.

(2) Filed as an exhibit to GRAI's Form 8-K on July 29, 1997.

ITEM 22. UNDERTAKINGS

         (A) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (B) The undersigned Registrant hereby undertakes:

                  (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                  (2) To supply by means of a post-effective amendment all information concerning a transaction, and GRAI being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 6, 2000.



                                        GREENSTONE ROBERTS ADVERTISING, INC.

                                        By:   /S/ RONALD M. GREENSTONE
                                        ........................................
                                                  RONALD M. GREENSTONE
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER


         Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                 TITLE                        DATE
---------                                 -----                        ----
/S/ RONALD M. GREENSTONE      Chairman of the Board, Chief     September 6, 2000
 ............................  Executive Officer
    Ronald M. Greenstone

/S/ GARY ROBERTS              Director, President              September 6, 2000
 ............................
    Gary Roberts


/S/ HERMAN FIALKOV            Director                         September 6, 2000
 ............................
    Herman Fialkov

                                  EXHIBIT INDEX


Exhibits:



             3.4   -- Amendment to By-Laws.....................................   E-2
             5.1   -- Forchelli, Curto, Schwartz, Mineo,
                         Carlino & Cohn, LLP Legal Opinion ....................   E-4
             8.1   -- Armstrong Teasdale LLP Tax Opinion ......................   E-5
            23.1   -- Consent of Independent Auditors (BDO Seidman, LLP) ......   E-7
            23.2   -- Consent of Independent Auditors (Arthur Andersen LLP) ...   E-8
            99.1   -- Form of Proxy of GRAI ...................................   E-9




                                      E-1